UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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COLUMBIA SPORTSWEAR COMPANY
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Columbia Sportswear Company

2026 Proxy Statement and Notice of Annual Meeting

NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:
The Board of Directors of Columbia Sportswear Company, an Oregon corporation, cordially invites you to attend our 2026 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held virtually at 3:00 p.m. Pacific Time on Wednesday, June 10, 2026. If you wish to attend the Annual Meeting by remote communication, please log into www.virtualshareholdermeeting.com/COLM2026 in advance of the meeting. Log-in will begin at 2:45 p.m. Pacific Time. To participate in the Annual Meeting, you will need your unique control number included on your proxy card (printed in the box) or on the instructions that accompanied your proxy materials. There will be no physical location for shareholders to attend.
The purpose of the meeting is to:
1.Elect ten directors;
2.Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2026;
3.Approve, by non-binding vote, executive compensation;
4.Approve the Columbia Sportswear Company Amended and Restated 2020 Stock Incentive Plan;
5.Consider a shareholder proposal described in the accompanying proxy statement, if properly presented at the meeting; and
6.Act upon any other matters that may properly come before the meeting.
Only shareholders of record at the close of business on April 6, 2026 are entitled to vote at the Annual Meeting. A list of shareholders will be available for inspection beginning on April 24, 2026 at our corporate headquarters, 14375 NW Science Park Drive, Portland, OR 97229, (503) 985-4000. If you would like to view this shareholder list, please contact us at the address or telephone number provided.
Your vote is very important. Whether or not you attend the virtual Annual Meeting, it is important that your shares are represented and voted at the meeting. Please promptly submit your vote by internet, by telephone, or by signing, dating and returning the enclosed proxy card or voting instruction form in the postage-paid envelope provided so that your shares will be represented and voted at the Annual Meeting.
By Order of the Board of Directors

Christina A. Mecklenborg
Corporate Secretary and Associate General Counsel
Portland, Oregon
April 24, 2026

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Shareholders
This Notice of Meeting, our Proxy Statement and our 2025 Annual Report to Shareholders are available free of charge at www.proxyvote.com. These materials were first sent or made available to shareholders on April 24, 2026.

Special Note Regarding Forward-Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements often use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may,” and other words and terms of similar meaning or reference future dates. The Company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and those that have been or may be described in other reports filed by the Company, including Current Reports on Form 8-K. The Company cautions that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Other
Throughout this Proxy Statement we may refer to Columbia Sportswear Company as “Columbia,” the “Company,” “we,” “us,” or “our.”
The content on any website referred to in this Proxy Statement is not incorporated by reference in this Proxy Statement unless expressly noted.

COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | i

PROXY SUMMARY
This proxy summary highlights information contained elsewhere in our Proxy Statement. For more complete information about these topics, please review our 2025 Annual Report to Shareholders and this entire Proxy Statement. This Proxy Statement was first mailed or made available to shareholders on or about April 24, 2026.
2026 Annual Meeting of Shareholders

Date, Time, and Virtual Location	Meeting Agenda
June 10, 2026 at 3:00 p.m. Pacific Time	The meeting will cover the proposals listed under voting items and Board recommendations below and any other business that may properly come before the meeting
Visit www.virtualshareholdermeeting.com/COLM2026

Record Date	Voting Eligibility
April 6, 2026	Owners of our common stock as of the Record Date are entitled to vote on all matters
Voting Items and Board Recommendations

Item	Proposal	Board Vote Recommendation	Further Details
1.	Elect ten directors	FOR ALL	p. 12
2.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2026	FOR	p. 16
3.	Approve, by non-binding vote, executive compensation	FOR	p. 49
4.	Approve the Columbia Sportswear Company Amended and Restated 2020 Stock Incentive Plan	FOR	p. 50
5.	Consider a shareholder proposal described herein, if properly presented at the meeting	AGAINST	p. 57
How to Vote
We strongly encourage you to vote. You may vote via the internet, by telephone, or, if you have received a printed version of these proxy materials, by mail. If you are a beneficial shareholder, your broker will NOT be able to vote your shares with respect to the election of directors and most of the other matters presented during the meeting unless you have given your broker specific instructions to do so. For more information, see “General Information About the Annual Meeting” on page 63 of this Proxy Statement.
2025 Business Highlights
Founded in 1938 in Portland, Oregon, as a small, family-owned, regional hat distributor, Columbia Sportswear Company has grown to become a global leader in designing, developing, marketing, and distributing outdoor, active and lifestyle products, including apparel, footwear, accessories, and equipment. We connect active people with their passions by providing them with the products they need to seek inspiration and adventure. We meet the diverse needs of our customers and consumers through our four well-known brands: Columbia®, SOREL®, Mountain Hardwear®, and prAna®.
Our products are sold in 115 countries through a mix of distribution channels. Our wholesale distribution channel consists of small, independently operated specialty outdoor and sporting goods stores, regional, national and international sporting goods chains, large regional, national and international department store chains, internet retailers, international distributors where we generally do not have our own direct operations, and certain other retailers. Our direct-to-consumer distribution channel consists of a network of branded, outlet, temporary clearance and employee retail stores, brand-specific e-commerce sites and shop-in-shop retail locations. In addition, we earn revenue through licensing certain of our trademarks across a range of apparel, accessories, equipment, footwear, and home products.
COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 1

Fiscal 2025 Financial Results

FULL YEAR 2025
GLOBAL RESULTS

TWELVE MONTHS ENDED DEC 31, 2025

NET SALES	GROSS MARGIN	OPERATING INCOME	DILUTED EPS
$3.40 billion	50.5%	$207.0 million	$3.24
+1%	+30 bps	–24%	–15%

Percentage metrics are year-over-year metrics comparing full year 2025 results to full year 2024 results.
During the year we delivered strong growth internationally and focused our U.S. efforts on the Columbia ACCELERATE Growth Strategy. In furtherance of the ACCELERATE Growth Strategy in the U.S., the Columbia brand launched new and enhanced product collections, differentiated marketing through the “Engineered for Whatever” campaign, new premium retail experiences, and a newly designed e-commerce website with enhanced features and photography.
Strategic Priorities
We continue to invest in our strategic priorities to:
❖    accelerate profitable growth;
❖    create iconic products that are differentiated, functional and innovative;
❖    drive brand engagement through increased, focused demand creation investments;
❖    enhance consumer experiences by investing in capabilities to delight and retain consumers;
❖    amplify marketplace excellence, with digitally-led, omni-channel, global distribution; and
❖    empower talent that is driven by our core values.
Continuing Strong Returns for our Shareholders
Our goal is to deliver long-term shareholder value by maintaining a strong balance sheet and a disciplined approach to capital allocation. Depending on market conditions and our strategic priorities, our capital allocation approach includes returning cash to shareholders through dividends and share repurchases. In 2025, the Company paid $66 million of dividends and repurchased $201 million of common stock.
Governance Matters
❖    Highly Qualified Board. Our directors bring a variety of different experiences to help provide effective oversight in the boardroom. In carefully crafting the make-up of our Board of Directors (the “Board”), the Nominating and Corporate Governance Committee considers the background and experiences of each candidate, and how the candidate would contribute to the overall experience of the Board. Some of the key skills of our Board are outlined below.

	Boyle	Babson	Bryant	Culver	Denson	Mansell	Nelson	Shi	Simmons	Wasson
Knowledge, Skills and Experience
Executive Leadership Experience	●		●	●	●	●	●	●	●	●
Finance / Capital Allocation	●	●	●	●	●	●	●	●	●	●
International	●	●	●	●	●		●	●	●
Supply Chain	●			●	●	●	●	●
E-Commerce / Digital / Technology	●		●	●	●	●		●	●	●
Data Protection / Cyber / IT	●	●	●	●	●				●	●
Retail / Apparel & Footwear	●	●		●	●	●	●	●	●	●
Brand / Marketing	●			●	●	●	●	●		●
Human Capital Management / Compensation	●		●	●	●	●		●	●	●
❖    Board Refreshment. The Board does not believe it should establish a limit on the number of times that a director may stand for election to the Board nor does it believe that there should be an established mandatory retirement age for Board members. However, the Nominating and Corporate Governance Committee considers the tenure of directors when determining whether candidates should stand for re-election and whether new members should be added. In addition, age is considered in conjunction with other
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criteria in determining a member’s ability to continue to serve effectively. Since January 2019, four new directors have joined the Board.
❖    Independent Board Leadership. Timothy P. Boyle, our Chief Executive Officer, also serves as Chairman of the Board. Given the combined Chairman and Chief Executive Officer roles, the Board also has a Lead Independent Director, Andy D. Bryant. As Lead Independent Director, Mr. Bryant oversees executive sessions of the Board’s independent directors. Nine of the Board’s ten directors are independent. The Board believes the presence of a Lead Independent Director, together with a strong leader in the combined role of Chairman and Chief Executive Officer, serves the best interests of the Company and its shareholders at this time.
Executive Compensation Highlights
Columbia’s executive compensation program aims to reward performance. Our executive officers typically realize a significant portion of their compensation only when we achieve annual and long-term business goals and when our stock price increases. Below are highlights related to our 2025 compensation program for our named executive officers, Timothy P. Boyle (our “CEO”), Jim A. Swanson, Joseph P. Boyle, Peter J. Bragdon and Lisa A. Kulok. Steven M. Potter, a former named executive officer, separated from the Company on January 6, 2025 and was not included in the Talent and Compensation Committee’s 2025 compensation determinations and did not participate in the 2025 incentive programs. As a result, Mr. Potter is not included in the below summary.
❖    Majority of Compensation at Risk. For each of our named executive officers, target annual compensation in the form of base salary represented approximately 22% to 37%, and consequently, at-risk compensation represented approximately 63% to 78%, of each such named executive officer’s potential total compensation at target performance levels. “At-risk” compensation includes all short-term and long-term incentive compensation. Approximately 78% of the target annual compensation for our CEO was ”at risk” in 2025.
❖    Annual Incentive Compensation. The Company’s fiscal year 2025 corporate performance target, including minimum threshold and maximum levels, for the Executive Incentive Compensation Plan was set by the Talent and Compensation Committee in early 2025. The corporate performance target was based on adjusted operating income (“AOI”). As a result of the financial achievements of the Company, 91.4% of target was achieved under the Executive Incentive Compensation Plan and certified by the Talent and Compensation Committee in January 2026.
❖    Long-Term Compensation. In 2025, the Talent and Compensation Committee awarded time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”) to Mr. Bragdon, Mr. Swanson and Ms. Kulok, and stock options to Mr. Joseph P. Boyle, Mr. Bragdon, Mr. Swanson and Ms. Kulok, consistent with its historical approach for these executives. Mr. Joseph P. Boyle received 100% stock options due to his level of stock ownership. Because our CEO holds a significant amount of our common stock, he typically does not receive any equity compensation grants and instead continued to receive in 2025 long-term incentive cash awards tied to the same multi-year operating goals and total shareholder return to which the vesting of PRSU awards for the other executive officers is subject.
Based on the achievement of certain levels of three-year earnings before interest and taxes margin (“EBIT Margin”) relative to a peer group, set by the Talent and Compensation Committee in 2023 and upon certification of such achievement by the Talent and Compensation Committee in March 2026, 60% of PRSUs awarded to Mr. Bragdon, Mr. Swanson and Ms. Kulok for the 2023 through 2025 performance period vested, and our CEO similarly received 60% of the target long-term incentive cash award granted to him for the 2023 through 2025 performance period. Mr. Potter separated from the Company in January 2025 and, as a result, forfeited all PRSUs granted in 2023, which had not vested at the time of his departure. Consistent with his receiving long-term incentives in stock options rather than PRSUs, Mr. Joseph P. Boyle did not receive a grant of PRSUs in 2023 and therefore did not vest in any PRSUs based on the 2023 through 2025 performance period.
COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 3

❖    Executive Compensation Best Practices.

What We Do
✓	Base a majority of our compensation on performance and retention incentives
✓	Retain an independent advisor for the Talent and Compensation Committee
✓	Cap incentive programs
✓	Have stock ownership guidelines for our named executive officers
✓	Have clawback policies for our named executive officers
✓	Conduct annual “say-on-pay” advisory votes

What We Don’t Do
✗	Allow hedging or pledging of Company stock
✗	Reprice stock options
✗	Excessive severance payments
✗	Single-trigger change-in-control severance
✗	Guaranteed bonus amounts
✗	Excessive perquisites
✗	Employment contracts

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CORPORATE GOVERNANCE
Risk Oversight
Columbia’s management team is responsible for identifying, assessing and managing the material risks facing Columbia, including through an enterprise risk management program. This program includes an annual enterprise risk assessment, during which interviews are conducted with independent directors and members of senior management seeking the participants’ judgment and assessment of the material risks facing Columbia. The enterprise risk management program then monitors prioritized risks identified and mitigation efforts underway through meetings with senior management.
The Board generally oversees Columbia’s risk management practices and processes. Annually, the Board reviews the results of the annual enterprise risk assessment and the current status of the enterprise risk management program. The Audit Committee also receives an update on the enterprise risk management program on an annual basis. The Board has delegated primary oversight of the management of (i) financial, accounting and cybersecurity risk to the Audit Committee, (ii) compensation risk to the Talent and Compensation Committee, and (iii) governance risk to the Nominating and Corporate Governance Committee. Oversight of certain aspects of compliance risk is shared by the Audit Committee and the Nominating and Corporate Governance Committee. The Audit Committee annually reviews the strategies, investments and risks related to Columbia’s information technology systems, including a review of the Company’s cybersecurity programs, and also receives quarterly updates. The Board is informed of cybersecurity events to the extent they may materially impact Columbia or management otherwise believes they need to be escalated.
To permit the Board and its committees to perform their respective risk oversight roles, certain individual members of management who supervise Columbia’s risk management communicate directly to the Board or the relevant committee of the Board responsible for overseeing the management of specific risks, as applicable. For this purpose, management has a high degree of access and communication with independent directors. Because a majority (nine of ten directors) of the Board consists of independent directors, and each committee of the Board consists solely of independent directors, Columbia’s risk oversight structure conforms to the Board’s leadership structure discussed below and demonstrates Columbia’s belief that having a strong, independent group of directors is important for good governance.
Finally, the Board oversees various organizational structures, policies and procedures at Columbia to promote ethical conduct and compliance with laws and regulations. For example, Columbia maintains a Code of Business Conduct and Ethics and has established a confidential compliance line and web-based reporting platform through which employees and other stakeholders can report concerns subject to the Company’s processes for protecting confidentiality. The chair of the Audit Committee receives notifications of all compliance line reports related to compliance matters and a summary is shared with the Audit Committee quarterly.

Oversight Documents
Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines that address:

❖	Director qualifications	❖	Director compensation
❖	Director independence	❖	Director orientation and continuing education
❖	Director responsibilities	❖	CEO evaluation and management succession
❖	Board committees	❖	Annual board and committee performance evaluations
❖	Director access to officers, employees and others	❖	Annual review of the Corporate Governance Guidelines
A copy of our Corporate Governance Guidelines is available on our website at https://investor.columbia.com.

Code of Business Conduct and Ethics. As mentioned above, the Board has adopted a Code of Business Conduct and Ethics that sets out basic principles to guide all of Columbia’s officers, directors and employees worldwide, as well as certain third parties in their dealings with or on behalf of Columbia and our subsidiaries and affiliates. Our Code of Business Conduct and Ethics has been translated into various languages and is available to our employees and also on our website at https://investor.columbia.com. We plan to satisfy the disclosure requirement regarding any amendment to, or a waiver of, the Code of Business Conduct and Ethics by posting such information on our website at https://investor.columbia.com.
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Board Structure
Meetings. The Board met six times and the independent directors held four executive sessions of the Board in 2025. Each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board held during the period in which the director served, and (b) the total number of meetings held by all committees on which the director served during the service period. While we do not maintain a formal policy regarding director attendance at annual shareholder meetings, six of our directors attended our 2025 annual meeting of shareholders.

Independence. Under our Corporate Governance Guidelines, which adopt the standards for “independence” under applicable Nasdaq listing rules and Securities and Exchange Commission (“SEC”) rules, a majority of the members of our Board of Directors must be independent, as determined by the Board. The Board has determined that Mss. Shi, Simmons and Wasson and Messrs. Babson, Bryant, Culver, Denson, Mansell, and Nelson are independent and, accordingly, a majority of the members of our Board are independent. In addition, the Board has determined that all members of our Audit Committee and Talent and Compensation Committee are independent under the standards for independence applicable to members of each committee. There are no undisclosed material transactions, relationships or arrangements that were considered by the Board in connection with the determination of whether any particular director is independent.

Leadership. Under our Board structure, leadership is provided primarily by our Chairman of the Board and CEO and the Lead Independent Director.
Timothy P. Boyle is our Chairman of the Board and CEO. As CEO, Mr. Boyle is primarily responsible for Columbia’s general operations and implementing its business strategy. Mr. Boyle is also Columbia’s largest shareholder. For these reasons, the Board believes that, at this time, Columbia and its shareholders are best served by having the CEO also serve as Chairman of the Board.
The Board also believes that having a strong, independent leader is important for good governance. Given the combined Chairman and CEO roles, the Board also has a Lead Independent Director, Andy D. Bryant. The Lead Independent Director is elected by a majority of the Board for a renewable term of one year (and until such time as his or her successor is elected) or until such earlier time as he or she ceases to be a director, resigns as Lead Independent Director, is removed or replaced as Lead Independent Director or the roles of Chairman and CEO are no longer combined. The Board adopted a Lead Independent Director Charter outlining the scope of the Lead Independent Director role that is available for review on our website at https://investor.columbia.com. Pursuant to this Charter, the Lead Independent Director has certain powers and responsibilities, including:

❖	Presiding at all meetings of the Board in the absence of, or upon the request of, the Chairman	❖	Advising on meeting agendas for the Board
❖	Leading regular executive sessions of the independent directors	❖	Advising on information sent to the Board
❖	Serving as a liaison and supplemental channel of communication between the Chairman and the independent directors	❖	Being available for consultation and direct communication with shareholders of the Company

Committees. The Board has designated three standing committees of the Board: the Audit Committee, the Talent and Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates under a written charter that is available for review on our website at https://investor.columbia.com. The table below provides information regarding the current membership of each standing Board committee and number of meetings held in fiscal 2025.
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Director Name	Audit Committee	Talent and Compensation Committee	Nominating and Corporate Governance Committee
Timothy P. Boyle
Stephen E. Babson		✓
Andy D. Bryant	✓		Co-Chair
John W. Culver		Chair
Charles D. Denson	✓
Kevin Mansell		✓	Co-Chair
Ronald E. Nelson	✓
Christiana Smith Shi	✓
Sabrina L. Simmons		✓
Malia H. Wasson	Chair		✓
Meetings in Fiscal 2025	6	5	5
Audit Committee. The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements. The Board has also determined that Ms. Wasson is an “audit committee financial expert” as defined in regulations adopted by the SEC. A description of the functions performed by the Audit Committee and Audit Committee activity is set forth in the “Audit Committee Report.”
Talent and Compensation Committee. The Board has determined that each member of the Talent and Compensation Committee meets all applicable independence requirements and is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The Talent and Compensation Committee determines compensation for the Company’s executive officers and administers the Company’s equity incentive plans and any executive officer incentive compensation plans, including our Executive Incentive Compensation Plan. The Talent and Compensation Committee’s processes and procedures for determining compensation for the Company’s executive officers and directors are described below in “Compensation Discussion and Analysis” and “Director Compensation,” respectively. The Talent and Compensation Committee also regularly considers human capital initiatives not just for executive officers, but for all employees.
Compensation Consultant. The Talent and Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook” or the “compensation consultant”) as its independent outside compensation consultant in August 2023 following a request for proposals process. The Talent and Compensation Committee chose FW Cook primarily because of its competence, knowledge, background, and reputation of the representatives from FW Cook who advise the Committee. The compensation consultant reports directly to the Talent and Compensation Committee. Based on direction from the Talent and Compensation Committee, the compensation consultant provides the Talent and Compensation Committee with:
•information about market trends in executive officer compensation;
•general information on compensation practices at other companies;
•specific data on the compensation paid to executive officers at peer companies; and
•analyses of performance measures used in incentive programs.
The compensation consultant also:
•assists the Talent and Compensation Committee in its evaluation of executive pay, practices and programs; and
•advises the Talent and Compensation Committee on ad hoc issues related to broad-based compensation plans.
The compensation consultant reports on executive officer compensation matters and presents findings directly to the Talent and Compensation Committee, including its recommendations on compensation decisions for executive officers for the Talent and Compensation Committee’s consideration.
Compensation Committee Interlocks and Insider Participation. No member of our Talent and Compensation Committee is a past or present officer or employee of ours or any of our subsidiaries, nor has any member of our Talent and Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, which requires disclosure of certain relationships and related party transactions. Likewise, none of our executive officers have served on the board of directors or compensation
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committee (or other committee serving an equivalent function) of any other entity, where one of the other entity’s executive officers served on our Board or Talent and Compensation Committee.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee develops and recommends corporate governance guidelines and standards for business conduct and ethics, identifies individuals qualified to become Board members and makes recommendations regarding nominations for director. The Nominating and Corporate Governance Committee will consider individuals recommended by shareholders for nomination as director in accordance with the procedures described under “Director Nomination Policy” below. The Nominating and Corporate Governance Committee also makes recommendations concerning the size, structure, composition, and membership of the Board and its committees.

Assessments and Evaluations
Board Size. The Board sets the number of directors, which shall be at least three and no more than twelve, from time to time by resolution. The Board has the flexibility to increase or decrease the size of the Board within this range as circumstances warrant. The Board currently consists of ten members. If all of the Board’s nominees are elected, the Board will consist of ten members immediately following the Annual Meeting. If any nominee is unable to serve as a director or if any director leaves the Board between annual meetings, the Board, by resolution, may reduce the number of directors or elect an individual to fill the resulting vacancy.

Annual Evaluations. Our Nominating and Corporate Governance Committee monitors the composition of our Board to ensure it is operating effectively. In order to maintain accountability for the actions of our directors, our Nominating and Corporate Governance Committee also oversees an annual self-evaluation of the Board and its committees.

Diversity. Columbia’s Corporate Governance Guidelines establish that the Nominating and Corporate Governance Committee of the Board is responsible for reviewing annually the desired skills and characteristics of new Board members and the composition of the Board as a whole. In assessing the appropriate composition of the Board, the Committee considers factors set forth in the Corporate Governance Guidelines, including diversity. Although the Board does not maintain a specific policy with respect to Board diversity, the Board believes that the Board should be a diverse body, and the Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences in its assessment. The Nominating and Corporate Governance Committee considers these and other factors as it oversees the annual Board and committee assessments.

Director Nominations
Director Nomination Policy. Shareholders may recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board (see “2027 Shareholder Proposals or Nominations” for more information). In addition to shareholder recommendations, the Nominating and Corporate Governance Committee may identify potential director nominees through referrals by directors, officers, employees, and third parties, including search firms, and internal research and recruitment activities.

Director Selection and Qualifications. Following the identification of director candidates, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and determines by majority vote the candidates who the Nominating and Corporate Governance Committee believes will best serve Columbia, which candidates are then submitted to the Board for approval. In evaluating director candidates, the Nominating and Corporate Governance Committee considers a variety of factors, including the composition of the Board as a whole, the characteristics of each candidate and the performance and continued tenure of incumbent Board members. The Nominating and Corporate Governance Committee considers these factors to evaluate potential candidates regardless of the source of the recommendation. The Nominating and Corporate Governance Committee believes that director candidates should possess high ethical character, business experience with high accomplishment in his or her respective field, the ability to read and understand financial statements, relevant expertise and experience, and the ability to exercise sound business judgment. Candidates must also be over 21 years of age. In addition, the Nominating and Corporate Governance Committee believes at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by the SEC rules, and that a majority of the members of the Board should meet the definition of “independent director” under the applicable Nasdaq listing requirements.
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Our Board believes that maintaining a strong, independent group of directors that comprises a majority of our Board is important for good governance, and nine of our ten directors currently qualify as independent. The Board believes that all of our directors should possess the qualities described in our Corporate Governance Guidelines, including integrity and moral responsibility, the capacity to evaluate strategy and reach sound conclusions and the willingness and ability to devote the time required to fulfill the duties of a director. In addition, the Board places high value on the ability of individual directors to contribute to a constructive Board environment.
The Board believes that our current directors, collectively, provide the diversity of experience and skills necessary for a well-functioning board. For a more complete description of individual backgrounds, professional experiences, qualifications, and skills, see the director profiles set forth under “Proposal 1: Election of Directors” below.

Certain Relationships and Related Person Transaction
Details. Joseph P. Boyle, son of our CEO, is employed by Columbia as President, Columbia Brand. Through July 2025, Joseph P. Boyle received an annualized salary of $635,000 as Executive Vice President, Columbia Brand President and was eligible to receive bonus, equity and employment benefits available to other executive officers. In August 2025, due to an expansion in his role, Joseph P. Boyle began earning an annualized salary of $699,000 while continuing to be eligible to receive bonus, equity and employment benefits available to other executive officers. In November 2025, Joseph P. Boyle was appointed President, Columbia Brand. No compensation adjustments were made at that time. The Nominating and Corporate Governance Committee reviewed and ratified Joseph P. Boyle’s compensation arrangements.
In September 2025, Molly E. Boyle, daughter of our CEO and sister of Joseph P. Boyle, was rehired by Columbia as a temporary part-time Global Merchandise Consultant for the SOREL brand. Ms. Boyle last worked for Columbia in 2024. Ms. Boyle receives a prorated annualized salary of $83,200. Like other temporary part-time employees, Ms. Boyle is not eligible to receive bonus, equity or employment benefits (except 401K participation). The Nominating and Corporate Governance Committee reviewed and ratified Ms. Boyle’s compensation arrangements.
In January 2016, Columbia entered into an aircraft arrangement, whereby it subleases an aircraft from Alvador, LLC, a limited liability company wholly owned by our CEO and his wife. Under the terms of the sublease, Columbia pays Alvador, LLC $3,500 per flight hour. Columbia paid Alvador, LLC $91,000 for use of the aircraft in 2025. Under the terms of the arrangement, Columbia has also engaged an entity unaffiliated with our CEO to provide pilot services for operation of the aircraft. Columbia also incurred an aggregate of $9,500 in fees for pilot services, which were paid to the unaffiliated entity. The Nominating and Corporate Governance Committee believes that these arrangements are on terms at least as fair to Columbia as those that would have been available in arm’s-length negotiated transactions.
Approval Process. Our Nominating and Corporate Governance Committee generally approves in advance any transactions with an officer, director, greater-than-5% shareholder, or any immediate family member of an officer, director, or greater-than-5% shareholder (each, a “related person”) pursuant to our written related person transaction approval policy. A “related person transaction” is any actual or proposed transaction or series of transactions, since the beginning of the last fiscal year, amounting to more than $120,000 in which Columbia was or is to be a participant, and in which a related person has or will have a direct or indirect material interest. Our policy requires that the Nominating and Corporate Governance Committee review the material facts of any transaction that could potentially qualify as a “related person transaction” and either approve or disapprove of our entry into the transaction. If advance Nominating and Corporate Governance Committee approval is not feasible, the related person transaction is considered, and if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Nominating and Corporate Governance Committee takes into account, among other factors it deems to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated person in the same or similar circumstances and the extent of the related person’s direct or indirect interest in the transaction. If a related person transaction is ongoing, the Nominating and Corporate Governance Committee may establish guidelines for management to follow in its ongoing dealings with the related person. Thereafter, the Nominating and Corporate Governance Committee reviews and assesses ongoing relationships with the related person annually to confirm they are in compliance with the Nominating and Corporate Governance Committee’s guidelines and are appropriate.
COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 9

DIRECTOR COMPENSATION
Director Compensation Philosophy
Our director compensation program is intended to enable us to:
❖    attract and retain qualified non-employee directors by providing compensation that is competitive with other companies; and
❖    align directors’ interests with shareholders’ interests by including equity as a significant portion of each non-employee director’s compensation package.
In setting director compensation, we consider compensation offered to directors from a peer group, the amount of time that our directors spend providing services to us and the experience, skill and expertise that our directors bring to Columbia. Directors who are employees of Columbia receive no separate compensation for their service as directors.
A peer group was approved by the Talent and Compensation Committee in October 2024 and represents a mix of apparel, footwear and retail companies (the “Executive Compensation Peer Group”), set forth in “Compensation Discussion and Analysis—Overview of Executive Compensation Program—Executive Compensation Market Analysis” below. This same Executive Compensation Peer Group was used when Board compensation was reviewed by the Talent and Compensation Committee in April 2025. The Talent and Compensation Committee and the Board determined that no compensation changes would be made for the 2025-2026 Board term.

Non-Employee Director Compensation
Overview of Compensation. The period of time from the annual meeting of shareholders to the next year’s annual meeting of shareholders represents the annual service term. For 2025, each director who was not a Columbia employee was eligible to receive the following for service during the 2025-2026 Board term:
❖    Service Fees
▪an $80,000 annual board service fee
▪a $10,000 annual committee service fee for each committee on which the director serves as a member
▪a $20,000 annual committee fee for the Nominating and Corporate Governance Committee Chair
▪a $30,000 annual committee fee for the Talent and Compensation Committee Chair
▪a $40,000 annual committee fee for the Audit Committee Chair
▪a $50,000 annual lead independent director fee
Annual cash fees are paid quarterly following the date the director is appointed to the Board or elected by shareholders at our annual meeting of shareholders.
Prior to each annual service term, directors may elect to receive RSUs in lieu of all or half of the $80,000 annual board service fee that vest in full on May 1 following the date of grant. For the annual 2025-2026 service term, three of our non-employee directors elected to receive RSUs in lieu of half of their $80,000 annual board service fee for the one-year term following our annual meeting, and two of our non-employee directors elected to receive RSUs in lieu of their entire $80,000 annual board service fee for the same period.
❖    Merchandise Allowance
▪a $3,500 Company merchandise allowance
❖    An Annual Equity Award
▪time-based RSUs valued at $160,000 based on the closing market price of our common stock on the date of grant, reduced by the present value of dividends not received during the vesting period
The annual equity award is granted immediately following the election of directors at each annual meeting of shareholders. One hundred percent of the shares of RSUs vest (subject to postponement
10 | COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement

for weekends and Nasdaq holidays) on May 1 of the year following the year in which the annual equity award was granted.

Reimbursements and Expenses. Non-employee directors are reimbursed for reasonable out-of-pocket expenses (including costs of travel, food and lodging) incurred in attending Board, committee and shareholder meetings. Non-employee directors are also reimbursed for participation in director education programs.

2025 Non-Employee Director Compensation Table. The following table summarizes the compensation paid to each non-employee director in 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Stephen E. Babson(3)	60,000	200,091	3,500	263,591
Andy D. Bryant(3)	120,000	200,091	3,500	323,591
John W. Culver(3)	20,000	240,085	3,500	263,585
Charles D. Denson(3)	30,000	240,085	3,500	273,585
Kevin Mansell	110,000	160,036	3,500	273,536
Ronald E. Nelson(3)	50,000	200,091	3,500	253,591
Christiana Smith Shi	90,000	160,036	3,500	253,536
Sabrina L. Simmons	95,000	160,036	3,500	258,536
Malia H. Wasson	130,000	160,036	3,500	293,536
(1)The amounts set forth in the “Stock Awards” column in the table above reflect the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (FASB ASC Topic 718), excluding the effect of any estimated forfeiture rate. These amounts may not correspond to the actual value eventually realized by the director, which depends in part on the market value of our common stock in future periods. Assumptions used in the calculation of these amounts are described in the Notes to Consolidated Financial Statements included in Columbia’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC. The following table sets forth the aggregate number of shares subject to unvested stock awards and the aggregate number of shares subject to option awards held as of December 31, 2025 by each of our directors:

Name	Stock Awards Outstanding	Option Awards Outstanding
Stephen E. Babson	3,322	16,491
Andy D. Bryant	3,322	9,337
John W. Culver	3,986	944
Charles D. Denson	3,986	—
Kevin Mansell	2,657	5,595
Ronald E. Nelson	3,322	17,052
Christiana Smith Shi	2,657	—
Sabrina L. Simmons	2,657	6,852
Malia H. Wasson	2,657	8,709
(2)The amounts set forth in the “All Other Compensation” column consist of the annual merchandise allowance.
(3)Messrs. Babson, Bryant and Nelson each elected to receive RSUs in lieu of $40,000 of their respective annual board service fee for the annual service term beginning June 5, 2025. Mr. Culver and Mr. Denson each elected to receive RSUs in lieu of $80,000 of their respective annual board service fee for the annual service term beginning June 5, 2025.

Board Stock Ownership Guidelines. Columbia maintains stock ownership guidelines for non-employee directors. Under the guidelines, non-employee directors are encouraged to hold at a minimum the lesser of Columbia stock valued at five times their annual board service fee, or 5,200 shares. New non-employee directors are expected to attain these ownership levels within five years of their election to the Board. All non-employee directors who have served for at least five years have met the ownership levels specified in the guidelines.
COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 11

PROPOSAL 1: ELECTION OF DIRECTORS
A Board of ten directors will be elected at the Annual Meeting. The directors are elected at each annual meeting to serve until the next annual meeting or until their successors are elected and qualified. Proxies received from shareholders, unless directed otherwise, will be voted FOR ALL of the following nominees: Mss. Christiana Smith Shi, Sabrina L. Simmons and Malia H. Wasson, and Messrs. Timothy P. Boyle, Stephen E. Babson, Andy D. Bryant, John W. Culver, Charles D. Denson, Kevin Mansell, and Ronald E. Nelson. Each nominee is a current director of Columbia. If any of the nominees for director becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to a proxy for a substitute or substitutes. Set forth below are the name, age and occupation of each of the nominees. Specific skills contributing to the nominee’s overall qualifications as a member of the Board are also highlighted. Proxies may not be voted for a greater number of persons than the number of nominees named below.

Name	Principal Occupation, Other Directorships and Qualification Highlights

Timothy P. Boyle
Mr. Boyle (age 76) has served on the Board since 1978 and was appointed Chairman of the Board in January 2020. He joined Columbia in 1971 as General Manager, has served as Chief Executive Officer since 1988, and as President from 1988 to 2015 and again from 2017 to November 2025. Mr. Boyle formerly served on the boards of directors of Northwest Natural Holding Company (NYSE: NWN) and its subsidiary, Northwest Natural Gas Company, as well as Craft Brew Alliance, Inc. He is the father of Joseph P. Boyle. Mr. Boyle has spent his entire career growing Columbia into a global leader in outdoor, active and lifestyle apparel, footwear, accessories, and equipment. His customer relationships, market knowledge and breadth of experience performing nearly every function within Columbia have resulted in a deep understanding of the business issues facing Columbia.

Stephen E. Babson
Mr. Babson (age 75) has served on the Board since 2002. He is a Managing Director of Endeavour Capital, a Northwest private equity firm, which he joined in 2002. Prior to joining Endeavour Capital, Mr. Babson was an attorney at Stoel Rives LLP from 1978 to 2002, serving as a partner beginning in 1984 and as chair of the firm from 1999 to 2002. He serves on the boards of several privately held companies, including ATL Technology, LLC, Peninsula Holdco, LLC, and ENTEK Technology Holdings LLC. Mr. Babson brings financial and legal expertise to the Board, and his private equity experience provides Columbia with valuable insights into capital markets, strategic planning, and financial integrity.

Andy D. Bryant
Mr. Bryant (age 75) has served on the Board since 2005. He co-chairs the Nominating and Corporate Governance Committee and has served as Lead Independent Director since January 2020. Mr. Bryant served as Chairman of the Board of Intel Corporation from 2012 to 2020. He joined Intel Corporation in 1981 and held several leadership roles, including Vice Chairman of the Board of Directors from 2011 to 2012 and Executive Vice President and Chief Administrative Officer from 2007 to 2012. Mr. Bryant formerly served on the boards of directors of Silver Crest Acquisition Corporation and McKesson Corporation. His years of experience at a large, global public company provide operational, strategic planning and financial expertise to the Board.

John W. Culver
Mr. Culver (age 65) has served on the Board since 2021. He chairs the Compensation Committee. Mr. Culver spent 20 years at Starbucks Corporation, most recently serving as Group President, North America and Chief Operating Officer until 2022. He serves on the board of Kimberly-Clark Corporation (NYSE: KMB), where he chairs the Management Development & Compensation Committee. Mr. Culver brings global public company, operational, and strategic planning expertise to the Board.

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Charles D. Denson
Mr. Denson (age 69) has served on the Board since January 2024. He is Chairman of the Board of Directors of Funko, Inc. (Nasdaq: FNKO), where he has served as a director since its formation in 2017, in addition to serving as a director of FAH, LLC since 2016. Mr. Denson has served as President and Chief Executive Officer of Anini Vista Advisors, an advisory and consulting firm, since 2014. From 1979 to 2014, he held various positions at NIKE, Inc., including President of the NIKE Brand from 2001 to 2014. Mr. Denson brings extensive footwear and apparel market, direct-to-consumer, and wholesale experience to the Board.

Kevin Mansell
Mr. Mansell (age 73) has served on the Board since 2019. He co-chairs the Nominating and Corporate Governance Committee. Mr. Mansell spent over 35 years at Kohl's Corporation, most recently serving as Chairman, Chief Executive Officer and President prior to retiring in 2018. He began his retail career in 1975 with the Venture Store Division of May Department Stores, where he held a number of positions in buying and merchandising. He joined Kohl's Corporation in 1982 and served in several management roles, including President from 1999, Chief Executive Officer from 2008, and Chairman of the Board of Directors from 2009 until his retirement in 2018. Mr. Mansell serves as Chairman of the Board and Chair of the Compensation and Talent Management Committee of Fossil Group, Inc. (Nasdaq: FOSL) and formerly served as Chair of the Board of Directors of Chico's FAS, Inc. He brings retail, public company, strategic, and financial expertise to the Board.

Ronald E. Nelson
Mr. Nelson (age 83) has served on the Board since 2011. He joined NIKE, Inc. in 1976 and served as Vice President from 1982 to 1997, overseeing a wide variety of operations, including NIKE's early advertising, promotions, and retail operations; global footwear sourcing and financing; and the global apparel division. He also served as President of NIKE's Japanese subsidiary from 1995 to 1997, retiring from NIKE in 1997. Mr. Nelson served as an advisory board member to Columbia in the 1970s. His broad and deep experience within the apparel and footwear industry provides the Board with insights and guidance regarding global supply chain, marketing and growth strategies.

Christiana Smith Shi
Ms. Shi (age 66) has served on the Board since 2022. She is Principal at Lovejoy Advisors, LLC, an advisory services firm focused on digitally transforming consumer and retail businesses, which she founded in 2016. Ms. Shi joined NIKE, Inc. in 2010 and most recently served as President, Direct-to-Consumer from 2013 until her retirement in 2016. Prior to NIKE, Ms. Shi spent 24 years at McKinsey & Company in various roles, including Director and Senior Partner from 2000 to 2010. Ms. Shi began her career at Merrill Lynch & Company in 1981. She serves on the board of directors of United Parcel Service, Inc. (NYSE: UPS) and formerly served on the boards of directors of Williams-Sonoma, Inc. until 2019 and Mondelēz International, Inc. until 2023. Ms. Shi brings extensive footwear and apparel industry and direct-to-consumer experience to the Board.

Sabrina L. Simmons
Ms. Simmons (age 63) has served on the Board since 2018. In February 2025, she joined Petco Health and Wellness Company, Inc. (Nasdaq: WOOF) as Chief Financial Officer. Previously, Ms. Simmons served as Executive Vice President and Chief Financial Officer of Gap, Inc. from 2008 to 2017, following several other roles at Gap, Inc. beginning in 2003. She serves on the board of directors of Coursera, Inc. (NYSE: COUR), where she chairs the audit committee. Ms. Simmons formerly served on the boards of directors of Petco Health and Wellness Company, Inc., e.l.f. Beauty, Inc. and Williams-Sonoma, Inc. She brings public company, global retail, and financial experience to the Board.

COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 13

Malia H. Wasson
Ms. Wasson (age 67) has served on the Board since 2015. She chairs the Audit Committee, and the Board has designated her as an “audit committee financial expert.” Ms. Wasson worked at U.S. Bank of Oregon for over 25 years, serving as President of U.S. Bank's Oregon and Southwest Washington operations from 2005 to 2015. In addition to her role as President, she led the Oregon Commercial Banking group for U.S. Bank, which provides a wide variety of financial services to middle market companies. She is Chief Executive Officer of Sand Creek Advisors LLC, which provides business consulting to CEOs of public and private companies. Ms. Wasson also serves as Chair of the Board of Directors of Northwest Natural Holding Company (NYSE: NWN) and its subsidiary, Northwest Natural Gas Company, and is a member of the Governance Committee, Audit Committee, and Organization and Executive Compensation Committee of both companies. Her extensive experience in commercial banking, finance, and accounting, as well as local and regional leadership, enables her to provide insight and advice to Columbia on strategic matters, including mergers and acquisitions; consumer and commercial businesses; regulatory, marketing, public, and government policy and relations; media relations; and change management, human capital management, and diversity.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board recommends that shareholders vote FOR ALL the nominees named in this Proxy Statement.
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AUDIT COMMITTEE REPORT
Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for maintaining appropriate financial reporting controls and procedures designed to reasonably ensure such integrity. As described more fully in its charter, the Audit Committee’s role is to assist the Board in its governance, guidance and oversight regarding the financial information provided by the Company to the public or governmental bodies, the Company’s systems of internal controls and the Company’s auditing, accounting and financial reporting processes in general. A copy of the Audit Committee’s charter, which is reviewed and reassessed by the Audit Committee on an annual basis, is available at https://investor.columbia.com.
Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States) and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the relationship between the Company and its independent registered public accounting firm, including appointment of the independent registered public accounting firm, reviewing and pre-approving the scope of services and related fees to be paid to the independent registered public accounting firm and assessing the independent registered public accounting firm’s independence. The Audit Committee regularly meets with management and the Company’s independent registered public accounting firm to discuss, among other things, the preparation of the financial statements, including key accounting and reporting issues.
The Audit Committee has:
•reviewed and discussed with management and Deloitte the audited financial statements and audit of internal control over financial reporting;
•discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC;
•received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Deloitte the independent registered public accounting firm’s independence from the Company and its management; and
•reviewed and approved the fees paid to Deloitte for audit and non-audit services and discussed whether Deloitte’s provision of non-audit services was compatible with maintaining its independence.
In considering the nature of the non-audit services provided by Deloitte, the Audit Committee determined that these services are compatible with the provision of independent audit services.
Based on the Audit Committee’s review and the meetings, discussions and communications described above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2025 be included in the Company’s Annual Report on Form 10-K.

Members of the Audit Committee:
Malia H. Wasson—Chair
Andy D. Bryant
Charles D. Denson
Ronald E. Nelson
Christiana Smith Shi

COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 15

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2026 fiscal year, subject to ratification of the selection by our shareholders at the Annual Meeting.

Principal Accountant Fees and Services
For work performed in regard to fiscal years 2025 and 2024, we incurred the following fees for services provided by Deloitte, as categorized below:

	2025	2024
Audit Fees(1)	$2,994,410	$2,970,320
Tax Fees(2)	$7,740	$10,704
All Other Fees(3)	$—	$101,020
Total	$3,002,150	$3,082,044
(1)Audit services consisted of: audit of Columbia’s annual financial statements and internal controls over financial reporting, reviews of Columbia’s quarterly financial statements and statutory audits.
(2)Tax services consisted of: foreign tax compliance, planning and advice.
(3)Other services consisted of: global carbon emissions footprint pre-assurance services.
Representatives of Deloitte are expected to be at the Annual Meeting and will be available to respond to appropriate questions. They do not plan to make a statement but will have an opportunity to make a statement if they wish.

Pre-Approval Policy
All of the services performed by Deloitte in 2025 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditors may perform. The policy requires the Audit Committee to review at each regularly scheduled Audit Committee meeting (a) a description of the services provided or expected to be provided by the independent registered public accounting firm in each of the Disclosure Categories and the related fees and costs, and (b) a list of newly requested services subject to pre-approval since the last regularly scheduled meeting. Generally, pre-approval is provided at regularly scheduled meetings; however, the authority to pre-approve services between meetings, as necessary, has been delegated to the Chair of the Audit Committee. The Chair provides an update to the Audit Committee at the next regularly scheduled meeting of any services for which she granted specific pre-approval.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board recommends that shareholders vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2026.
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COMPENSATION COMMITTEE REPORT
The Talent and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on its review and the discussions, the Talent and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and this Proxy Statement.

Members of the Talent and Compensation Committee:
John W. Culver—Chairman
Stephen E. Babson
Kevin Mansell
Sabrina L. Simmons

COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 17

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or CD&A, discusses our compensation program for the executives identified as our named executive officers in the 2025 Summary Compensation Table and below.

2025 NAMED EXECUTIVE OFFICERS
Timothy P. Boyle	Chairman and Chief Executive Officer (“CEO”)
Jim A. Swanson	Executive Vice President and Chief Financial Officer (“CFO”)
Joseph P. Boyle	President, Columbia Brand
Peter J. Bragdon	President
Lisa A. Kulok	Executive Vice President, Chief Operating Officer
Steven M. Potter	Former Executive Vice President, Chief Digital Information Officer
In this CD&A, the terms “we,” “us,” “our,” “Columbia,” and the “Company” refer to Columbia Sportswear Company and not to the Talent and Compensation Committee. The compensation programs for our named executive officers also generally apply to our other senior officers, who are U.S.-based, and references in this CD&A to executive officers generally include the named executive officers and our other senior officers who are U.S.-based. References to our “named executive officers” throughout this CD&A generally do not include Mr. Potter, who separated from the Company on January 6, 2025 and therefore was not part of the Talent and Compensation Committee’s considerations for 2025 compensation setting. Mr. Potter was eligible to receive compensation in connection with his involuntary termination pursuant to our Change in Control Severance Plan, described below.
Executive Summary
Business Overview. In 2025, net sales increased 1% to $3,397.4 million from $3,368.6 million in 2024. Operating income decreased 24% to $207.0 million, or 6.1% of net sales, compared to operating income of $270.7 million, or 8.0% of net sales, in 2024. Net income decreased 21% to $177.2 million, or $3.24 per diluted share, compared to net income of $223.3 million, or $3.82 per diluted share, in 2024.
Succession Planning. As part of the Company’s ongoing succession planning, the Board of Directors appointed Mr. Joseph P. Boyle and Mr. Bragdon as Co‑Presidents, effective November 12, 2025. In these roles, Mr. Joseph P. Boyle serves as President, Columbia Brand and Mr. Bragdon serves as President of the Company. Mr. Timothy P. Boyle continues in his positions as Chairman of the Board and CEO.
2025 Compensation Overview. Columbia’s executive compensation program aims to reward performance. Our named executive officer compensation in 2025 consisted of (a) base salary, (b) short-term incentive compensation, (c) long-term incentive compensation, and (d) benefits.
As a result of the financial performance of the Company in 2025, the Company’s short-term incentive cash plan for executive officers, the Executive Incentive Compensation Plan, paid out to executive officers at 57% of target.
Consistent with the 2024 program, the 2025 long‑term equity incentive award mix for our named executive officers, other than Messrs. Timothy P. Boyle and Joseph P. Boyle, was allocated as follows: 20% stock options, 40% time‑based RSUs (“RSUs”), and 40% performance‑based RSUs (“PRSUs”). The PRSU program includes two performance metrics: three‑year relative total shareholder return (“Relative TSR”) (50% weighting) and two‑year cumulative operating income (“COI”) performance (50% weighting). PRSUs earned based on COI two-year performance remain subject to an additional one‑year service‑based vesting requirement, reinforcing alignment with shareholder value creation over a full three‑year period.
Consistent with prior years and in recognition of his substantial ownership stake in the Company, Mr. Joseph P. Boyle received 100% of his 2025 long‑term incentive award in the form of stock options. Our CEO also maintains a significant ownership position and, typically has not received equity awards. For 2025, our CEO continued to receive his full long‑term incentive award value through two long‑term incentive cash awards that are based on the same performance metrics and targets, each weighted 50%, as the PRSU program applicable to the other named executive officers (other than Mr. Joseph P. Boyle).
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PRSUs granted in 2023 for the 2023-2025 performance period vested based on the achievement of three-year earnings before interest and taxes margin (“EBIT Margin”) relative to a peer group, set by the Talent and Compensation Committee in 2023. Upon certification of such achievement by the Talent and Compensation Committee in March 2026, 60% of the target PRSUs awarded to Messrs. Bragdon and Swanson and Ms. Kulok for the 2023-2025 performance period vested, and our CEO similarly received 60% of the target long-term incentive cash award granted to him for the 2023-2025 performance period. Consistent with his receiving long-term incentives in stock options rather than PRSUs, Mr. Joseph P. Boyle did not receive a grant of PRSUs in 2023.
In 2024, the Talent and Compensation Committee approved grants of PRSUs tied to cumulative operating income (“COI”) for the two‑year performance period spanning 2024–2025. In addition to the performance requirement, the awards included a one‑year service‑based vesting condition covering 2026, with final vesting of earned PRSUs occurring on December 31, 2026. Consistent with his long-term incentive structure, which provides awards solely in the form of stock options, Mr. Joseph P. Boyle did not receive a PRSU grant in 2024.
In March 2026, following its certification of the Company’s COI results for the 2024–2025 performance period, the Talent and Compensation Committee determined that threshold COI performance had not been achieved. As a result, no PRSUs were earned by Mr. Bragdon, Mr. Swanson, or Ms. Kulok for the performance period. Our CEO likewise did not earn a payout under the long‑term incentive cash award linked to the same COI performance metrics.
Mr. Potter separated from the Company in January 2025 and forfeited all PRSUs granted to him in 2023 and 2024.

Overview of Executive Compensation Program
In this CD&A, we describe our overall compensation philosophy, objectives and practices. Our compensation philosophy and objectives generally apply to all of our employees, and most of our key employees are eligible to participate in the three main components of our compensation program: base salary, annual short-term incentive compensation, and long-term incentive compensation. The relative value of each of these components of our compensation program varies from year to year and for each individual employee, depending on our financial and stock price performance, the employee’s role and responsibilities and competitive market data.
Compensation Objectives. We believe leadership and motivation of our executive officers strengthen our enterprise. We aim to offer a compensation program that motivates our leaders to deliver shareholder value by remaining focused on our strategic priorities.
Compensation Program Design. Our executive compensation program is designed to reward our executive officers competitively when they achieve targeted performance goals, increase shareholder value and maintain long-term careers with us. In our view, a competitive pay package in our industry includes:

❖	a salary that provides for a minimum level of compensation for an executive officer;
❖	a meaningful performance-based bonus tied to achievement of annual corporate objectives;
❖	long-term incentives that offer significant rewards for achievement of multi-year financial and stock price performance objectives and sustained increases in the market price of our common stock; and
❖	benefits that aim to be competitive with those that are offered by companies similar to ours.
The target compensation opportunity for our executive officers is substantially weighted toward incentive compensation tied to corporate performance. Therefore, when targeted performance levels are not achieved or our stock price decreases, executive officer realized compensation is expected to be significantly reduced. When targeted performance levels are exceeded or our stock price increases, executive officer realized compensation may be commensurately increased.
Risk and Compensation. We believe our compensation programs for executive officers are designed to encourage prudent risk-taking to achieve long-term growth in shareholder value. A variety of principles and practices contribute to the alignment of our executive compensation programs with our overall risk profile, including the following:
COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 19

Principle	Practice
Governance	All Talent and Compensation Committee members are independent, non-employee directors.
Program Design	The Talent and Compensation Committee retains its own independent compensation consultant.
Our programs are designed to drive achievement of our strategic objectives, short- and long-term financial performance and growth in shareholder value, while also promoting the attraction and retention of executive talent.
Our programs balance financial and shareholder measures.
Our programs balance short- and long-term performance and cash and equity compensation.
The vesting periods of long-term incentives provide long-term alignment with shareholders.
Maximum amounts payable generally are established under performance-based incentive programs.
The presence of compensation risk mitigating policies and practices including recoupment policies and executive and non-employee director stock ownership guidelines.
Program Implementation and Management
Our Talent and Compensation Committee generally establishes financial performance goals at the beginning of a performance period and evaluates achievement against the goals at the end of such performance period.

Our Talent and Compensation Committee annually reviews all elements of executive compensation, with the assistance of its independent compensation consultant.

Base salaries and annual adjustments for executive officers are generally based on market practices and our financial condition and aim to provide target total compensation that is competitive with other similarly sized companies.

Annual cash incentive payouts have varied over time, commensurate with business and individual executive performance.
Long-term incentive payouts have varied over time based on both the Company’s financial performance and stock price performance, which align management interests with shareholder interests by tying compensation of certain executive officers in part to long-term absolute and relative shareholder returns.
Our executive compensation program processes are established by the Talent and Compensation Committee and are monitored by the Company’s human resources, finance and legal functions.
Components of Compensation. For 2025, our compensation program for our named executive officers included the following primary components:

❖	base salary;
❖	annual short-term incentive compensation; and
❖
long-term incentive compensation, consisting of equity-based compensation in the form of stock options, time-based RSUs, PRSUs or, for our CEO, long-term performance cash incentives that mirror the performance metrics and targets applicable to PRSUs granted to our named executive officers.

These components constitute what we refer to as “total direct compensation” with respect to each named executive officer. We also provide compensation for our named executive officers in the form of various other employee benefits and perquisites, most of which are generally available to all of our U.S. employees.
Each of the elements of our compensation program helps us achieve the objectives of our program, and we believe that, together, they have been, and will continue to be, effective in achieving our overall objectives.
Compensation Process. The Talent and Compensation Committee approves all named executive officer compensation decisions. Each year, the Talent and Compensation Committee reviews and evaluates the compensation paid to our named executive officers and determines the base salary, target bonus and target long-term incentive awards for each.
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The use and weight of each compensation component is based on a subjective determination by the Talent and Compensation Committee of the importance of each component in meeting our overall objectives, as well as market conditions. In general, the Talent and Compensation Committee seeks to put a significant amount of each named executive officer’s target total direct compensation “at risk” based on corporate performance, inclusive of shareholder returns and stock price. We consider stock options and time-based RSUs “at risk,” as they are subject to stock market fluctuations and long-term vesting schedules. PRSUs are also considered “at risk” as they are dependent on Company performance and shareholder returns.
In 2025, target cash compensation (base salary and target short-term incentive compensation) for our named executive officers, other than our CEO, represented approximately 52% to 67%, and consequently non-cash compensation represented approximately 33% to 48%, of each named executive officer’s target total direct compensation. Target total direct compensation for our CEO in 2025 was payable solely in cash, with approximately 78% “at risk” based on corporate performance and shareholder return. Of our CEO’s “at risk” target cash compensation for 2025, 33% related to target short-term incentive compensation and 67% related to target long-term incentive compensation.
Excluding our CEO, the target total direct compensation of our named executive officers for 2025 consisted, on average, of the following proportions of components: 32% in base salary, 26% in target short-term incentive compensation and 42% in long-term equity-based incentives. The Talent and Compensation Committee believes that our compensation program for the named executive officers is aligned with shareholders’ interests as a result of the significant variable and long-term structure of target total direct compensation and the manner in which the variable compensation is determined.
Executive Compensation Market Analyses. As part of its process for determining compensation for our named executive officers, the Talent and Compensation Committee reviews compensation analyses (“Compensation Market Analyses”) provided by its independent compensation consultant. Historically, including for setting 2025 named executive officer target total direct compensation levels, Compensation Market Analyses have been based on published survey data reviewed by the independent compensation consultant, FW Cook, including general industry survey and retail surveys available through third parties. The Talent and Compensation Committee believes that Compensation Market Analyses should incorporate peer group analyses (“Peer Group-based Analyses”) and annually reviews the peer group to ensure it reflects an appropriate set of comparable companies. The Talent and Compensation Committee approved the following 19-company executive compensation peer group (the “Executive Compensation Peer Group”) in October 2024, applicable to the compensation planning process in 2025. The Executive Compensation Peer Group was revised in October 2024 to remove two companies (Lands’ End and lululemon athletica inc.) that were outside of the desired market cap range and add three companies (Caleres, Inc., Crocs, Inc. and Gildan Activewear S.R.L.) based on size and industry, which resulted in the Company being positioned near the median on revenue and between the median and the 75th percentile on market cap. As now comprised, the Executive Compensation Peer Group includes companies of roughly similar size (primarily based on revenue and market cap) in related industries:

Executive Compensation Peer Group
Abercrombie & Fitch Co.	Guess?, Inc.	Ralph Lauren Corporation
American Eagle Outfitters. Inc.	Gildan Activewear S.R.L.	Skechers U.S.A., Inc.
Caleres, Inc.	Hanesbrands Inc.	Steven Madden, Ltd.
Carters, Inc.	Kontoor Brands, Inc.	Under Armour, Inc.
Crocs, Inc.	Levi Strauss & Co.	Urban Outfitters, Inc.
Deckers Outdoor Corp.	Oxford Industries, Inc.	Wolverine World Wide, Inc.
G-III Apparel Group, Ltd.
The purpose of the Executive Compensation Peer Group, which relies on publicly disclosed proxy data, is to approximate the labor market for companies in comparable industries and of comparable size for the CEO and CFO. The Executive Compensation Peer Group is considered an additional reference point for CEO and CFO pay alongside the survey data.
Compensation Market Analyses provided by the independent compensation consultant included an estimate of the market 25th percentile, median and 75th percentile positions for base salary, target cash compensation (the sum of base salary and target annual bonus) and target total direct compensation (the sum of target cash compensation and long-term incentive award value) for each of our named executive officers. Although the Talent
COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 21

and Compensation Committee does not target a specific market position, it considers the median, or 50th percentile, of the Compensation Market Analyses as one among many factors in its subjective analysis regarding the competitive, reasonable and appropriate levels of compensation for our named executive officers, and is guided by, and seeks to promote, the best interests of the Company and its shareholders.
Other Factors. The Talent and Compensation Committee also considers several factors other than the Compensation Market Analyses when determining appropriate compensation levels for each executive officer, including:
•the Talent and Compensation Committee’s analyses of competitive compensation practices;
•individual performance in light of Company goals and objectives relevant to executive compensation;
•individual leadership, experience, expertise, skills, and knowledge;
•internal compensation equity considerations;
•continuity of leadership and retention;
•labor market conditions in the relevant geography (which affect the compensation required to attract and retain key talent); and
•analyses and advice from its independent compensation consultant, including practices and program design at companies in the Executive Compensation Peer Group.
The Talent and Compensation Committee’s approach to evaluating these factors is subjective and not formulaic, and the Talent and Compensation Committee may place more or less weight on a particular factor when determining a specific named executive officer’s compensation.
The Talent and Compensation Committee may consider, in addition to the factors described above:
•the individual’s accumulated vested and unvested equity awards;
•the vesting schedule of the individual’s outstanding equity awards, including the likelihood of vesting and at what level (in the case of PRSUs), and, for our CEO, long-term incentive cash awards;
•a comparison of individual equity awards between executive officers and in relation to other compensation elements;
•potential shareholder dilution resulting from stock awards to employees;
•total accounting expense attributable to executive compensation and potential impact on income;
•shareholders’ advisory votes on executive compensation; and
•past levels of compensation awarded.
In determining the target total direct compensation for each named executive officer other than our CEO, the Talent and Compensation Committee considers the specific recommendations of our CEO and the head of our human resources function and other factors it deems relevant. Recommendations to the Talent and Compensation Committee typically include discussion of the role and responsibilities of the executive officer within the Company, the performance of the executive officer, the expected future contributions of the executive officer, and competitive and market considerations. Although our CEO makes recommendations regarding the compensation of the other named executive officers, he does not participate in the discussions concerning his own compensation.

Analysis of 2025 Named Executive Officer Compensation
General. The Compensation Market Analyses for 2025 provided to the Talent and Compensation Committee identified relevant market survey data for our named executive officers.
The 2025 Target Total Direct Compensation table below summarizes the target total direct compensation levels established by the Talent and Compensation Committee at the beginning of 2025 and reflects subsequent compensation adjustments for Messrs. Joseph P. Boyle and Bragdon. Following the table, we discuss each compensation element summarized in the table.
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2025 Target Total Direct Compensation

Name(1)	Annual Salary ($)	Target Short-Term Incentive Bonus (as a % of Annual Salary)(2) (%)	Target Cash Compensation(3) ($)	Target Long-Term Incentive Cash Compensation(4) ($)	Target Equity Incentive Compensation(5) ($)	Target Total Direct Compensation(6) ($)
Timothy P. Boyle	1,080,000	120	2,376,000	2,625,000	—	5,001,000
Jim A. Swanson	723,650	85	1,338,753	—	1,226,118	2,564,871
Joseph P. Boyle	699,000	85	1,293,150	—	650,005	1,943,155
Peter J. Bragdon	780,000	85	1,443,000	—	1,204,288	2,647,288
Lisa A. Kulok	633,450	70	1,076,865	—	657,967	1,734,832
(1)Mr. Potter separated from the Company on January 6, 2025 and is not included in the table. In light of his termination, Mr. Potter did not receive a short-term incentive bonus opportunity or any equity awards in 2025. Salary received by Mr. Potter in 2025 was based on his annual base salary rate in 2024.
(2)In January 2025, Mr. Swanson’s target bonus opportunity increased from 70% to 85%, and Mr. Bragdon’s increased from 80% to 85%. In August 2025, Mr. Joseph P. Boyle’s target bonus opportunity increased from 70% to 85%.
(3)Target Cash Compensation equals the sum of Annual Salary, plus Annual Salary multiplied by Target Short-Term Incentive Bonus percentage.
(4)Target Long-Term Incentive Cash Compensation equals the target value of the long-term cash incentive award for Timothy P. Boyle.
(5)Target Equity Incentive Compensation equals the estimated and probable fair value of stock options, time-based RSUs and target PRSUs granted during 2025.
(6)Target Total Direct Compensation equals the sum of Target Cash Compensation plus, as applicable, Target Long-Term Incentive Cash Compensation or Target Equity Incentive Compensation.
Base salary. We provide an annual base salary to each named executive officer based in large part on job responsibility, experience level, individual performance, and the amount and nature of the other compensation paid to the named executive officer. The Talent and Compensation Committee reviews each named executive officer’s salary annually and makes adjustments when appropriate to reflect competitive market factors, individual factors described above under “Compensation Process” and the overall economic environment. As a result of such review, in January 2025, and with subsequent adjustments made for role changes, the following table summarizes actions taken by the Talent and Compensation Committee in 2025.

Name(1)	Base Salary as of December 31, 2024 ($)	Base Salary as of December 31, 2025(2) ($)	2025 Base Salary Change (%)
Timothy P. Boyle	1,080,000	1,080,000	—
Jim A. Swanson	706,000	723,650	2.5
Joseph P. Boyle	620,000	699,000	12.7
Peter J. Bragdon	719,500	780,000	8.4
Lisa A. Kulok	618,000	633,450	2.5
(1)Mr. Potter separated from the Company on January 6, 2025 and is not included in the table.
(2)In January 2025, the Talent and Compensation Committee approved merit increases between 2.4% and 2.5% for Messrs. Swanson, Joseph P. Boyle, and Bragdon, and Ms. Kulok. There was no merit increase made to Mr. Timothy P. Boyle’s base salary for 2025. In August 2025, in recognition of the expansion of his Executive Vice President, Columbia Brand President role, Mr. Joseph P. Boyle received a 10% increase in annual base salary. In November 2025, following their appointments as Co‑Presidents, Mr. Bragdon received a 5.8% salary increase in connection with his promotion to President, while Mr. Joseph P. Boyle did not receive an additional salary increase upon his promotion to President, Columbia Brand.
Short-term incentive compensation. The Talent and Compensation Committee has established an Executive Incentive Compensation Plan for executive officers that provides for annual incentive cash bonuses to motivate and reward achievement of Company objectives.
The following table summarizes the target, threshold and maximum potential 2025 bonus payouts under the Executive Incentive Compensation Plan as approved by the Talent and Compensation Committee in early 2025. No bonus payout occurs below threshold Company performance and linear interpolation applies between threshold and target and target and maximum performance levels.
COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 23

2025 Executive Incentive Compensation Plan Potential Bonus Payouts

Name(1)	Target Bonus Opportunity(2) %	Target Bonus Payout(3) $	Threshold Company Performance Payout (as a % of Target Bonus Payout $)(4) %	Target Company Performance Payout (as a % of Target Bonus Payout $) %	Maximum Company Performance Payout (as a % of Target Bonus Payout $)(5) %
Timothy P. Boyle	120.00	1,296,000	0	100	200
Jim A. Swanson	84.10	606,276	0	100	200
Joseph P. Boyle	76.16	500,634	0	100	200
Peter J. Bragdon	84.70	626,176	0	100	200
Lisa A. Kulok	70.00	441,751	0	100	200
(1)Mr. Potter separated from the Company on January 6, 2025 and is not included in the table.
(2)In January 2025, Mr. Swanson’s target bonus opportunity increased from 70% to 85%, and Mr. Bragdon’s increased from 80% to 85%. In August 2025, Mr. Joseph P. Boyle’s target bonus opportunity increased from 70% to 85%. For each of these executives, the target bonus opportunity percentage reflects a prorated target for the year.
(3)Target bonus is calculated based on plan year eligible earnings for each named executive officer.
(4)Represents the bonus payout as a percentage of target bonus amount upon the achievement of 80% of the corporate performance target, the threshold achievement level that must be exceeded for any bonus payout.
(5)Represents the bonus payout as a percentage of target bonus amount upon the achievement of 125% or greater of the corporate performance target, the maximum achievement level.
In the compensation review conducted in January 2025, the Talent and Compensation Committee considered market survey data as one among many factors in its subjective analysis regarding the appropriate bonus target for each named executive officer. In January 2025, Mr. Swanson’s target bonus opportunity increased from 70% to 85%, and Mr. Bragdon’s increased from 80% to 85% to address market factors and acknowledge their leadership and growing contributions to the Company’s long‑term success and strategic priorities. In August 2025, Mr. Joseph P. Boyle’s target bonus opportunity increased from 70% to 85% to reflect expanded responsibilities. Mr. Timothy P. Boyle’s and Ms. Kulok’s target bonus opportunities remained unchanged from 2024.
Similar to 2024, the executive officer bonus targets were entirely dependent on a corporate performance target. However, for the 2025 bonus program, the Talent and Compensation Committee determined that threshold performance for Company performance would occur at 80% of target performance, equal to a 0% bonus payout, and that maximum performance would occur at 125% of target performance, equal to a 200% bonus payout, adjusted from threshold performance of 70% of target, equal to a 25% bonus payout and from maximum performance of 140% of target, equal to 140% bonus payout in 2024. As a result, if the threshold performance (80% of the corporate performance target) was not met, payout under the plan would be zero. The 0% threshold potential bonus payout was approved by the Talent and Compensation Committee to reduce potential incentive compensation expense relative to forecasted performance.
The Talent and Compensation Committee intends to set the corporate performance target level so that it is challenging yet attainable from year to year and tied to driving strong operational performance. The Talent and Compensation Committee generally establishes the target early in the fiscal year based upon current forecasts, business strategies and expectations.
At the beginning of 2025, the Talent and Compensation Committee set a corporate performance target under the Executive Incentive Compensation Plan of $330.1 million in operating income before bonus and excluded items, described herein as “AOI.” In 2025, these potential excluded items included business development expenses, operating results and net assets of acquired businesses, restructuring costs, extraordinary discrete and program related costs, impairment charges, the effects of changes in accounting principles or laws, changes in import/export taxes, unbudgeted financial impacts related to force majeure events, and the effects of government sanctions. Certain of these excluded items were subject to additional approval by the Board.
The Company’s actual 2025 AOI was $301.6 million, resulting in the achievement of 91.4% of the corporate performance target. Thus, for our named executive officers, achievement against the corporate performance target equaled a 57% payout of target outlined above for 2025.
No amounts under the plan are guaranteed. The Talent and Compensation Committee generally may reduce or eliminate the amount payable under the Executive Incentive Compensation Plan to a named executive officer
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based on factors that it determines warrant such a reduction or elimination. Historically, the Talent and Compensation Committee has not exercised this discretion to any significant degree. Under the plan, the Talent and Compensation Committee has no discretion to increase any amount payable to a named executive officer. Named executive officers must be employed by the Company on December 31 of the plan year to be eligible for the bonus payout or if they meet the Company’s “retirement” definition (55 years of age and 10 years of cumulative service) as described under Potential Payments Upon Termination or Change in Control—Termination Due to Retirement.
Actual 2025 Short-Term Incentive Compensation.
For 2025, since we achieved 91.4% of the corporate performance target set by the Talent and Compensation Committee, a bonus was earned and payable to each named executive officer between the threshold and target level under the plan. The table below summarizes the actual bonus payouts for 2025 under the Executive Incentive Compensation Plan.

2025 Actual Short-Term Incentive Compensation

Name(1)	2025 Eligible Earnings ($)	2025 Target Bonus(2) ($)	2025 Actual Bonus(2) ($)
Timothy P. Boyle	1,080,000	1,296,000	738,720
Jim A. Swanson	720,935	606,276	345,578
Joseph P. Boyle	657,308	500,634	285,362
Peter J. Bragdon	739,298	626,176	356,920
Lisa A. Kulok	631,073	441,751	251,798
(1)Mr. Potter separated from the Company on January 6, 2025 and is not included in the table.
(2)Bonus is calculated based on plan year eligible earnings for each named executive officer and prorated for bonus target opportunity changes during 2025 for Messrs. Swanson, Joseph P. Boyle and Bragdon.
The Talent and Compensation Committee did not award any discretionary short-term incentive bonuses in 2025.
Long-term incentive compensation. Equity-based incentives represent a direct link between executive officer compensation and shareholder returns. In light of this, we believe that offering equity incentives to our executive officers that become more valuable if the market price of our common stock increases provides an appropriate additional incentive to the executive officers to work toward this goal. Our equity awards to our named executive officers in 2025, excluding our CEO (who typically does not receive equity awards) took the form of stock options and, in the case of Mr. Bragdon, Ms. Kulok and Mr. Swanson, both PRSUs and time-based RSUs. In lieu of equity awards, our CEO receives long-term incentive awards payable solely in cash that have the same performance period and metrics that apply to the PRSUs. Mr. Joseph P. Boyle’s equity awards in 2025 were solely in the form of stock options due to his level of stock ownership.
The Talent and Compensation Committee has established appropriate written policies and practices regarding the timing and pricing of equity awards. We have not timed the disclosure of material non-public information (“MNPI”) for the purpose of affecting the value of executive compensation and the Board and the Talent and Compensation Committee do not take MNPI into account when determining the timing and terms of awards.
Similar to 2024, the Talent and Compensation Committee approved the dollar value of executive officer (including named executive officers) stock options and time-based RSUs at the January 2025 Talent and Compensation Committee meeting, such grants to be effective on February 28, 2025, the last trading day in February, to align with the grant date for non-executive employees.

In 2025, we filed our Annual Report on Form 10-K on February 27, 2025, one day prior to the prescribed grant date. The following table discloses each grant of stock options awarded to a named executive officer during the 2025 fiscal year within four business days before or one business day after the filing or furnishing of a Form 10‑Q or Form 10‑K or Form 8‑K that may contain MNPI (including earnings information).
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Name	Grant Date	Number of Shares (#)	Exercise Price ($)	Grant Date Fair Value ($)	Closing Price (T-1)(1) ($)	Closing Price (T+1)(1) ($)	Market Price Change(1) (%)
Jim A. Swanson	2/28/2025	11,704	86.84	225,019	91.00	86.84	-4.57
Peter J. Bragdon	2/28/2025	10,541	86.84	202,659	91.00	86.84	-4.57
Joseph P. Boyle	2/28/2025	33,809	86.84	650,005	91.00	86.84	-4.57
Lisa A. Kulok	2/28/2025	6,281	86.84	120,757	91.00	86.84	-4.57
(1)The Company filed Form 10‑K containing MNPI on February 27, 2025. T‑1 reflects the closing price on the trading day immediately prior to filing of the 10‑K containing MNPI. T+1 reflects the closing price on the trading day immediately after such disclosure. The Market Price Change represents the percentage change from (T-1) to (T+1).
Awards of performance-based RSUs and long-term incentive cash were granted at the March Talent and Compensation Committee meeting.
The Talent and Compensation Committee chooses types of awards and establishes relative weights to provide an effective incentive for our executive officers. The Talent and Compensation Committee also periodically reviews outstanding awards in order to monitor the effectiveness of such awards. From time to time, the Talent and Compensation Committee may consider special awards of equity outside of the pre-established mix outlined below.
Similar to 2024, in 2025, the Talent and Compensation Committee established the following mix of forms of annual equity awards for our named executive officers, other than our CEO and Mr. Joseph P. Boyle:

2025 Targeted % of Equity Value
Stock Options	20%
Time-Based RSUs	40%
Performance-Based RSUs	40%
Total	100%
In 2025, continuing to align pay with performance, the Talent and Compensation Committee allocated 40% of targeted equity value to PRSUs, with the remainder of equity compensation delivered in the form of stock options (20%) and time-based RSUs (40%) for our named executive officers, other than our CEO and Mr. Joseph P. Boyle. The award mix is intended to keep a majority of the targeted equity value performance-based (60%), with the emphasis on PRSUs to specifically incentivize and reward profitability and relative share performance. Stock options and RSUs vest 25% per year over four years, except that if an executive officer is retirement-eligible at grant, the awards vest 12.5% every six months over four years. To be retirement eligible, an executive officer must be at least 55 years old and have 10 years of cumulative service. Vesting of PRSUs granted in 2025 is subject to the executive officer’s continued employment through December 31 of year three, with limited exceptions described below in the section “Potential Payments Upon Termination or Change in Control.”
Stock options offer the possibility of substantial gains if our stock price appreciates significantly, but no value if our stock price drops below the exercise prices of the options, thus providing a strong linkage with shareholders. Stock options granted under our equity compensation plan have exercise prices not less than 100% of the closing market price of our common stock on the date of the option grant and have a ten-year term.
RSUs (both time-based and performance-based) reward increases in the market price of our common stock and also subject the executive officers to downside risk similar to that experienced by shareholders, tying the interests of executive officers to our shareholders’ interests. In addition, RSUs can provide value even if our stock price does not increase and therefore are a meaningful source of retention for executives. The Company does not pay dividend equivalents on RSUs prior to vest, instead the number of RSUs granted to each eligible named executive officer was determined by dividing the allocated grant value by the stock price on the grant date (discounted by the present value of dividends over the vesting period).
In 2025, Mr. Bragdon received an additional one-time $100,000 RSU award for his contributions to the Company and for retention.
Similar to 2024, the Talent and Compensation Committee approved the performance metrics for the PRSUs granted in 2025 such that 50% of the PRSUs granted in 2025 were tied to COI of the Company and the remaining 50% of PRSUs granted were tied to Relative TSR. The performance period for PRSUs based on COI is two years,
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plus one additional year of service. COI provides a clear link to value creation. PRSUs tied to COI have a threshold payout of 50% of target and maximum payout of 200% of target. The PRSUs granted tied to Relative TSR have a three-year performance period. The Talent and Compensation Committee determined that a PRSU tied to Relative TSR would reward executives for performance relative to the market, are closely aligned with the shareholder experience and reduce the reliance on long-term corporate forecasting. The Relative TSR metric is based on the change in stock price plus dividends over the performance period, making it a transparent and clear measure of management performance as it neutralizes for industry and broader macroeconomic uncertainty. The Company does not pay dividend equivalents on PRSUs prior to vest, instead the target number of PRSUs tied to Relative TSR granted to each eligible named executive officer was determined by dividing the allocated grant value by the stock price on the grant date (discounted by the present value of dividends over the vesting period), similar to the PRSUs tied to COI performance.
The Relative TSR multiplier is calculated as follows (linear interpolation applies between performance levels, with no payout for performance below threshold level):

3-Year Relative TSR Performance
	Threshold	Target	Stretch	Maximum
Performance vs. Comparator Group	25th	50th	75th	≥90th
PRSUs Earned as % of Target	25%	100%	150%	200%
The Talent and Compensation Committee approved the following Relative TSR Comparator Group:

Relative TSR Comparator Group
Allbirds, Inc.	Ermenegildo Zegna N.V.	Kontoor Brands, Inc.	PVH CORP.	Tapestry, Inc.
Capri Holdings Limited	FIGS, Inc.	Levi Strauss & Co.	Ralph Lauren Corporation	Under Armour, Inc.
Carter’s, Inc.	Fossil Group, Inc.	Movado Group, Inc.	Rocky Brands, Inc.	V.F. Corporation
Crocs, Inc.	G-III Apparel Group, Ltd.	NIKE, Inc.	Skechers U.S.A., Inc.	Vera Bradley, Inc.
Deckers Outdoor Corporation	Hanesbrands Inc.	Oxford Industries, Inc.	Steven Madden, Ltd.	Wolverine World Wide, Inc.
This Relative TSR Comparator Group differs from the Executive Compensation Peer Group noted above. The Relative TSR Comparator Group includes 25 companies, which is sufficient for a meaningful comparison and to avoid outcomes being impacted by one-off events at individual companies. The Relative TSR Comparator Group was developed in 2024 and includes the companies in the Russell 3000 GICS Sub Industry Textiles, Apparel & Luxury Goods, plus Levi, Strauss & Co.
As stated above, our CEO received a long-term incentive cash award tied to the same performance metrics to which the vesting of PRSU awards for other executive officers is subject. As a result, in 2025, our CEO received two separate long-term cash awards, one based on COI and one based on Relative TSR.
Performance-based RSUs Earned for 2023-2025 Company Performance.
Based on the Company’s 56th percentile rank relative to the Company’s Executive Compensation Peer Group for the EBIT Margin at the end of the 2023-2025 performance period, each eligible named executive officer earned 60% of his or her total target PRSU award following certification of results by the Talent and Compensation Committee on March 4, 2026. As a result, Mr. Bragdon had 1,134, Mr. Swanson had 1,416 and Ms. Kulok had 780 PRSUs vest, respectively. Our CEO and Mr. Joseph P. Boyle were not eligible to receive PRSUs for the performance period, however our CEO’s long-term cash incentive award for the performance period was paid out at 60% of total target, or $1,200,000. Mr. Potter separated from the Company in January 2025 and, as a result, forfeited all PRSUs granted in 2023. Vesting was subject to the executive officer’s continued employment through certification of results by the Talent and Compensation Committee in March 2026, with limited exceptions described below in the section “Potential Payments Upon Termination or Change in Control.”
PRSUs and the long-term cash award for the performance period from 2023 through 2025, were based on the following specific performance metrics relating to COI and Return on Invested Capital (“ROIC”) (primary) and EBIT Margin (secondary).
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Primary Metrics

50% Weighting			50% Weighting
2023-2025 Cumulative Operating Income (000s)	Goal as a % of Plan	Payout as a % of Target	2023-2025 Average Return on Invested Capital	Goal as a % of Plan	Payout as a % of Target
<$1,172,401	<80%	0%	<14.2%	<80%	0%
$1,172,401	80%	50%	14.2%	80%	50%
$1,318,951	90%	75%	16.0%	90%	75%
$1,465,501	100%	100%	17.8%	100%	100%
$1,538,776	105%	125%	18.7%	105%	125%
$1,612,051	110%	150%	19.6%	110%	150%
$1,685,326	115%	175%	20.5%	115%	175%
≥$1,758,601	≥120%	200%	≥21.4%	≥120%	200%

Secondary Metric

EBIT Margin
Percentile Rank	% Vesting
25-39	20%
40-54	40%
55-69	60%
70-84	80%
85+	100%
For the 2023 through 2025 performance period, the Company achieved $880.8 million of COI and an average ROIC of 11.98%. COI, for purposes of assessing achievement of the performance target, excludes certain specified extraordinary items as described for AOI, but differs from the AOI in that it includes bonus expense. COI and average ROIC threshold performance levels were not attained. Where the performance under the primary metrics is not achieved at threshold performance levels, the earned amount for each of the PRSUs and the long-term cash award becomes determined entirely based on relative EBIT Margin. This, resulted in vesting of 60% of target awards.
Performance-based RSUs for 2024-2025 Company Performance.
In 2024, the Talent and Compensation Committee approved grants of PRSUs tied to COI for the two‑year performance period spanning 2024–2025. In addition to the performance requirement, the awards included a one‑year service‑based vesting condition covering 2026, with vesting on December 31, 2026.
Metrics

2024-2025 Cumulative Operating Income (000s)	Goal as a % of Plan	Payout as a % of Target
<$570,552	<80%	0%
$570,552	80%	50%
$641,871	90%	75%
$713,190	100%	100%
$748,850	105%	125%
$784,509	110%	150%
$820,169	115%	175%
≥$855,828	≥120%	200%
28 | COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement

For the 2024 through 2025 performance period, the Company achieved $543 million of COI. COI, for purposes of assessing achievement of the performance target, excludes certain specified extraordinary items as described for AOI, but differs from the AOI in that it includes bonus expense.
In March 2026, following its certification of the Company’s COI results for the 2024–2025 performance period, the Talent and Compensation Committee determined that threshold COI performance had not been achieved. As a result, no PRSUs linked to COI were earned by Mr. Bragdon, Mr. Swanson, or Ms. Kulok. Our CEO likewise did not earn a payout under the long‑term incentive cash award linked to the same COI performance metrics, therefore the additional one-year vesting period did not apply. The PRSUs and long-term incentive cash award linked to Relative TSR for the performance period 2024-2026 remain outstanding.
Mr. Potter separated from the Company in January 2025 and forfeited all PRSUs granted to him in 2024. Consistent with his long‑term incentive structure, which provides awards solely in the form of stock options, Mr. Joseph P. Boyle did not receive a PRSU grant in 2024.
Benefits. We provide our named executive officers with competitive benefits, and we generally do not provide perquisites, tax reimbursements or other benefits to the named executive officers that are not available to other employees. In addition to our 401(k) Plan and 401(k) Excess Retirement Plan described below, in 2025, our named executive officers were offered other benefits that were substantially the same as those offered to all of our U.S. employees. These benefits included medical, dental and vision insurance. We also provide an enhanced long-term disability benefit to our named executive officers, other than our CEO. This benefit is designed to provide additional income protection to our named executive officers in the event of catastrophic illness or disability.
Change in control severance plan. Specified key employees, including our named executive officers, are eligible to participate in a change in control severance plan that offers income protection and certain other benefits, based on level of position, in the event that the participant’s employment with us is involuntarily terminated other than for cause. The plan also helps to secure for the benefit of Columbia the services of the eligible employees, including the named executive officers, in the event of a potential or actual change in control. Our CEO is not eligible to participate in the plan. The Talent and Compensation Committee believes these types of arrangements are common for companies against which we compete for talented key personnel and are beneficial for management recruitment purposes. For a description of the benefits to which the participating named executive officers would be entitled under the plan, see “Potential Payments Upon Termination or Change in Control.” Pursuant to the change in control severance plan, in January 2025, Mr. Potter received a lump sum payment of $1,575,900 and the Company is required to provide to him up to 18 months of paid health insurance benefit premiums, as determined by the cost ratio policy for the Company’s employees. For 2025, the required premiums for Mr. Potter were paid by the Company on a monthly basis directly to the providers, totaling an aggregate of $20,727.
Clawback Policies. In 2017, our Board adopted an executive incentive recovery (or clawback) policy pursuant to which our executive officers may be required to return incentive awards paid, settled, granted, or that first vest after December 31, 2017. The Company’s recoupment right under this policy applies if the Company is required to file a financial restatement under which payment of an incentive award would have been lower if based on the restated financial statements and the executive officer engaged in fraud or misconduct that contributed to the need for the restatement or the executive officer was aware of fraud or misconduct and failed to act. This policy remains in place for certain executive levels and, for our named executive officers, for any compensation received before October 2, 2023 or that is not otherwise subject to recoupment under our 2023 Incentive Compensation Recovery Policy. In 2023, our Board adopted an additional 2023 Incentive Compensation Recovery Policy that is intended to be compliant with Nasdaq Listing Rule 5608 (the “Listing Standards”). This policy is only applicable to executive officers as defined in Rule 10D-1 of the Securities Exchange Act of 1934 and the Listing Standards for any compensation received on or after October 2, 2023. Under the 2023 Incentive Compensation Recovery Policy, in the event the Company is required to prepare an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under the U.S. federal securities laws, it is the Company’s policy to recover erroneously awarded incentive-based compensation received by its executive officers covered by the policy. The recovery of such compensation applies regardless of whether an executive officer engaged in misconduct or otherwise caused or contributed to the requirement for a restatement.

COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 29

2025 Summary Compensation Table

Name and Principal Position Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total
Timothy P. Boyle, Chairman and CEO
2025	$1,080,000	$—	$—	$—	$1,938,720	$17,500	$3,036,220
2024	$1,080,000	$—	$—	$—	$1,756,488	$17,250	$2,853,738
2023	$1,073,600	$—	$—	$—	$533,364	$16,500	$1,623,464
Jim A. Swanson, Executive Vice President and CFO
2025	$720,934	$—	$1,001,099	$225,019	$345,578	$56,418	$2,349,048
2024	$693,539	$—	$874,997	$210,007	$292,743	$50,422	$2,121,708
2023	$616,431	$—	$600,098	$400,010	$200,217	$51,884	$1,868,640
Joseph P. Boyle, President, Columbia Brand
2025	$657,308	$—	$—	$650,005	$285,362	$50,391	$1,643,066
2024	$617,692	$—	$—	$600,020	$260,728	$45,455	$1,523,895
2023	$600,462	$—	$—	$550,005	$186,623	$49,365	$1,386,455
Peter J. Bragdon, President
2025	$739,298	$—	$1,001,629	$202,659	$356,920	$60,234	$2,360,740
2024	$708,808	$—	$804,168	$193,019	$341,929	$55,086	$2,103,010
2023	$646,154	$—	$605,184	$320,008	$239,852	$56,574	$1,867,772
Lisa A. Kulok, Executive Vice President, Chief Operating Officer
2025	$631,073	$—	$537,210	$120,757	$251,798	$52,257	$1,593,095
Steven M. Potter, Former Executive Vice President, Chief Digital Information Officer(5)
2025	$29,632	$—	$—	$—	$—	$1,606,676	$1,636,308
2024	$697,262	$—	$616,708	$148,017	$294,314	$52,862	$1,809,163
2023	$675,708	$—	$435,141	$290,004	$214,740	$57,758	$1,673,351
(1)Amounts include employee contributions deferred under our 401(k) Plan and 401(k) Excess Retirement Plan.
(2)The amounts set forth in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of equity awards granted, computed in accordance with the requirements of FASB ASC Topic 718, excluding the effect of any estimated forfeitures. These amounts may not correspond to the actual value eventually realized by each named executive officer, which depends on the extent to which service and performance conditions are ultimately met and the market value of our common stock in future periods. The maximum payout amounts for the 2025 PRSUs reported in the “Stock Awards” column above are as follows: Mr. Swanson, $776,164, Mr. Bragdon, $699,023, and Ms. Kulok, $416,451. Assumptions used in the calculation of amounts set forth in the “Stock Awards” and “Option Awards” columns are described in the Notes to the Consolidated Financial Statements for each of the years ended December 31, 2023, 2024 and 2025, included in Columbia’s Annual Reports on Form 10-K filed with the SEC. While described in the Notes to the Consolidated Financial Statements for the year ended December 31, 2025, no amount is reflected above under the “Stock Award” column for Mr. Timothy P. Boyle’s 2025 long-term incentive cash award, based on three-year Relative TSR. If three-year performance threshold is met, the cash amount earned will be reflected in his 2028 Summary Compensation Table, “Non-Equity Incentive Plan Compensation” column.
(3)In the case of our CEO, amounts payable under the Executive Incentive Compensation Plan and long-term incentive cash awards. For our other named executive officers, amounts payable under the Executive Incentive Compensation Plan.
30 | COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement

(4)Components of All Other Compensation:

Name	Matching Contributions under the Company’s 401(k) Plan ($)	Matching Contributions under the Company’s 401(k) Excess Retirement Plan ($)	Executive Officer Excess Disability Insurance Premium Payments ($)	Other Payments(a) ($)	Total All Other Compensation ($)
Timothy P. Boyle	17,500	—	—	—	17,500
Jim A. Swanson	17,500	33,184	5,734	—	56,418
Joseph P. Boyle	17,500	28,402	4,489	—	50,391
Peter J. Bragdon	17,500	36,561	6,173	—	60,234
Lisa A. Kulok	17,500	27,038	7,719	—	52,257
Steven M. Potter	8,839	—	1,210	1,596,627	1,606,676
(a)    Amount represents a lump sum payment of $1,575,900 and $20,727 for benefits continuation received by Mr. Potter in connection with his separation from the Company in January 2025.
(5)Mr. Potter separated from the Company on January 6, 2025.

COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 31

2025 Grants of Plan-Based Awards Table

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards					All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name(1) Grant Type	2025 Approval Date	2025 Grant Date	Threshold (2) ($)		Target ($)		Maximum ($)		Threshold (2) (#)		Target (#)	Maximum (#)
Timothy P. Boyle
Short-Term Incentive	—	—	$—		$1,296,000	(4)	$2,592,000	(7)	—		—	—		—		—		$—	$—
Long-Term Incentive - TSR(12)	3/5	3/5	328,125	(5)	1,312,500		2,625,000	(7)	—		—	—		—		—		—	—
Long-Term Incentive - COI(13)	3/5	3/5	656,250	(6)	1,312,500		2,625,000	(7)	—		—	—		—		—		—	—
Jim A. Swanson
Short-Term Incentive	—	—	$—		$606,276	(4)	$1,212,552	(7)	—		—	—		—		—		$—	$—
RSUs	1/23	2/28	—		—		—		—		—	—		5,476	(8)	—		—	450,007
Options	1/23	2/28	—		—		—		—		—	—		—		11,704	(9)	86.84	225,019
PRSUs - TSR(14)	3/5	3/5	—		—		—		695	(5)	2,777	5,554	(7)	—		—		—	326,020
PRSUs - COI(15)	3/5	3/5	—		—		—		1,389	(6)	2,777	5,554	(7)	—		—		—	225,072
Joseph P. Boyle
Short-Term Incentive	—	—	$—		$500,634	(4)	$1,001,268	(7)	—		—	—		—		—		$—	$—
Options	1/23	2/28	—		—		—		—		—	—		—		33,809	(9)	86.84	650,005
Peter J. Bragdon
Short-Term Incentive	—	—	$—		$626,176	(4)	$1,252,351	(7)	—		—	—		—		—		$—	$—
RSUs	1/23	2/28	—		—		—		—		—	—		4,932	(10)	—		—	405,303
RSUs	3/5	3/5	—		—		—		—		—	—		1,256	(10)	—		—	100,006
Options	1/23	2/28	—		—		—		—		—	—		—		10,541	(11)	86.84	202,659
PRSUs - TSR(14)	3/5	3/5	—		—		—		626	(5)	2,501	5,002	(7)	—		—		—	293,617
PRSUs - COI(15)	3/5	3/5	—		—		—		1,251	(6)	2,501	5,002	(7)	—		—		—	202,703
Lisa A. Kulok
Short-Term Incentive	—	—	$—		$441,751	(4)	$883,502	(7)	—		—	—		—		—		$—	$—
RSUs	1/23	2/28	—		—		—		—		—	—		2,939	(10)	—		—	241,521
Options	1/23	2/28	—		—		—		—		—	—		—		6,281	(11)	86.84	120,757
PRSUs - TSR(14)	3/5	3/5	—		—		—		373	(5)	1,490	2,980	(7)	—		—		—	174,926
PRSUs - COI(15)	3/5	3/5	—		—		—		745	(6)	1,490	2,980	(7)	—		—		—	120,763
(1)Mr. Potter separated from the Company on January 6, 2025. He is not included in the table since he received no awards in 2025.
(2)If performance falls below pre-established thresholds, no short-term incentive cash compensation, PRSUs or long-term incentive cash compensation will be earned.
(3)As a result of how the grant date fair value of long-term equity incentive awards must be calculated for accounting purposes, the estimated fair value of our equity-based incentives reflected in the 2025 Grants of Plan-Based Awards Table often does not reflect the actual value that may be realized by our named executive officers with respect to these awards.
32 | COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement

(4)Represents the applicable target payout under the Executive Incentive Compensation Plan. Payout targets are based on plan year eligible earnings for each named executive officer.
(5)At threshold performance, 25% of target PRSUs or long-term incentive cash compensation will be earned.
(6)At threshold performance, 50% of target PRSUs or long-term incentive cash compensation will be earned.
(7)At maximum performance, 200% of target short-term incentive cash compensation, target PRSUs or long-term incentive cash compensation will be earned.
(8)The RSUs vest 25% annually (a) on the first anniversary of the first day of the first full calendar month following the award date (the “Initial Vest Date”), and (b) on each of the subsequent three anniversaries of the Initial Vest Date.
(9)The options vest 25% on each anniversary of the award date over four years.
(10)The RSUs vest 12.5% semi-annually (a) on the six-month anniversary of the first day of the first full calendar month following the Initial Vest Date, and (b) on each of the subsequent seven six-month anniversaries following the Initial Vest Date. Employees who are at least 55 years of age and have 10 years of cumulative service at time of grant are awarded time-based RSUs or stock options that vest semi-annually rather than annually. Mr. Bragdon and Ms. Kulok met the age and service requirement and received the semi-annual vesting schedule.
(11)The options vest 12.5% on each six-month anniversary of the award date over four years. Employees who are at least 55 years of age and have 10 years of cumulative service at time of grant are awarded time-based RSUs or stock options that vest semi-annually rather than annually. Mr. Bragdon and Ms. Kulok met the age and service requirement and received the semi-annual vesting schedule.
(12)The value of the long-term incentive cash award represents performance at threshold, target and maximum. Performance is based on Relative TSR versus a Comparator Group over the three-year performance period, 2025-2027. Assuming performance objectives are met, the long-term incentive cash award will vest on December 31, 2027, subject to approval by the Talent and Compensation Committee in early 2028. Actual payout will depend on actual performance, which could range from 0% to 200%. If threshold performance is met, earned value under the long-term incentive cash award will be reflected in the 2027 Summary Compensation Table under column “Non-Equity Incentive Plan Compensation.”
(13)The value of the long-term incentive cash award represents performance at threshold, target and maximum. Performance is based on COI over the two-year performance period, 2025-2026, with an additional one-year time-based service requirement period through 2027. Assuming performance objectives are met and subject to Talent and Compensation Committee approval in March 2027, earned long-term incentive cash will vest December 31, 2027. Actual payout will depend on actual performance, which could range from 0% to 200%. If threshold performance is met, earned value under the long-term incentive cash award will be reflected in the 2027 Summary Compensation Table under column “Non-Equity Incentive Plan Compensation.”
(14)The number of PRSUs represent performance at threshold, target and maximum. Performance is based on Relative TSR versus a Relative TSR Comparator Group over the three-year performance period, 2025-2027. Assuming performance objectives are met, the PRSUs will vest on December 31, 2027, subject to approval by the Talent and Compensation Committee in early 2028. Actual payout will depend on actual performance, which could range from 0% to 200%.
(15)The number of PRSUs represent performance at threshold, target and maximum. Performance is based on COI over the two-year performance period, 2025-2026, with an additional one-year time-based service requirement period through 2027. Assuming performance objectives are met and subject to Talent and Compensation Committee approval in March 2027, earned PRSUs will vest December 31, 2027. Actual payout will depend on actual performance, which could range from 0% to 200%.
Narrative Disclosure to 2025 Summary Compensation Table and 2025 Grants of Plan-Based Awards Table
Salary. Salaries paid to our named executive officers are set forth in the 2025 Summary Compensation Table. In general, any salary increases are effective in March of the respective year.
Bonus. No discretionary bonuses were paid to our named executive officers in 2025.
Stock awards. We awarded both time-based RSUs and PRSUs in 2025, in each case under our 2020 Stock Incentive Plan, to our then serving named executive officers, other than our CEO and Mr. Joseph P. Boyle. The amounts set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the 2025 Grants of Plan-Based Awards Table represent the threshold, target and maximum number of PRSUs that may be earned by each of the named executive officers during the January 1, 2025 through December 31, 2027 period, depending on the extent to which COI or Relative TSR performance is met or exceeded. TSR PRSUs earned during the three-year performance period will vest on December 31, 2027 and be released in early 2028, upon certification of results and approval by the Talent and Compensation Committee. COI PRSUs earned during the two-year performance period, based on certification of results and approval by the Talent and Compensation Committee in March 2027, continue to be subject to a one-year service requirement and vest on December 31, 2027. The amounts set forth in the “All Other Stock Awards” column of the 2025 Grants of Plan-Based Awards Table represent the number of time-based RSUs granted to each named executive officer.
Option awards. We awarded stock options to each of our then serving named executive officers, other than our CEO, under our 2020 Stock Incentive Plan, in 2025. The options granted to our named executive officers are set forth in the “All Other Option Awards” column of the 2025 Grants of Plan-Based Awards Table.
Non-equity incentive plan compensation. The amounts set forth in the “Non-Equity Incentive Plan Compensation” column of the 2025 Summary Compensation Table consist of payments earned in 2025 and paid in early 2026 pursuant to non-equity incentive plan awards granted to our named executive officers under our Executive
COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 33

Incentive Compensation Plan. For our CEO, amounts also include payments from long-term incentive cash awards based on achievement of targets. A discussion of the corporate performance target achieved in 2025 for awards under the Executive Incentive Compensation Plan is set forth under the caption “Compensation Discussion and Analysis—Analysis of 2025 Named Executive Officer Compensation—Short-term incentive compensation” above. A discussion of the performance targets that were achieved for the 2023 through 2025 performance period and the 2024 through 2025 performance period for the long-term incentive cash awards granted to our CEO in 2023 and 2024 is set forth under the caption “Compensation Discussion and Analysis—Analysis of 2025 Named Executive Officer Compensation—Long-term incentive compensation” above.
The amounts set forth in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the 2025 Grants of Plan-Based Awards Table include the threshold, target and maximum amounts payable for achieving the corporate performance objective under the Executive Incentive Compensation Plan for 2025 awards, and for our CEO, the threshold, target and maximum amounts payable under his 2025 long-term incentive cash awards that may be earned during the January 1, 2025 through December 31, 2027 period, depending on the extent to which COI or Relative TSR performance is met or exceeded. TSR long-term incentive cash earned during the three-year performance period will vest on December 31, 2027 and be paid in early 2028, upon certification of results and approval by the Talent and Compensation Committee. COI long-term incentive cash earned during the two-year performance period, based on certification of results and approval by the Talent and Compensation Committee in March 2027, continue to be subject to a one-year service requirement and vest on December 31, 2027.
All other compensation. All other compensation of our named executive officers is set forth in the 2025 Summary Compensation Table for fiscal year 2025 and described in greater detail in footnote 4 to the table.
Our 401(k) Plan is our tax qualified retirement savings plan pursuant to which our U.S. employees, including the named executive officers, are able to make pre-tax and post-tax contributions from their cash compensation. Typically, we make matching contributions for all participants each year equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of eligible annual compensation. The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Plan and also limits the amount of salary and bonus with respect to which matching contributions and profit sharing contributions can be made under that plan. Accordingly, we provide our executive officers and other highly compensated employees with the opportunity to defer a portion of their eligible compensation, including amounts in excess of the tax law limit. Under our 401(k) Excess Retirement Plan, following meeting maximum IRS deferral limits under the 401(k) Plan, participants may elect to defer up to 70% of eligible compensation and the Company will make a matching contribution for the participants equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of their total eligible compensation, less the matching contribution the participant was eligible to receive under the qualified 401(k) Plan. See the “2025 Nonqualified Deferred Compensation” table below.
34 | COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement

2025 Outstanding Equity Awards at Fiscal Year-End Table

	OPTION AWARDS						STOCK AWARDS
Name(1) Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Timothy P. Boyle
10/21/2021	79,284		—		$98.74	10/21/2031	—		$—	—		$—
Jim A. Swanson
1/26/2017	3,907		—		$55.53	1/25/2027	—		$—	—		$—
7/20/2017	4,033		—		57.95	7/19/2027	—		—	—		—
1/25/2018	7,326		—		74.59	1/25/2028	—		—	—		—
1/24/2019	8,873		—		86.42	1/24/2029	—		—	—		—
1/23/2020	16,858		—		95.71	1/23/2030	—		—	—		—
1/28/2021	17,564		—		87.54	1/28/2031	—		—	—		—
10/21/2021	9,237		—		98.74	10/21/2031	—		—	—		—
1/27/2022	—		—		—	—	963	(5)	53,052	—		—
1/27/2022	13,223	(3)	4,407	(3)	87.15	1/27/2032	—		—	—		—
1/26/2023	—		—		—	—	2,321	(5)	127,864	—		—
1/26/2023	8,813	(3)	8,812	(3)	90.85	1/26/2033	—		—	—		—
3/7/2023	—		—		—	—	—		—	1,416	(7)	78,007
2/29/2024	—		—		—	—	4,037	(5)	222,398	—		—
2/29/2024	2,510	(3)	7,528	(3)	82.69	2/28/2034	—		—	—		—
3/5/2024	—		—		—	—	—		—	2,744	(8)	151,167
2/28/2025							5,476	(5)	301,673
2/28/2025	—		11,704	(3)	86.84	2/28/2035
3/5/2025	—		—		—	—	—		—	2,777	(9)	152,985
3/5/2025	—		—		—	—	—		—	2,777	(10)	152,985
Total	92,344		32,451				12,797		$704,987	9,714		$535,144
Joseph P. Boyle
1/26/2017	14,065		—		$55.53	1/25/2027	—		$—	—		$—
7/20/2017	5,064		—		57.95	7/19/2027	—		—	—		—
1/25/2018	17,682		—		74.59	1/25/2028	—		—	—		—
1/24/2019	19,717		—		86.42	1/24/2029	—		—	—		—
1/23/2020	25,724		—		95.71	1/23/2030	—		—	—		—
1/28/2021	27,608		—		87.54	1/28/2031	—		—	—		—
1/27/2022	20,661	(3)	6,886	(3)	87.15	1/27/2032	—		—	—		—
1/26/2023	12,118	(3)	12,116	(3)	90.85	1/26/2033	—		—	—		—
2/29/2024	7,170	(3)	21,510	(3)	82.69	2/28/2034	—		—	—		—
2/28/2025	—		33,809	(3)	86.84	2/28/2035	—		—	—		—
Total	149,809		74,321				—		$—	—		$—
COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 35

	OPTION AWARDS						STOCK AWARDS
Name(1) Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Peter J. Bragdon
7/20/2017	375		—		$57.95	7/19/2027	—		$—	—		$—
1/25/2018	10,104		—		74.59	1/25/2028	—		—	—		—
1/24/2019	9,317		—		86.42	1/24/2029	—		—	—		—
1/23/2020	12,166		—		95.71	1/23/2030	—		—	—		—
1/28/2021	13,056		—		87.54	1/28/2031	—		—	—		—
10/21/2021	6,867		—		98.74	10/21/2031	—		—	—		—
1/27/2022	—		—		—	—	421	(6)	23,193	—		—
1/27/2022	13,499	(4)	1,928	(4)	87.15	1/27/2032	—		—	—		—
1/26/2023	—		—		—	—	1,392	(6)	76,685	—		—
1/26/2023	8,814	(4)	5,286	(4)	90.85	1/26/2033	—		—	—		—
3/7/2023	—		—		—	—	—		—	1,134	(7)	62,472
2/29/2024	—		—		—	—	3,090	(6)	170,228	—		—
2/29/2024	3,461	(4)	5,765	(4)	82.69	2/28/2034	—		—	—		—
3/5/2024	—		—		—	—	—		—	2,522	(8)	138,937
2/28/2025							4,315	(6)	237,713
2/28/2025	1,318	(4)	9,223	(4)	86.84	2/28/2035
3/5/2025	—		—		—	—	1,099	(6)	60,544	—		$—
3/5/2025	—		—		—	—	—		—	2,501	(9)	137,780
3/5/2025	—		—		—	—	—		—	2,501	(10)	137,780
Total	78,977		22,202				10,317		$568,363	8,658		$476,969
Lisa A. Kulok
1/26/2017	6,857		—		$55.53	1/25/2027	—		$—	—		$—
1/25/2018	6,947		—		74.59	1/25/2028	—		—	—		—
1/24/2019	7,764		—		86.42	1/24/2029	—		—	—		—
1/23/2020	10,143		—		95.71	1/23/2030	—		—	—		—
1/28/2021	11,709		—		87.54	1/28/2031	—		—	—		—
10/21/2021	6,158		—		98.74	10/21/2031	—		—	—		—
1/27/2022	—		—		—	—	270	(6)	14,874	—		—
1/27/2022	8,678	(4)	1,239	(4)	87.15	1/27/2032	—		—	—		—
1/26/2023	—		—		—	—	957	(6)	52,721	—		—
1/26/2023	6,060	(4)	3,634	(4)	90.85	1/26/2033	—		—	—		—
3/7/2023	—		—		—	—	—		—	780	(7)	42,970
2/29/2024	—		—		—	—	1,841	(6)	101,421	—		—
2/29/2024	2,062	(4)	3,435	(4)	82.69	2/28/2034
3/5/2024	—		—		—	—	—		—	1,503	(8)	82,800
2/28/2025	—		—		—	—	2,571	(6)	141,636	—		—
2/28/2025	786	(4)	5,495	(4)	86.84	2/28/2035	—		—	—		—
3/5/2025	—		—		—	—	—		—	1,490	(9)	82,084
3/5/2025	—		—		—	—	—		—	1,490	(10)	82,084
Total	67,164		13,803				5,639		$310,652	5,263		$289,938
36 | COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement

(1)Mr. Potter separated from the Company on January 6, 2025 and is not included in the table.
(2)Based on a value of $55.09 per share, the closing market price of our common stock on December 31, 2025, the last trading day of 2025.
(3)The options vest 25% on each anniversary of the award date over four years.
(4)The options vest 12.5% on each six-month anniversary of the award date over four years.
(5)The RSUs vest 25% annually (a) on the first anniversary of the first day of the first full calendar month following the award date (the “Initial Vest Date”), and (b) on each of the subsequent three anniversaries of the Initial Vest Date.
(6)The RSUs vest 12.5% semi-annually (a) on the six-month anniversary of the first day of the first full calendar month following the Initial Vest Date, and (b) on each of the subsequent seven six-month anniversaries following the Initial Vest Date.
(7)These PRSUs for the 2023-2025 performance period were earned based on the EBIT Margin of the Company relative to the EBIT Margin of the Executive Compensation Peer Group approved by the Talent and Compensation Committee on April 22, 2021 and vested on March 4, 2026.
(8)The number of PRSUs represents performance at target. Performance is based on Relative TSR versus a Relative TSR Comparator Group over the three-year performance period, 2024-2026. Assuming performance objectives are met, the PRSUs will vest on December 31, 2026, subject to approval by the Talent and Compensation Committee in early 2027. Actual payout will depend on actual performance, which could range from 0% to 200%, and the value of our common stock in future periods. The Talent and Compensation Committee certified on March 4, 2026 that no PRSUs based on COI over the two-year performance period, 2024-2025, were earned. As a result, such PRSUs were forfeited and are not reflected in this table.
(9)The number of PRSUs represents performance at target. Performance is based on Relative TSR versus a Relative TSR Comparator Group over the three-year performance period, 2025-2027. Assuming performance objectives are met, the PRSUs will vest on December 31, 2027, subject to approval by the Talent and Compensation Committee in early 2028. Actual payout will depend on actual performance, which could range from 0% to 200%.
(10)The number of PRSUs represents performance at target. Performance is based on COI over the two-year performance period, 2025-2026, with an additional one-year time-based service requirement period through 2027. Assuming performance objectives are met and subject to Talent and Compensation Committee approval in March 2027, earned PRSUs will vest December 31, 2027. Actual payout will depend on actual performance, which could range from 0% to 200%.

2025 Option Exercises and Stock Vested Table

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting ($)
Timothy P. Boyle	—	—	—	—
Jim A. Swanson	—	—	5,041	427,125
Joseph P. Boyle	—	—	—	—
Peter J. Bragdon	—	—	6,388	458,071
Lisa A. Kulok	5,262	6,660	3,067	217,958
Steven M. Potter(1)	—	—	—	—
(1)Mr. Potter separated from the Company on January 6, 2025 and did not have any stock option or stock award transactions in 2025.
(2)Represents full number of shares vested including shares surrendered to satisfy tax withholding.

2025 Nonqualified Deferred Compensation

Name	Executive Contributions in 2025(1) ($)	Matching Company Contributions for 2025(1) ($)	Aggregate Earnings in 2025(1) ($)	Aggregate Distributions in 2025(1) ($)	Aggregate Balance at 12/31/2025(1) ($)
Timothy P. Boyle	—	—	—	—	—
Jim A. Swanson	87,723	33,184	217,525	—	1,570,820
Joseph P. Boyle	527,102	28,402	560,844	—	3,660,820
Peter J. Bragdon	101,056	36,561	525,551	—	4,629,932
Lisa A. Kulok	141,280	27,038	360,778	—	3,120,138
Steven M. Potter	147,157	—	176,795	60,814	1,335,638
(1)Amounts reported in the “Executive Contributions” column represent contributions of base salary earned and reported in the 2025 “Salary” column of the 2025 Summary Compensation Table, plus contributions earned in 2024 and paid in 2025 under the Executive
COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 37

Incentive Compensation Plan included in the 2024 Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” The amounts reported in the “Matching Company Contributions” column represent the pre-tax matching contributions made by us in early 2026 based on 2025 executive contributions; these amounts are also included in amounts reported for 2025 in the “All Other Compensation” column of the 2025 Summary Compensation Table. Actual matching contributions after required tax withholding were: Mr. Swanson, $32,404, Mr. Joseph P. Boyle, $27,734, Mr. Bragdon, $35,702, and Ms. Kulok, $26,403. Mr. Potter was not eligible for a 2025 matching contribution due to his separation from the Company in January 2025 and his 2025 executive contributions included bonus earned in 2024 and paid in 2025. None of the amounts in the “Aggregate Earnings” column are included in amounts reported in the 2025 Summary Compensation Table because the Company does not pay guaranteed, above-market or preferential earnings on deferred compensation. As a result, excluding amounts reflected in the “Aggregate Earnings” column in this Proxy Statement and prior year proxy statements, the amounts included in the “Aggregate Balance” column that have been reported in the Summary Compensation Table in this Proxy Statement or in prior year proxy statements are: Mr. Swanson, $1,043,541, Mr. Joseph P. Boyle, $1,593,578, Mr. Bragdon, $2,268,524, Ms. Kulok $168,318, and Mr. Potter $1,064,458.
Nonqualified Deferred Compensation Plan. In 2025, the named executive officers, excluding our CEO, were eligible to participate in our 401(k) Excess Retirement Plan. Under the plan, following meeting maximum IRS deferral limits under the qualified 401(k) Plan, the participants may elect to defer up to 70% of eligible compensation and so long as the Company makes matching contributions under the qualified 401(k) Plan for the given calendar year, we would make matching 401(k) Excess Retirement Plan contributions for eligible participants equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of their total eligible compensation, minus the matching contribution the participant would be eligible to receive under the qualified 401(k) Plan. To be eligible for a 401(k) Excess Retirement Plan match, participants must make a deferral election for the plan year and remain employed with the Company through December 31 of the plan year. However, if a participant has a voluntary separation of service with the Company before December 31 of the plan year, is age 55 and has at least 10 years of service, they are eligible for a 401(k) Excess Retirement Plan match. The Board or the CEO can change or eliminate matching contributions to the 401(k) Plan. Our matching contributions for 2025 to the accounts of the named executive officers under the qualified and nonqualified 401(k) plans are included under the heading “All Other Compensation” in the 2025 Summary Compensation Table. The Company’s prior 401(k) Excess Plan was frozen as of December 31, 2021.
Amounts deferred under the 401(k) Excess Retirement Plan are credited to a participant’s account under the plan. Each participant may allocate his or her account balance for the 401(k) Excess Retirement Plan among a combination of investment funds available under the 401(k) Excess Retirement Plan. Participants’ accounts are adjusted to reflect the investment performance of the investment funds selected by the participants. Participants can change the allocation of their account balances daily. In 2025, the funds available under the 401(k) Excess Retirement Plan consisted of a money market fund, target date funds and a range of mutual funds. For 2025, the money market fund had an annualized return of 4.19%, the target date funds had annualized returns ranging from 11.31% to 21.44% and the mutual funds had annualized returns ranging from -10.88% to 45.22%. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to the participants’ investment choices.

Potential Payments Upon Termination or Change in Control
Pursuant to our Change in Control Severance Plan, as amended (the “Plan”), we have agreed to provide certain benefits to our named executive officers, other than our CEO who is not eligible to participate in the Plan, in the event that the executive’s employment with Columbia is involuntarily terminated without “cause” other than in connection with a change in control, or in the event that within 12 months following a change in control, the executive’s employment with Columbia is terminated by us without “cause” or by the executive for “good reason.” The Talent and Compensation Committee believes that these types of arrangements are common for companies against which we compete for talented key personnel and are beneficial for management recruitment purposes.
In our plans and agreements, including the Plan, “cause” generally includes personal dishonesty intended to result in substantial personal enrichment or benefit, conviction of a felony that is injurious to Columbia, willful acts that constitute gross misconduct that is injurious to Columbia, continued violations of employment duties that are willful, a material violation of our Code of Business Conduct and Ethics, and other substantial violations of the standards set forth in the Plan, such as violation of restrictive covenants agreed to under the Plan. “Good reason” generally includes a material reduction in authority, duties, or responsibilities, a material decrease in annual base salary or a relocation of over 75 miles.
38 | COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement

If any amounts under the Plan would constitute an excess parachute payment to an executive officer within the meaning of Section 280G of the Internal Revenue Code, the amounts payable will not exceed the amount which produces the greatest after-tax benefit to the affected individual.
Our equity awards and incentive cash programs also provide for certain benefits in the event of a named executive officer’s death, disability or retirement, as described below.
Termination Without Cause or for Good Reason, Following a Change in Control.
•Cash severance benefit. The Plan provides that each named executive officer, other than our CEO, would receive cash severance benefits payable if the executive officer’s employment is terminated by us without “cause” within 12 months following a change in control or by the officer for “good reason” on account of a “good reason” condition that initially occurred within 12 months following a change in control. In the event of a qualifying termination in connection with a change in control, the cash severance payment for Messrs. Joseph P. Boyle and Bragdon would be equal to 3.75 times their base annual salary, and for Mr. Swanson and Ms. Kulok, would be equal to 3 times their base annual salary. These amounts are payable in a lump sum following the participant’s signing of a waiver and release of claims and no later than two and one-half months after the end of the fiscal year in which the termination occurred.
•Insurance continuation. In the event of a qualifying termination in connection with a change in control, each of Messrs. Swanson, Joseph P. Boyle, and Bragdon, and Ms. Kulok would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period.
•Equity acceleration. In the event of a qualifying termination in connection with a change in control under the Plan, outstanding options and time-based RSUs held by a named executive officer would accelerate in full, and PRSUs would accelerate in vesting at the target performance level, determined on a pro-rated basis for the applicable performance period.
The following table shows the estimated change in control benefits that would have been payable to each of the eligible named executive officers if the named executive officer were terminated by us without “cause,” or if the named executive officer terminated his or her employment for “good reason,” within 12 months following a change in control, as of December 31, 2025 under the Plan as in effect on such date.

Name(1)	Cash Severance Benefit ($)	Insurance Continuation(2) ($)	Option Acceleration(3) ($)	Time-based Restricted Stock Unit Acceleration(4) ($)	Performance-based Restricted Stock Unit Acceleration(5) ($)	Total Lump Sum Payments ($)
Jim A. Swanson	2,170,950	35,673	—	704,987	280,821	3,192,431
Joseph P. Boyle	2,621,250	35,673	—	—	—	2,656,923
Peter J. Bragdon	2,925,000	35,673	—	568,364	246,993	3,776,030
Lisa A. Kulok	1,900,350	23,805	—	310,653	152,918	2,387,726
(1)Mr. Potter separated from the Company on January 6, 2025 and is not included in the table.
(2)The amounts in the column represent the present value of 18 months of health insurance benefit premiums, as determined by the cost ratio policy for the Company’s employees as of December 31, 2025.
(3)The amounts in the column represent the value that would be realized on acceleration of outstanding options based on the difference between the exercise price and $55.09, the closing market price of our common stock on December 31, 2025, the last trading day of 2025. No named executive officer has unvested option grants that are in-the-money as of December 31, 2025.
(4)The amounts in the column represent the number of shares that would be issued under the time-based RSU awards, multiplied by a stock price of $55.09 per share, the closing market price of our common stock on December 31, 2025, the last trading day of 2025. See “2025 Outstanding Equity Awards at Fiscal Year-End Table” and “Compensation Discussion and Analysis—Analysis of 2025 Named Executive Officer Compensation—Long-term incentive compensation” above.
(5)The amounts in the column were calculated using a value of $55.09 per share, the closing market price of our common stock on December 31, 2025, the last trading day of 2025, multiplied by the number of PRSUs at target performance, determined on a pro-rata basis for each named executive officer’s period of service during the applicable performance period. With respect to any completed performance period as of termination, vesting and payment is based on actual performance for the performance period. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our common stock in future periods.
Termination Without Cause, Not in Connection with a Change in Control.
•Cash severance benefit. The Plan provides that each named executive officer, other than our CEO, would receive cash severance benefits payable if the executive officer’s employment is terminated by us at any time without “cause.” In the event that a named executive officer’s employment is terminated by us
COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 39

without “cause” and not in connection with a change in control, the cash severance benefit payment for Messrs. Joseph P. Boyle and Bragdon would be equal to 3 times their base annual salary, and for Mr. Swanson and Ms. Kulok, would be equal to 2.25 times their base annual salary. These amounts are payable in a lump sum following the participant’s signing of a waiver and release of claims and no later than two and one-half months after the end of the fiscal year in which the termination occurred.
•Insurance continuation. In the event of a qualifying termination other than in connection with a change in control, each of Messrs. Swanson, Joseph P. Boyle, and Bragdon, and Ms. Kulok would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period.
•Equity acceleration. In the event of a qualifying termination other than in connection with a change in control, options, time-based RSUs and PRSUs would not accelerate in vesting.
The following table shows the estimated severance benefits that would have been payable to each of the eligible named executive officers if his or her employment was terminated by us without “cause” on December 31, 2025.

Name(1)	Cash Severance Benefit ($)	Insurance Continuation(2) ($)	Total Lump Sum Payments ($)
Jim A. Swanson	1,628,213	35,673	1,663,886
Joseph P. Boyle	2,097,000	35,673	2,132,673
Peter J. Bragdon	2,340,000	35,673	2,375,673
Lisa A. Kulok	1,425,263	23,805	1,449,068
(1)Mr. Potter separated from the Company on January 6, 2025 and is not included in the table.
(2)The amounts in the column represent the present value of 18 months of health insurance benefit premiums, as determined by the cost ratio policy for the Company’s employees as of December 31, 2025. Company required premiums are paid by the Company on a monthly basis directly to the providers. Due to COBRA eligibility requirements, total premium cost stated may not ultimately reflect actual.
In connection with Mr. Potter’s termination of employment on January 6, 2025, he received a lump sum cash severance payment under the Plan of $1,575,900 (2.25 times his base annual salary) and was eligible to receive $35,673, reflecting 18 months of continued health insurance premiums, paid monthly after termination directly to the providers.
Termination Due to Death or Disability.
The following table shows the estimated payout for each named executive officer had his or her employment terminated on December 31, 2025 as a result of death or disability. The time-based RSU award agreement generally requires the officer to be employed by us on the date of award vesting to receive an award payout but provides that if employment terminates earlier as a result of death or disability the officer will be entitled to acceleration of all unvested shares. For stock options granted prior July 25, 2024, upon an officer’s disability or death, unvested options will vest on a pro-rata basis, calculated based on the days of continuous employment completed during the vesting period in which the termination date occurs, and the remaining unvested portion of the option will be forfeited on the termination date. For stock options granted after July 25, 2024, upon an officer’s disability or death, unvested options will accelerate in full.
For PRSUs and long-term incentive cash awards granted prior to March 5, 2024, if termination is due to the officer’s disability or death on any date that is after the second anniversary of the first day of the applicable performance period, the officer’s PRSUs or long-term incentive cash awards will not be forfeited and will remain eligible to vest based on actual performance on a pro-rata basis, calculated based on the days of continuous employment from the beginning of the performance period through the date the officer’s employment is terminated. For PRSUs and long-term incentive cash awards granted on or after March 5, 2024, if termination is due to the officer’s disability or death on any date that occurs at least six months following the first day of the applicable performance period, the officer’s PRSUs or long-term incentive cash awards will not be forfeited and will immediately vest based on target performance on a pro-rata basis, calculated based on the days of continuous employment from the beginning of the performance period through the date the officer’s employment is terminated.
40 | COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement

The Executive Incentive Compensation Plan provides that in the event of a participant’s death or disability, the individual’s payout will be based on target performance, pro-rated for the number of days of continuous employment completed during the year in which the termination date occurs.

Name(1)	Option Acceleration(2) ($)	Time-based Restricted Stock Unit Acceleration(3) ($)	Long-term Incentive Cash Award Value (4) ($)	Performance-based Restricted Stock Unit(5) ($)	Payout under Non-Equity Incentive Plan Awards(6) ($)	Total Lump Sum Payments ($)
Timothy P. Boyle	—	—	2,892,039	—	1,296,000	4,188,039
Jim A. Swanson	—	704,987	—	280,821	606,276	1,592,084
Joseph P. Boyle	—	—	—	—	500,634	500,634
Peter J. Bragdon	—	568,364	—	246,992	626,176	1,441,532
Lisa A. Kulok	—	310,653	—	152,918	441,751	905,322
(1)Mr. Potter separated from the Company on January 6, 2025 and is not included in the table.
(2)The amounts in the column represent the value that would be realized on vesting of eligible outstanding option awards, based on the difference between the exercise price and $55.09, the closing market price of our common stock on December 31, 2025, the last trading day of 2025. No named executive officer has eligible unvested option grants that are in-the-money as of December 31, 2025.
(3)The amounts in the column represent the number of shares that would be issued under the time-based RSU awards, multiplied by a stock price of $55.09 per share, which was the closing price of our common stock on December 31, 2025, the last trading day of 2025. See “2025 Outstanding Equity Awards at Fiscal Year-End Table” and “Compensation Discussion and Analysis—Analysis of 2025 Named Executive Officer Compensation—Long-term incentive compensation” above.
(4)The amounts in the column represent the value of eligible outstanding long-term incentive cash awards, if termination occurs after the second anniversary of the first day of the performance period, pro-rated based on the number of days of continuous employment from the beginning of the performance period through December 31, 2025 for awards granted prior to March 5, 2024 and for awards granted on or after March 5, 2024, if termination occurs at least six months following the first day of the applicable performance period, the officer’s long-term incentive cash awards will not be forfeited and will immediately vest based on target performance on a pro-rata basis, calculated based on the days of continuous employment from the beginning of the performance period through the date the officer’s employment is terminated. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met.
(5)The amounts in the column represent the value that would be realized on vesting of eligible outstanding PRSU awards, if termination occurs after the second anniversary of the first day of the performance period, pro-rated based on the number of days of continuous employment from the beginning of the performance period through December 31, 2025 for awards granted prior to March 5, 2024 and for awards granted on or after March 5, 2024, if termination occurs at least six months following the first day of the applicable performance period, the officer’s PRSU awards will not be forfeited and will immediately vest based on target performance on a pro-rata basis, calculated based on the days of continuous employment from the beginning of the performance period through the date the officer’s employment is terminated, multiplied by a stock price of $55.09 per share, which was the closing price of our common stock on December 31, 2025, the last trading day of 2025. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our common stock in future periods.
(6)The amounts in this column represent the estimated payouts at target that would be made under our Executive Incentive Compensation Plan.
Termination Due to Retirement.
The following table shows the estimated payout for each named executive officer had his or her employment terminated on December 31, 2025 as a result of retirement. For PRSUs and long-term incentive cash awards, if termination is on any date that is after the later of (i) the second anniversary of the first day of the applicable performance period and (ii) the officer’s retirement eligibility date, the officer’s PRSUs or long-term incentive cash awards will not be forfeited and will remain eligible to vest based on actual performance on a pro-rata basis, calculated based on the number of days of continuous employment from the beginning of the performance period through the date the officer’s employment is terminated. “Retirement” has the meaning as provided in the applicable policy maintained by the Company or, in the absence of a policy, as determined by the Board in its discretion in accordance with applicable law. The Company’s current policy defines “retirement” as 55 years of age and 10 years of cumulative service. As of December 31, 2025, our CEO, Mr. Bragdon and Ms. Kulok are the only named executive officers who are retirement eligible.
The Executive Incentive Compensation Plan provides that in the event of participant’s retirement, the individual’s payout will be based on actual performance, pro-rated for the number of days of continuous employment completed during the year in which the termination date occurs.
The 401(k) Excess Retirement Plan provides that in the event of participant’s retirement, they are eligible for a matching contribution for the current plan year.
COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 41

Name(1)	Long-term Incentive Cash Award Value Pro-ration(2) ($)	Performance-Based Restricted Stock Unit Value Pro-ration(3) ($)	Payout under Non-Equity Incentive Plan Awards(4) ($)	401(k) Excess Retirement Plan Match(5) ($)	Total Lump Sum Payments ($)
Timothy P. Boyle	1,200,000	—	738,720	—	1,938,720
Jim A. Swanson	—	—	—	—	—
Joseph P. Boyle	—	—	—	—	—
Peter J. Bragdon	—	62,472	356,920	36,561	455,953
Lisa A. Kulok	—	42,970	251,798	27,038	321,806
(1)Mr. Potter separated from the Company on January 6, 2025 and is not included in the table.
(2)The amounts in the column represent the value of eligible outstanding long-term incentive cash awards, if retirement occurs after the second anniversary of the 1st day of the performance period, pro-rated based on the number of days of continuous employment from the beginning of the performance period through December 31, 2025. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met.
(3)The amounts in the column represent the value that would be realized on vesting of eligible outstanding PRSU awards, if retirement occurs after the second anniversary of the first day of the performance period, pro-rated based on the number of days of continuous employment from the beginning of the performance period through December 31, 2025, the termination date, multiplied by a stock price of $55.09 per share, which was the closing price of our common stock on December 31, 2025, the last trading day of 2025. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our common stock in future periods.
(4)The amounts in the column represent the estimated payouts that would be made under our Executive Incentive Compensation Plan for our eligible named executive officers.
(5)The amounts in the column represent the estimated matching contributions that would be made under our 401(k) Excess Retirement Plan for our eligible named executive officers.

Pay Ratio Disclosure
We are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Mr. Timothy P. Boyle, our Chairman and CEO:
For 2025, our last completed fiscal year: (i) the annual total compensation of the employee identified as the median employee of our Company (other than our CEO) was $30,613, and (ii) the total annual compensation of our CEO was $3,036,220. Based on this information, for 2025 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (excluding the CEO) was 99 to 1. The employee identified at the median of all Columbia employees (other than our CEO) was a full-time, hourly retail associate in one of our outlet stores.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the median employee, the methodology and the material assumptions, adjustments and estimates that we used are as follows:
1.We determined that as of October 1, 2025, our employee population consisted of approximately 8,610 individuals working at our parent company and its consolidated subsidiaries, with 64% of these individuals located in the United States, 10% located in Europe, 21% located in Asia, and 5% located at various other locations around the world.
We selected October 1, 2025, which is within the last three months of 2025, as the date upon which we would identify the median employee because it enabled us to make such identification in a reasonably efficient and economical manner. This date allowed us to exclude from our calculation the seasonal workers who commence employment after this date to assist us with end-of-the-year demand.
2.To identify the median employee from our employee population, we calculated each employee’s target annual compensation for 2025 based on information from the Company’s human resources and payroll records as follows:
a.annual base salary for salaried employees or wages equal to hourly rate multiplied by projected standard weekly hours for regular full-time and part-time employees, annualized for employees hired during 2025;
b.annual base salary for salaried employees or wages equal to hourly rate multiplied by projected standard weekly hours for temporary and seasonal full-time and part-time employees, which amounts were not annualized for employees hired during 2025;
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c.the projected standard weekly hours used to calculate wages was 40 hours for full-time hourly employees and 20 hours for part-time hourly employees, unless otherwise noted in our human resources records;
d.annual corporate bonus at target; and
e.the grant date fair value of equity and long-term cash incentives granted during 2025.
3.All compensation elements for non-U.S. employees were converted to U.S. dollars using monthly exchange rates used by our accounting department. We did not make any cost-of-living adjustments in identifying the median employee.
4.With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, the rules applicable for disclosing compensation in the Summary Compensation Table, resulting in annual total compensation of $30,613 which includes base pay, overtime pay and a 401(k) company match.
With respect to the annual total compensation of our Chairman and CEO, we used the 2025 amount reported in the “Total” column of our 2025 Summary Compensation Table included in this Proxy Statement.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

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PAY VERSUS PERFORMANCE
In accordance with rules adopted by the SEC pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and non-PEO named executive officers (“Non-PEO NEOs”) for the fiscal years listed below. The table reflects “compensation actually paid” (“CAP”) to our PEO and the average CAP to our Non-PEO NEOs, computed in accordance with Item 402(v) of SEC Regulation S-K. The dollar amounts reported do not reflect the actual amount of compensation earned by or paid to these officers during the applicable year.
Pay Versus Performance Table (“PVP Table”)

						Value of Initial Fixed $100 Investment Based on:
Year		Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(3) ($)	Total Shareholder Return(4) ($)	Peer Group Total Shareholder Return(5) ($)	Net Income(6) ($) (in millions)	Adjusted Operating Income(7) ($) (in millions)
2025	(8)	$3,036,220	$3,036,220	$1,916,452	$839,659	$67.90	$66.56	$177.2	$301.6
2024	(9)	2,853,738	2,853,738	1,889,444	1,664,235	101.44	92.15	223.3	312.4
2023	(9)	1,623,464	968,673	1,699,055	1,182,396	94.73	99.25	251.4	365.7
2022	(9)	2,764,214	2,496,787	1,660,499	1,392,203	102.75	77.36	311.4	477.7
2021	(9)	4,751,179	4,693,851	1,788,194	2,013,948	112.63	110.85	354.1	504.7
(1)Reflects compensation amounts reported in the “Summary Compensation Table” (“SCT”) for our PEO, Timothy P. Boyle for the respective years shown.
(2)For 2025, there were no adjustments made in the PVP Table to arrive at CAP for our PEO.
(3)For 2025, the following table sets forth the adjustments made in the PVP Table to arrive at CAP for our Non-PEO NEOs:

Average Adjustments to Determine Compensation “Actually Paid” for Non-PEO NEOs	2025
Average Summary Compensation Table Total	$1,916,452
Subtract: Average Amounts Reported under “Stock Awards” Column in the SCT	(507,988)
Subtract: Average Amounts Reported under “Option Awards” Column in the SCT	(239,688)
Add: Average Fair Value of Awards Granted during Year that Remain Unvested as of Year-end	265,624
Add: Average Fair Value of Awards Granted during Year and Vested during Year	15,466
Add/Subtract: Average Change in Fair Value from Prior Year-end to current Year-end of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-end	(345,467)
Add/Subtract: Average Change in Fair Value as of Vesting Date of Awards Granted Prior to Year that Vested during Year	2,916
Subtract: Average Fair Value from Prior Year-end of Awards Granted in Prior Years that failed to meet vesting conditions during the Year	(267,656)
Average Compensation Actually Paid (as calculated)	$839,659
Non-PEO NEO Equity Valuations: All valuations of equity awards were estimated using assumptions and methodologies substantially consistent with those used at grant. These methodologies are consistent with the principles in FASB ASC 718 and are described further in our Annual Reports on Form 10-K. Stock option fair values are calculated based on the Black-Scholes option-pricing model as of each measurement date using updated stock price and other model inputs (i.e., expected term, volatility, dividend yield, risk-free rate) as of the measurement date. Time-based RSU fair values are calculated using the stock price as of each measurement date, reduced by the present value of dividends not received during the vesting period. PRSU fair values are calculated using the stock price as of each measurement date, reduced by the present value of dividends not received during the vesting period and reflect the probable outcome of the performance vesting conditions and Relative TSR PRSU fair value is calculated pursuant to a Monte Carlo simulation.
(4)Total Shareholder Return assumes an initial investment of $100 on December 31, 2020, including the reinvestment of dividends.
(5)The peer group reflected for each fiscal year is the Russell 1000 Clothing and Accessories Index, which is used in the performance graph included in the Company’s Annual Report on Form 10-K for fiscal year 2025.
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(6)The dollar amounts reported represent the amount of net income (in millions) reflected in the Company’s audited consolidated financial statements for the applicable year.
(7)Adjusted Operating Income equals Operating Income for the fiscal year as set forth in the audited consolidated financial statements of the Company, adjusted for annual corporate bonus expense and certain excluded items approved by the Talent and Compensation Committee as more fully described for 2025 above on page 24 of the Compensation Discussion and Analysis. We determined this to be the most important financial performance measure used to link Company performance to CAP to our PEO and Non-PEO NEOs in 2025.
(8)In 2025, the Non-PEO NEOs were Joseph P. Boyle, Peter J. Bragdon, Lisa A. Kulok, Jim A. Swanson and Steven M. Potter. Mr. Potter separated from the Company on January 6, 2025.
(9)In 2021-2024, the Non-PEO NEOs were Joseph P. Boyle, Peter J. Bragdon, Jim A. Swanson, and Steven M. Potter.
Pay Versus Performance Tabular List
For 2025, in the Company’s assessment, the most important financial performance measures used to link NEO CAP to Company performance are as follows:

Top Financial Performance Measures Linking CAP to Company Performance in 2025
•Adjusted Operating Income
•Adjusted Cumulative Operating Income
•Relative Total Shareholder Return
•Share Price
Pay Versus Performance Relationship Disclosure
CAP Versus the Company’s Cumulative TSR
The following chart shows the relationship between the CAP to our PEO, the average CAP to our Non-PEO NEOs and the Company’s cumulative TSR over the five most recently completed fiscal years.
COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 45

Company’s TSR and Peer Group Cumulative TSR
The following chart compares our cumulative TSR over the five most recently completed fiscal years to that of our peer group TSR comprising the Russell 1000 Clothing and Accessories Index over the same period.
CAP Versus the Company’s Net Income
The following chart shows the relationship between the CAP to our PEO, the average CAP to our Non-PEO NEOs and the Company’s net income over the five most recently completed fiscal years.
46 | COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement

CAP Versus the Company’s Adjusted Operating Income
The following chart shows the relationship between the CAP to our PEO, the average CAP to our Non-PEO NEOs and the Company’s adjusted operating income over the five most recently completed fiscal years.
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EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about compensation plans under which our equity securities are authorized for issuance to employees or non-employees (such as directors and consultants) at December 31, 2025:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1997 Stock Incentive Plan	663,208	$82.61	—
2020 Stock Incentive Plan	2,070,394	$90.25	2,046,846
1999 Employee Stock Purchase Plan(3)	—	$—	948,888
Equity compensation plans not approved by security holders	—	$—	—
Total	2,733,602	$87.72	2,995,734
(1)The number of outstanding shares to be issued under the 1997 Stock Incentive Plan and 2020 Stock Incentive Plan includes stock options, time-based RSUs and PRSUs at target.
(2)The weighted-average exercise price excludes 731,801 shares issuable upon the vesting of outstanding time-based RSUs and PRSUs at target, which have no exercise price.
(3)The 1999 Employee Stock Purchase Plan was suspended indefinitely effective July 1, 2005.

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PROPOSAL 3: ADVISORY VOTE (NON-BINDING) APPROVING EXECUTIVE COMPENSATION
Shareholders are provided with the opportunity to cast an advisory vote to approve executive compensation as described in “Compensation Discussion and Analysis,” the 2025 Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement.
At Columbia’s 2023 annual meeting of shareholders, a majority of our shareholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board considered the results of the advisory “say on frequency” vote and in accordance with the results and pursuant to U.S. securities laws and regulations determined to hold this advisory vote on executive compensation on an annual basis until the next advisory vote regarding the frequency of executive compensation votes.
The Talent and Compensation Committee and the Board value the views of Columbia’s shareholders and are committed to excellence in the design and effectiveness of Columbia’s executive compensation program. Columbia’s executive compensation program is designed to attract, retain and motivate key, highly talented executive officers and to align executive officer and shareholder financial interests, while encouraging prudent risk taking in order to achieve long-term shareholder objectives. Columbia believes that its executive compensation program, which includes long-term equity awards as a significant component of an executive officer’s overall compensation opportunity, satisfies this goal and is strongly aligned with the long-term interests of its shareholders. The “Compensation Discussion and Analysis” in this Proxy Statement describes our executive compensation program and the decisions made by the Talent and Compensation Committee in 2025 in more detail and we encourage shareholders to review this section. The Board and the Talent and Compensation Committee believe that the 2025 compensation program for the named executive officers provided compensation aligned with Columbia’s performance, helped motivate the executive officers and encouraged appropriate risk-taking in order to achieve strong financial performance amid continuing global macroeconomic challenges.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.
This vote is advisory and non-binding on the Board and the Company. However, the Board and the Talent and Compensation Committee, which is responsible for designing and administering Columbia’s executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation policies and decisions for our named executive officers. In 2025, 93% of our outstanding shares were voted in favor of our executive compensation by advisory vote.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board recommends a vote FOR the approval of the following resolution:
RESOLVED, that the compensation paid to the named executive officers, as disclosed in Columbia Sportswear Company’s Proxy Statement pursuant to the SEC’s executive compensation disclosure rules, which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the executive compensation tables, is hereby approved.
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PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED 2020 STOCK INCENTIVE PLAN
The Board is seeking shareholder approval of the Amended and Restated 2020 Stock Incentive Plan (the “Amended Plan”), which will amend and restate the 2020 Stock Incentive Plan (the “Current Plan”), if approved by our shareholders. The primary purpose of the Amended Plan is to increase the share reserve under the Current Plan by 4,500,000 shares of the Company’s common stock, from 4,500,000 shares to 9,000,000 shares.
The Current Plan was originally adopted by the Board on April 9, 2020 to replace our 1997 Stock Incentive Plan (the “1997 Plan”), and was approved by our shareholders and became effective on June 3, 2020. On April 11, 2026, the Board approved the Amended Plan, subject to approval by our shareholders at the Annual Meeting.
If the Amended Plan is approved by our shareholders at the Annual Meeting, it will become effective as of the date of the Annual Meeting. If the Amended Plan is not approved by our shareholders, the Current Plan will remain in effect in accordance with its terms, but our future ability to issue equity awards will be limited, which could affect our ability to attract and retain talented individuals important to the success of our business. The Talent and Compensation Committee of the Board recommended that the Board approve the Amended Plan. In making this recommendation, the Talent and Compensation Committee was advised by FW Cook and Perkins Coie LLP.
Share Reserve Increase. As of April 6, 2026, only 1,385,070 shares remain available for issuance of new awards under the Current Plan. The Amended Plan is integral to the Company’s compensation strategies and programs. The Board believes the Amended Plan provides the flexibility the Company needs to keep pace with its competitors and effectively recruit, motivate and retain the caliber of employees, consultants and directors essential for meeting our business objectives.
As of April 6, 2026, the 1,385,070 shares that remain available for future grant under the Current Plan represent 2.7% of the total outstanding number of shares of the Company. No additional shares can be issued under the Current Plan from the 1997 Plan (and the 9,000,000 share reserve includes the maximum 1,500,000 shares previously issuable from the 1997 Plan that became available for issuance under the Current Plan). As of April 6, 2026, the market price of our shares was $55.64 per share.
As of April 6, 2026, an aggregate of 2,199,616 options were outstanding under the Current Plan and the 1997 Plan with a weighted average exercise price of $85.05 and a weighted average remaining term of 5.65 years, and 1,047,159 restricted stock units and performance-based restricted stock units (assuming achievement of target performance for the performance-based restricted stock units) were outstanding. For additional information regarding equity-based awards granted under the Current Plan, please see Note 5 to our consolidated financial statements filed with our Form 10-K for our 2025 fiscal year.
Based on our historic and projected future use of equity-based compensation, we estimate that the additional shares requested for the Amended Plan, in addition to the remaining shares available for issuance under the Current Plan that will be available for issuance under the Amended Plan, will be sufficient to provide awards for approximately 5 years; however, the actual duration may be more or less than 5 years depending on currently unknown factors, such as competitive market practices, our hiring and promotion practices, future grant practices, the Company’s stock price, the number of awards that are forfeited and future acquisitions and divestitures.
Burn Rate and Overhang.
We review a number of metrics to assess the cumulative impact of our equity compensation program and the reasonableness of the Amended Plan’s share reserve, including burn rate and overhang.
Our annualized burn rate over the last three fiscal years has averaged 1.1%. “Burn rate” is calculated by dividing the total number of shares subject to equity awards granted in a given year by the total weighted average number of shares outstanding during the period and does not reflect and forfeitures or cancellations. Our burn rate calculations assume that target performance is achieved with respect to restricted stock units subject to performance-based vesting conditions. The following table shows our annualized burn rate over the last three fiscal years under the Current Plan.
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Fiscal Year	Weighted Average Shares Outstanding (000s)(1) (#)	Stock Options Granted (#)	Restricted Stock Units Granted(2) (#)	Annualized Burn Rate (%)
2023	61,232	500,219	289,172	1.3%
2024	58,333	156,277	426,499	1.0%
2025	54,678	160,263	426,935	1.1%
(1)As reported in our consolidated financial statements filed with our Form 10-K for each applicable fiscal year.
(2)Includes time-based and performance-based restricted stock units granted at target.
As of April 6, 2026, under our 1997 Plan and the Current Plan, our existing overhang was 8.3%. Assuming our shareholders approve the Amended Plan, our overhang will be 15.2%. “Overhang” is a measure of potential dilution from awards granted under stock incentive plans and is calculated by dividing (i) the number of shares subject to outstanding equity awards, plus the number of shares available for future grants of equity awards by (ii) the total number of shares outstanding, plus the amount in clause (i). The overhang calculations assume that target performance is achieved with respect to restricted stock units subject to performance-based vesting conditions and exclude outstanding grants and shares available for future issuance under our Employee Stock Purchase Plan. The Talent and Compensation Committee, with the assistance of its independent compensation consultant, periodically reviews the Company’s burn rate and overhang.

As of April 6, 2026
Total Number of Shares Subject to Outstanding Awards (A)	3,246,775
Total Number of Shares Available for Issuance under the Current Plan (B)	1,385,070
Total Number of Shares Outstanding (C)	51,140,792
Existing Overhang ((A+B)/(A+B+C))	8.3%
Share Reserve Increase under the Amended Plan (D)	4,500,000
Overhang Following Increase in Share Reserve under the Amended Plan ((A+B+D)/(A+B+C+D))	15.2%
Other Amendments. The Compensation Committee, management and external advisors carefully considered each provision within the Current Plan and also recommended the following changes to the Amended Plan, in addition to the share reserve increase:

Feature/Practice	Description of the Amendment included in the Amended Plan
Employee Limits on Awards	Prior limitations on the maximum share and dollar value of awards that can be awarded to employees in a single fiscal year have been removed (prior limits for non-employee directors remain).
Nontransferability of Awards	Clarifies, consistent with current practice, that awards (other than a fully vested stock bonus) may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient, except as may be permitted by the Board.
Dividend or Dividend Equivalents	Dividends or dividend equivalents may be credited with respect to shares of common stock underlying an award, other than with respect to options, if so determined by the Board; any dividends or dividend equivalents are paid only if the underlying award vests.
Recoupment	Clarifies that all awards granted, including any amount received in connection therewith, are subject to recoupment or other action in accordance with the Company’s 2023 Incentive Compensation Recovery Policy and the Company’s Incentive Compensation Recovery Policy.

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Governance Features
The Amended Plan contains a number of provisions that we believe are consistent with the interests of our shareholders and sound corporate governance and compensation practices, including:
•No repricing or cashout of stock options without shareholder approval
•No “liberal change in control” definition
• No “evergreen” feature that automatically annually replenishes the shares available for future grant
•Limits on non-employee director cash and equity compensation
•No excise tax gross-ups
•Awards are subject to the Company’s clawback policies, including recoupment requirements under applicable law and listing standards

Summary of the Amended Plan
The key terms of the Amended Plan, as proposed, are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended Plan, which is attached as Appendix A to this Proxy Statement.
Purpose. The purpose of the Amended Plan is to attract and retain employees, non-employee directors and other eligible service providers and to provide additional incentives to those persons to continue to work in the best interests of the Company and its shareholders.
Shares Available for Issuance. The maximum number of shares of Common Stock that may be issued under the Amended Plan is 9,000,000 shares, all of which may be issued as incentive stock options. In addition, shares subject to outstanding awards under the Amended Plan that expire, terminate, are cancelled or otherwise are forfeited to the Company (such as due to not vesting), or otherwise do not result in all of the shares subject to an award being issued (including as a result of shares being withheld to pay the exercise price of an option or to satisfy tax withholding obligations under an award) will again be available for issuance under the Amended Plan. Awards paid in cash will not reduce the number of shares available for issuance under the Amended Plan. No additional shares are available to be issued under the Current Plan or the Amended Plan from the 1997 Plan, which is the Company’s predecessor plan to the Current Plan. The 9,000,000 share reserve includes the 1,500,000 shares that previously became available for issuance under the Current Plan from the 1997 Plan.
Eligibility. All employees, officers and directors of Columbia and its subsidiaries are eligible to participate in the Amended Plan. At December 31, 2025, we had approximately 9,620 full-time and part-time employees globally and 9 non-employee members of our Board of Directors eligible to participate in the Current Plan.
Administration. The Amended Plan is administered by the Board of Directors or, if the Board so determines, a committee of the Board of Directors or specified officers of Columbia, or both. The Board or the committee, as the case may be, may promulgate rules and regulations for the operation of the Amended Plan and generally supervises the administration of the Amended Plan, except that only the Board of Directors may amend, modify or terminate the Amended Plan. The Board of Directors has delegated general authority for making equity grants to the Talent and Compensation Committee. Subject to the terms of the Amended Plan, the Talent and Compensation Committee is authorized to select individuals to whom equity grants are made, to determine the amount and other terms of any grants, to accelerate any exercise date or waive or modify any restriction applicable to awards, and to make other determinations it deems necessary or desirable for the administration of the Amended Plan. For purposes of the description of the Amended Plan, “Board of Directors” or “Board” shall also mean the Talent and Compensation Committee or officer when appropriate.
Award Limits to Non-Employee Directors. The aggregate value of cash compensation and the grant date fair value of awards of shares of common stock (computed as of the date of grant in accordance with applicable financial accounting rules) that may be awarded or granted during any calendar-year period to any non-employee director in respect of the non-employee director’s service as a member of the Board of Directors cannot exceed $750,000 (excluding awards made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainer fees). Directors may receive additional amounts for special service, as determined in the Board’s discretion.
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Award Types. The following types of awards may be granted under the Amended Plan.
❖Stock Options. The Board of Directors may grant stock options. The Board determines the persons to whom options are granted, the option price, the number of shares to be covered by each option, the maximum term of each option, the times at which options may be exercised and whether the option is intended to qualify as an incentive stock option, as defined in Section 422 of the Internal Revenue Code, or a nonqualified stock option. In either case the option price cannot be less than the fair market value of the common stock on the date of grant (with a limited exception for options assumed or substituted for by us in acquisitions of other companies). Options are exercisable in accordance with the terms of an option agreement entered into at the time of grant and, except as otherwise determined by the Board of Directors with respect to a nonqualified stock option, are nontransferable except on death of a holder. Vested options may be exercised while an optionee is employed by or providing services to Columbia or a subsidiary or, following termination of employment or service, within a limited time period thereafter as set forth in the option agreement. The purchase price payable upon exercise of options may be paid in cash or by check, through a broker-assisted cashless exercise or other forms of consideration permitted by the Board of Directors.
❖Restricted Stock, Restricted Stock Units and Stock Bonus Awards. The Board of Directors may make awards of restricted stock, restricted stock units or stock bonus awards and determine the number of shares to be awarded and the terms, conditions and restrictions determined by the Board of Directors at the time such award is made. The restrictions may include restrictions concerning vesting, transferability and forfeiture of the shares awarded.
❖Performance-Based Awards. The Board of Directors may grant performance-based awards that are denominated at the time of grant either in shares of common stock or in dollar amounts consisting of monetary units that may be earned in whole or in part if written, objective performance goals established by the Board of Directors are achieved over a designated period of time. The performance goals for each award will be one or more targeted levels of performance with respect to objective measures with respect to Columbia or any subsidiary, division or other unit of Columbia, and may include, but are not limited to, one or more of the following: earnings, earnings per share, book value per share, stock price appreciation, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on invested capital, working capital, market or economic value added, revenues, operating income (including or excluding depreciation, amortization, unusual or infrequently occurring items, restructuring charges or other expenses), operating margins, inventories, inventory turns, debt, debt plus equity, cost control, strategic initiatives, market share, net income, improvements in capital structure, cash flows (including, but not limited to, operating cash flow, free cash flow and/or cash flow return on capital).
Performance goals also may be based on the achievement of specified levels of performance of Columbia (or performance of an applicable business unit) under one or more of the performance criteria described above relative to the performance of other corporations. The Board of Directors may provide in any performance-based award that any evaluation of performance may include or exclude certain events that occurs during an award period, including, but not limited to: (i) asset write downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) unusual or infrequently occurring items as described in Accounting Standards Codification Subtopic 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in Columbia’s annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, (viii) gains and losses on asset sales and (ix) any other appropriate adjustments determined by the Board.
Payment of an award earned may be in cash or stock or both, as the Board of Directors determines. The Board of Directors may also impose additional restrictions to payment under a performance-based award in addition to the satisfaction of the performance goals.
Repricing Prohibited without Shareholder Approval. The Amended Plan prohibits the Board of Directors from taking the following actions without shareholder approval: (i) lowering the price of an option after it is granted, except with respect to certain adjustments in connection with changes in Columbia’s capital structure, (ii) taking any other action that is treated as repricing under generally accepted accounting principles, or (iii) cancelling an option at a time when its exercise price exceeds the fair market value of the underlying stock, in exchange for
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cash or another option, stock appreciation right, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.
Awards Subject to Clawback. All awards (including any proceeds, gains or other economic benefit) granted under the Amended Plan are subject to our clawback policies.
Changes in Capital Structure. The Amended Plan provides that if the outstanding common stock is increased or decreased in number or value or changed into or exchanged for a different number or kind of shares or other securities of Columbia or of another corporation by reason of any recapitalization, stock split or certain other transactions or changes in Columbia’s corporate or capital structure, appropriate adjustment will be made by the Board of Directors (i) in the number and kind of shares available for awards under the Amended Plan and to the other share amounts in the Amended Plan and (ii) the number and kind of shares subject to outstanding awards and the per share prices for such awards under the Amended Plan.
Change in Control. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off or reorganization to which Columbia is a party or a sale of all or substantially all of Columbia’s assets or of more than 50% of Columbia’s outstanding shares of common stock, the Board of Directors will, in its sole discretion and to the extent possible under the structure of the transaction, select one of the following alternatives for treating outstanding awards under the Amended Plan: (i) outstanding awards will remain in effect in accordance with their terms; (ii) outstanding awards will be assumed, converted into or exchanged for awards with respect to stock in the corporation that is the surviving or acquiring corporation in the transaction (or in a parent corporation); (iii) the Board of Directors will provide a 30-day period or less prior to the completion of the transaction during which outstanding options will be exercisable to the extent they are already vested and, upon the expiration of such period, all unexercised options will immediately terminate (the Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during such period), and the Board of Directors may, in its sole discretion, provide that any or all other outstanding awards will terminate, and/or accelerate the vesting and/or waive any applicable restrictions upon the expiration of such period or immediately prior to the transaction; or (iv) outstanding awards will terminate upon or immediately prior to the transaction and holders of such awards will receive a cash payment, calculated as described in the Amended Plan. The Amended Plan does not require all outstanding awards to be treated similarly in the event of a change in capital structure as described above.
Transferability. Except as the Board may determine or provide in an award agreement, awards under the Amended Plan are generally non-transferrable, except by will or the laws of descent and distribution, and options are generally exercisable only by the participant. Options may not be transferred for value.
Termination and Amendment. The Amended Plan will continue until all shares available for issuance under the Amended Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Amended Plan at any time. The Board of Directors may, at any time, modify or amend the Amended Plan, but any modification or amendment may not materially adversely affect a holder’s rights under an outstanding award without the written consent of the holder. Amendment of the Amended Plan is subject to shareholder approval to the extent required by applicable law or applicable stock exchange listing requirements.

U.S. Federal Income Tax Consequences
The following is a brief summary of the U.S. federal income tax consequences of the Amended Plan generally applicable to us and to participants in the Amended Plan who are subject to U.S. federal taxes. The summary is based on the applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.
Nonqualified Stock Options. A participant generally will not recognize income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. When a nonqualified stock option is exercised, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares underlying the option on the date of exercise over the option exercise price. When a participant sells the shares, the participant will generally have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis
54 | COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement

of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price.
Incentive Stock Options. A participant generally will not recognize income upon the grant or vesting of an incentive stock option. If a participant exercises an incentive stock option during employment as an employee or within three months after his or her employment ends (12 months in the case of permanent and total disability), the participant will not recognize income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will recognize income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option, and (b) two years from the grant date of the option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the option exercise price. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price (or, if less, the excess of the amount realized on the disposition of the shares over the option exercise price). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.
With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price.
Unrestricted Stock Bonus Awards. Upon receipt of an unrestricted stock award, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid by the participant with respect to the shares.
Restricted Stock Units. A participant generally will not recognize income at the time a restricted stock unit is granted. When any part of a restricted stock unit is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the then fair market value of any shares, cash or property the participant receives.
Performance-Based Awards. A participant generally will not recognize income upon the grant of performance-based awards. Upon the distribution of cash, shares or other property to the participant pursuant to the terms of the performance-based awards, the participant generally will recognize compensation taxable as ordinary income equal to the excess of the amount of cash or the fair market value of any property transferred to the participant over any amount paid by the participant with respect to the performance shares or units.
Tax Consequences to Columbia. In the foregoing cases, we generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.
Section 409A of the Internal Revenue Code. We intend that awards granted under the Amended Plan comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code, but make no representation or warranty to that effect.
Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the Amended Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the Amended Plan until all tax withholding obligations are satisfied.

New Plan Benefits; Market Value of Securities
Each of the Board and the Talent and Compensation Committee has the discretion to grant awards under the Amended Plan, and the Board and the Talent and Compensation Committee have not determined future awards or who might receive them. Accordingly, the benefits that will be granted or paid under the Amended Plan are generally not determinable at this time. The closing price of our common stock, as reported on the Nasdaq Global Select Market on April 6, 2026, was $55.64 per share.
The awards granted in fiscal year 2025 under the Current Plan would not have changed if the Amended Plan had been in place instead of the Current Plan. Please refer to the description of grants made to our named executive
COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 55

officers in the last fiscal year described in the “2025 Grants of Plan-Based Awards” table and grants made to our non-employee directors in the last fiscal year described in “Director Compensation.” In addition, our non-employee directors will be eligible to receive an annual RSU grant at the Annual Meeting under the Current Plan as described above under “Director Compensation.”
The following table sets forth the number of options that have been granted under the Current Plan as of April 6, 2026, to (i) each of our named executive officers, (ii) all current executive officers as a group, (iii) all current directors who are not executive officers (“Non-Employee Directors”) as a group, and (iv) all current employees, including all current officers who are not executive officers (“Non-Executive Officer Employees”), as a group.

Name and Position(1)	Stock Options Granted (#)
Timothy P. Boyle, Chairman and CEO	79,284
Jim A. Swanson, Executive Vice President and CFO	102,921
Joseph P. Boyle, President, Columbia Brand	201,425
Peter J. Bragdon, President	92,387
Lisa A. Kulok, Executive Vice President, Chief Operating Officer	59,513
Steven M. Potter, Former Executive Vice President, Chief Digital Information Officer	50,932
Current Executive Officers as a group (7 persons)	643,337
Current Non-Employee Directors as a group (9 persons)	944
Current Non-Executive Officer Employees as a group	893,017
(1)No nominee for election as a director or associate of any directors or executive officers above has received options under the Current Plan. Joseph P. Boyle has received more than 5% of all options granted under the Current Plan.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board of Directors recommends that shareholders vote FOR approval of the Amended and Restated 2020 Stock Incentive Plan.
56 | COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement

PROPOSAL 5: SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS
The following shareholder proposal was submitted to the Company for action at the Annual Meeting by Myra K. Young, 9295 Yorkship Ct, Elk Grove, CA 95758. Ms. Young represents that she has held at least $2,000 of our common stock for at least the past three years and intends to continue to hold such amount through the date of the Annual Meeting. The proposal will be voted on at the Annual Meeting only if properly presented by or on behalf of the proponent.
ITEM 5 — Shareholder Proxy Access
Resolved: Shareholders of Columbia Sportswear Company (“Company”) request that our board of directors take the steps necessary to enable shareholders, without group limits, to aggregate their shares to equal 3% of Company stock owned continuously for 3 years to facilitate shareholder proxy access with the following considerations:
•Shareholders owning at least 3% of the company’s outstanding shares for at least 3 years may nominate up to 25% of the board.
•There is to be no limit on the number of shareholders that can aggregate holdings to meet the ownership requirement, since small shareholders have been the primary users of proxy access.
•Nomination window to allow timely assessment of current performance, such as no earlier than 90 days and no later than 120 days before the anniversary of the previous year’s proxy mailing.
•Each proxy access nominee shall be entitled to include in the company’s proxy materials a supporting statement of up to 500 words supplied by the nominating shareholder(s). Such statement shall be included in substantially the same manner as shareholder-proposal supporting statements under SEC Rule 14a-8, subject to the same anti-fraud and disclosure standards as all proxy materials.
Supporting Statement: Effective proxy access would enable shareholders to nominate a small proportion of competing director candidates on the company ballot. This right improves accountability without risking a shift in control. This right is particularly important for shareholders who want to ensure that our Company's board and management refrain from practices that threaten the social and environmental systems on which diversified portfolios depend.1 With proxy access, such issues are more likely to be addressed.
Additionally, proxy access can avoid the expense of soliciting votes for both sides. Competitive elections benefit everyone; proxy contests for control do not. Even if not exercised, this right incentivizes our board to nominate directors with stronger qualifications, thereby reducing the likelihood of exercising it.
A CFA Institute analysis found proxy access would “benefit both the markets and corporate boardrooms, with little cost or disruption,” raising U.S. market capitalization by up to $140.3 billion.2 Another study found an average 0.5% increase in shareholder value for firms targeted by proxy access.3 Shareholders, including large ones, such as BlackRock and Vanguard, generally support proxy access rights.
In response to a study finding that many directors do not want to monitor,4 corporate governance expert Nell Minow observed: “This acknowledgment that directors see themselves as corporate cheerleaders instead of skeptics whose job is to push back, question, and insist on better is further proof that shareholders will need to support more Engine No.1-style challenges.”5
Forgoing standard group limits would allow shareholders with small holdings to join nominating groups and do the work that large passive owners are unlikely to undertake. Proxy access directors nominated by such groups may be able to monitor more effectively than typical outside directors and could bring additional benefits.6
Enhance Shareholder Value, Vote FOR Shareholder Proxy Access – Proposal 5
1 https://theshareholdercommons.com/wp-content/uploads/2022/09/Climate-Change-Case-Study-FINAL.pdf
2 https://www.cfainstitute.org/sites/default/files/-/media/documents/article/position-paper/proxy-access-in-united-states-revisiting-proposed-sec-rule.pdf
3 https://ssrn.com/abstract=2635695
4 https://corpgov.law.harvard.edu/2021/09/02/corporate-directors-implicit-theories-of-the-roles-and-duties-of-boards/
5 https://valueedgeadvisors.com/2021/09/02/corporate-directors-say-its-not-their-job-to-monitor-ceo-study-bloomberg/
6 https://www.aspeninstitute.org/publications/new-corporate-boardroom/
COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 57

The Company’s Statement in Opposition to Shareholder Proposal
Columbia’s Board is committed to strong corporate governance practices and an appropriate balance of shareholder rights. However, the Board believes this proposal related to proxy access is not in the best interest of all of the Company’s shareholders and recommends a vote AGAINST this proposal.
Proxy access is a procedure designed to facilitate company-financed proxy contests in director elections, pitting the Board’s nominees against one or more candidates nominated by a shareholder meeting minimal eligibility requirements. We understand the importance of giving shareholders a voice in director nominations. This proposal, however, ignores the effective voice our shareholders already have, and would introduce an unnecessary and potentially expensive and destabilizing dynamic into the Board election process.
The Company already has extensive processes and practices in place to identify and nominate director candidates who possess a combination of skills, professional experience and diversity of backgrounds and that represent the interests of all shareholders. An effective board of directors is composed of individuals with a wide-ranging and complementary blend of experiences, skills and perspectives. Our existing processes allow the independent Nominating and Governance Committee and our Board to assess the particular qualifications of potential director nominees and determine whether they will contribute to an effective and well-rounded Board that operates openly and collaboratively and represents the interests of all shareholders, not just those with special interests. Shareholders already have the right to recommend a director candidate for consideration by the Nominating and Governance Committee as part of this process. Allowing shareholders to nominate competing candidates as directors in our proxy statement as contemplated by this proposal would seriously undercut the role of the independent Nominating and Governance Committee and our Board in one of the most crucial elements of corporate governance.
Under the current process, director nominees are identified and recommended to the Board by the Nominating and Governance Committee, whose members, unlike a small group of shareholders, have a fiduciary duty to act in the best interests of all shareholders. In fulfilling that duty, the Committee has developed criteria and a process for identifying and recommending director candidates for election by our shareholders. As part of this process, shareholders can recommend prospective director candidates for the Committee’s consideration, and those candidates are evaluated and considered in the same manner and utilizing the same criteria as candidates recommended by a Board member, management, a search firm or any other source. These processes, which are also described above under “Director Nominations,” are carefully designed to identify and nominate director candidates who possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee our business and who can contribute to the overall effectiveness of our Board. The Committee also carefully reviews and considers the independence of potential nominees, which is a complex undertaking in light of the broad scope of the Company’s business and the resulting risk that nominees, their family members or affiliated entities may do business with the Company.
This proxy access proposal would enable a holder or group of holders with as little as 3% of our outstanding shares to completely bypass this process by placing directly into nomination candidates who may fail to meet the independence or other qualifications established by the Board, fail to contribute to the desired mix of perspectives, or fail to represent the interests of shareholders as a whole.
In addition, the Board believes this proposal is not in the best interests of shareholders for a number of other reasons, including:
•Increases Company Costs. Under the Company’s current processes, a shareholder seeking to elect its own nominee to the Board would, like the Company, need to undertake the expense of soliciting proxies on its nominee’s behalf. We see little reason why a shareholder owning 3% of the outstanding shares of the Company should not, if the shareholder has a legitimate interest in having representation on the Board, bear the expense of soliciting proxies. Moreover, in a contested election, we would likely feel compelled to undertake an additional and potentially expensive campaign in support of Board-nominated candidates and to inform shareholders of the reasons the shareholder nominee(s) should not be elected.
•Increases the Influence of Special Interest Groups. Proxy access allows a shareholder with a special interest to use the proxy access process to promote a specific agenda rather than the interests of all shareholders. Unlike the members of the Nominating and Governance Committee, who owe fiduciary duties to all of our shareholders, a shareholder making a nomination through the proxy access procedure has no fiduciary obligations and could look to serve its own interests. Additionally, this proposal, in effect, creates a carte blanche for shareholders, even when the Nominating and Governance Committee and the
58 | COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement

Board conclude that it would not be in the interests of shareholders. Furthermore, the effects of this proposal are disproportionate with the ownership requirement, as it allows a single shareholder who owns, or a group of unlimited size of shareholders who own, in the aggregate, 3% of our outstanding shares to nominate candidates representing 25% of the current Board seats.
Our existing corporate governance policies already provide the appropriate balance between ensuring Board accountability to shareholders and enabling the Board to effectively oversee Columbia’s business and affairs for the long-term benefit of shareholders. Our Board is accountable to shareholders through a variety of governance practices, including:
•A lead independent director;
•Annual elections of our entire Board;
•Annual Board and Committee evaluations;
•Shareholders are able to propose director nominees to the Nominating and Governance Committee; and
•Shareholders are able to submit proposals for consideration at an Annual Meeting.
The Board believes that the current measures the Company employs for the nomination and election of directors have led to a Board that is responsive to shareholder input and promotes a strategy of long-term value creation. Disruption of the Board’s functioning could adversely affect the pursuit of our long-term strategy and put shareholder value at risk. For the foregoing reasons, we believe that this proposal is unnecessary and is not in the best interests of our shareholders.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board of Directors recommends that shareholders vote AGAINST Proposal 5.
COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 59

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of April 6, 2026, regarding the beneficial ownership of shares of our common stock by (i) each person known by us to own beneficially more than 5% of our common stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation Table (each, a “named executive officer”), and (iv) all of our executive officers and directors as a group. The address for each of our executive officers and our directors is 14375 NW Science Park Drive, Portland, Oregon 97229. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the shares owned by them.

Name	Shares Beneficially Owned		Percentage of Shares(1)
Stephen E. Babson	186,211	(2)	*
Timothy P. Boyle	23,382,196	(3)	45.7
Andy D. Bryant	61,436	(4)	*
John W. Culver	16,459	(5)	*
Charles D. Denson	7,120	(6)	*
Kevin Mansell	17,768	(7)	*
Ronald E. Nelson	39,841	(8)	*
Christiana Smith Shi	8,498	(9)	*
Sabrina L. Simmons	16,441	(10)	*
Malia H. Wasson	24,881	(11)	*
Joseph P. Boyle	3,183,963	(12)	6.2
Peter J. Bragdon	115,409	(13)	*
Lisa A. Kulok	78,205	(14)	*
Jim A. Swanson	123,470	(15)	*
Molly Boyle	3,042,207	(16)	5.9
14375 NW Science Park Drive, Portland, OR 97229
BlackRock, Inc.	2,752,935	(17)	5.4
50 Hudson Yards, New York, NY 10001
Morgan Stanley	3,404,020	(18)	6.4
1585 Broadway, New York, NY 10036
The Vanguard Group	2,502,963	(19)	4.9
100 Vanguard Blvd., Malvern, PA 19355
All executive officers and directors as a group (16 persons)	26,917,918	(20)	51.9
*Represents less than 1%
(1)Shares that the person or group has the right to acquire within 60 days after April 6, 2026 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.
(2)Includes (a) 4,500 shares held by Babson Capital Partners, LP, for which Mr. Babson is general partner, (b) 2,750 shares held by trust, for which Mr. Babson is the trustee and whose beneficiaries include members of Mr. Babson’s family, (c) 2,000 shares held by Mr. Babson’s wife, (d) 28,839 held by trust, for which Mr. Babson’s wife is the trustee and whose beneficiaries include members of Mr. Babson’s family, and (e) 16,491 shares subject to options exercisable within 60 days after April 6, 2026, and (e) 3,322 shares subject to RSUs that vest within 60 days after April 6, 2026.
(3)Includes (a) 1,014 shares held in trust for Mr. Boyle’s wife, for which she is trustee, (b) 13,324,719 shares held in grantor retained annuity trusts for which Mr. Boyle is trustee and income beneficiary, (c) 2,000 shares held in the Boyle Columbia Sportswear Company Voting Trust (the “Voting Trust”), for which Mr. Boyle serves as initial trustee, (d) 457,746 shares held in trusts with respect to which Mr. Boyle has a right of substitution, and (e) 79,284 shares subject to options exercisable within 60 days after April 6, 2026. The Voting Trust provides for the deposit of additional shares of Columbia common stock and the appointment of successor trustees in the event of Mr. Boyle’s death or incapacity (as defined in the voting trust agreement).
(4)Includes 9,337 shares subject to options exercisable within 60 days after April 6, 2026 and 3,322 shares subject to RSUs that vest within 60 days after April 6, 2026.
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(5)Includes 944 shares subject to options exercisable within 60 days after April 6, 2026 and 3,986 shares subject to RSUs that vest within 60 days after April 6, 2026.
(6)Includes 3,986 shares subject to RSUs that vest within 60 days after April 6, 2026.
(7)Includes 5,595 shares subject to options exercisable within 60 days after April 6, 2026 and 2,657 shares subject to RSUs that vest within 60 days after April 6, 2026.
(8)Includes 17,052 shares subject to options exercisable within 60 days after April 6, 2026 and 3,322 shares subject to RSUs that vest within 60 days after April 6, 2026.
(9)Includes 2,657 shares subject to RSUs that vest within 60 days after April 6, 2026.
(10)Includes 6,852 shares subject to options exercisable within 60 days after April 6, 2026 and 2,657 shares subject to RSUs that vest within 60 days after April 6, 2026.
(11)Includes 8,709 shares subject to options exercisable within 60 days after April 6, 2026 and 2,657 shares subject to RSUs that vest within 60 days after April 6, 2026.
(12)Includes 228,873 shares held in two trusts, for which Mr. Joseph P. Boyle is the trustee and 178,376 shares subject to options exercisable within 60 days after April 6, 2026.
(13)Includes 2,250 shares held by Mr. Bragdon’s children and 85,138 shares subject to options exercisable within 60 days after April 6, 2026.
(14)Includes 71,087 shares subject to options exercisable within 60 days after April 6, 2026.
(15)Includes 106,593 shares subject to options exercisable within 60 days after April 6, 2026.
(16)Information regarding Molly Boyle is based on an Amendment to Schedule 13G filed with the SEC on February 13, 2026. As of December 31, 2025, Molly Boyle had sole power to vote or direct the vote of 3,042,207 shares and the sole power to dispose of or to direct the disposition of 2,813,334 shares and shared power to dispose of or to direct the disposition of 228,873 shares.
(17)Information regarding BlackRock, Inc. is based on an Amendment to Schedule 13G filed with the SEC on April 22, 2025. As of March 31, 2025, BlackRock, Inc., had sole power to vote or direct the vote of 2,697,430 shares, sole power to dispose of or to direct the disposition of 2,752,935.
(18)Information regarding Morgan Stanley is based on an Amendment to Schedule 13G filed jointly by Morgan Stanley and Atlanta Capital Management Company, LLC (“Atlanta Capital Management”), a wholly owned subsidiary of Morgan Stanley, on November 7, 2025. As of September 30, 2025, Morgan Stanley was deemed to be the beneficial owner of 3,404,020 shares of Common Stock. Morgan Stanley had shared power to vote or direct the vote of 3,088,794 shares and shared power to dispose of or to direct the disposition of 3,267,536 shares. As of September 30, 2025, Atlanta Capital Management was deemed to be the beneficial owner of 2,820,974 shares of Common Stock. Atlanta Capital Management had shared power to vote or direct the vote of 2,517,457 of such shares and shared power to dispose of or direct the disposition of 2,689,315 of such shares. The business address of Atlanta Capital Management is 1075 Peachtree Street, Suite 2100, Atlanta, GA 30309.
(19)Information regarding The Vanguard Group is based on an Amendment to Schedule 13G filed with the SEC on July 29, 2025. As of June 30, 2025, The Vanguard Group. had shared power to vote or direct the vote of 9,750 shares, sole power to dispose of or to direct the disposition of 2,457,394 and shared power to dispose of or to direct the disposition of 45,569 shares.
(20)Includes 676,493 shares subject to options exercisable within 60 days after April 6, 2026 and 28,566 shares subject to RSUs that vest within 60 days after April 6, 2026. Total includes Richelle T. Luther, Executive Vice President, Chief Administrative Officer and General Counsel, and Craig Zanon, Executive Vice President, Emerging Brands, EMEA and Asia Direct.

Stock Ownership Guidelines
In order to more closely align officers’ interests with our shareholders our Board of Directors adopted stock ownership guidelines for certain officers, including our named executive officers. Under the guidelines, officers are encouraged to hold Columbia stock valued at the following multiple of their annual salary:

Position	Minimum Ownership Guideline
Chairman, CEO, Presidents	6x
Executive Vice Presidents and Named Executive Officers	3x
Senior Vice Presidents	2x
To determine stock ownership levels, the following forms of equity interests in the Company are included: (i) shares owned directly, (ii) shares held by immediate family members residing in the same household or through trusts for the benefit of the officer or his or her immediate family members, (iii) “in-the-money” value of vested stock option awards, and (iv) unvested time-based RSUs. Unvested PRSUs do not count toward the stock ownership calculation. The Company anticipates that officers should be able to achieve the applicable guideline within five years from the date of adoption, or within five years of becoming subject to the guidelines. Until the applicable ownership threshold is met, an executive is encouraged to retain 50% of any RSUs or PRSUs received (on a net after-tax basis) under the Company’s stock-based compensation plans.

Prohibition on Hedging or Pledging Columbia Securities
Columbia’s Insider Trading Policy prohibits the hedging or pledging of Columbia securities by members of our Board and certain senior directors and officers within the Company (level M5 and above). The policy is intended
COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | 61

to prohibit any transaction that would enable an individual to lock in value for securities in exchange for protection against upside or downside movement in our common stock. This policy has historically been interpreted to mean that our Board and certain officers are not allowed to engage in prepaid variable forward contracts, equity swaps, collars, and exchange funds involving our common stock. The prohibition on pledging is intended to ensure that Columbia securities are not used as collateral by the individuals subject to the policy.

Insider Trading Arrangements and Policies
We have adopted insider trading policies and procedures governing the purchase, sale, and/or other distributions of securities of the Company by directors, officers, and employees, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable Nasdaq Global Select Market listing standards. The foregoing summary of our insider trading policies and procedures does not purport to be complete and is qualified by reference to our Insider Trading Policy filed as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. It is also the policy of the Company to comply with all applicable securities laws when transacting in its own securities.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based on a review of reports filed with the SEC, together with written representations by our executive officers and directors, we believe that all of our executive officers, directors, and 10% owners timely complied with all Section 16(a) filing requirements for fiscal 2025, except for one Form 4 for each of Timothy P. Boyle and Joseph P. Boyle, reporting gift transactions, which were inadvertently filed late in July 2025.
62 | COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Online Meeting
Our Board of Directors has authorized us to conduct the Annual Meeting solely online via the Internet through online shareholder tools. This format empowers shareholders to participate fully from any location around the world, at no cost.

Voting
Who Can Vote. Only shareholders of the Company at the close of business on April 6, 2026 are entitled to notice of and to vote at the Annual Meeting or any adjournments of the Annual Meeting. At the close of business on the Record Date, 51,140,792 shares of our common stock, the only authorized class of voting security of the Company, were issued and outstanding. Because holders of common stock are entitled to one vote per share, a total of 51,140,792 votes are entitled to be cast at the Annual Meeting.

Quorum. The presence of the holders of a majority of the outstanding shares of our common stock, in person or by proxy, will constitute a quorum for transacting business at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum at the meeting.

“Shareholder of Record” and “Beneficial Shareholder.” If your shares are owned directly in your name in an account with our stock transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” of those shares in your account. If your shares are held in an account with a broker, bank, or other nominee as custodian on your behalf, you are considered a “beneficial shareholder” of those shares, which are held in street name. The broker, bank, or other nominee is considered the shareholder of record for those shares. As the beneficial owner, you have the right to instruct the broker, bank, or other nominee on how to vote the shares in your account. In order for your shares to be voted in the way you would like, you must provide voting instructions to your broker, bank, or other nominee by the deadline provided in the proxy materials you receive from your broker, bank, or other nominee. If you do not provide voting instructions to your broker, bank, or other nominee, whether your shares can be voted on your behalf depends on the type of item being considered for vote. Brokers are permitted to exercise discretionary voting authority only on “routine” matters. Therefore, your broker may vote on Item No. 2 (“To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2026”) even if you do not provide voting instructions because it is considered a routine matter. Your broker is not permitted to vote on the other agenda items if you do not provide voting instructions because those items involve matters that are not considered routine.

How You Can Vote. Whether you are a shareholder of record or a beneficial shareholder, you may direct how your shares are voted without participating in the Annual Meeting. We encourage shareholders to vote well before the Annual Meeting, even if they plan to attend the virtual meeting, by completing proxies online or by telephone (at 1-800-690-6903), or, if they received printed copies of these materials, by mailing their proxy cards. Shareholders can vote via the Internet in advance of or during the meeting. Shareholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/COLM2026 to vote or submit questions during the meeting. Voting online during the meeting will replace any previous votes.
To vote by proxy:

If you are a Shareholder of Record:	If you are a Beneficial Shareholder:
Please promptly complete, sign, date, and return the enclosed proxy card. You may also grant a proxy by calling 1-800-690-6903 or via the Internet by visiting www.proxyvote.com by 11:59 p.m. Eastern Time on June 9, 2026.
Please vote your shares by following the instructions set forth in the Notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone or via the Internet.

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Proxies. The Board appointed the following executive officers to act as proxies: Timothy P. Boyle, Jim A. Swanson and Richelle T. Luther (collectively, the “Proxies”). If you sign and return your proxy card or voting instruction form with voting instructions, one or more of the Proxies will vote your shares as you direct on the matters described in this Proxy Statement. If you sign and return your proxy card or voting instruction form without voting instructions, one or more of the Proxies will vote your shares as recommended by the Board.

How You Can Revoke Your Proxy or Change Your Vote. Shareholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote online during the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting. Beneficial shareholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or by voting online during the Annual Meeting.
Any written notice revoking a proxy should be sent to Columbia Sportswear Company, Attention: Corporate Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229.

Voting Standards.

Item	Proposal	Board Vote Recommendation	Vote Requirement for Approval	Effect of Abstentions	Effect of Broker Non-Vote
1.	Elect 10 directors(1)	FOR ALL	The ten nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors	No effect	No effect. No broker discretion to vote.

2.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2026	FOR	Majority of shares cast	No effect	Discretionary vote.

3.	Approve, by non-binding vote, executive compensation	FOR	Majority of shares cast	No effect	No effect. No broker discretion to vote.
4.	Approve the Columbia Sportswear Company Amended and Restated 2020 Stock Incentive Plan	FOR	Majority of shares cast	No effect	No effect. No broker discretion to vote.
5.	Consider a shareholder proposal described in the accompanying proxy statement, if properly presented at the meeting	AGAINST	Majority of shares cast	No effect	No effect. No broker discretion to vote.
(1)If any of the nominees for directors at the Annual Meeting becomes unavailable for election for any reason, the Proxies will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.

Attending
Admission. If you plan to attend the Annual Meeting, please be aware of what you will need to gain admission, as described below. If you do not comply with the procedures described here for attending the Annual Meeting, you will not be able to participate in the Annual Meeting. You are entitled to attend and participate in the virtual Annual Meeting only if you were a Columbia shareholder as of the close of business on April 6, 2026 or if you hold a valid proxy for the Annual Meeting.
To attend online and participate in the Annual Meeting, shareholders of record will need to use their control number on their Notice of Internet Availability of Proxy Materials or proxy card to log into www.virtualshareholdermeeting.com/COLM2026. Beneficial shareholders who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the shareholder communications mailbox to link through to the Annual Meeting; instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.
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We encourage you to access the Annual Meeting prior to the start time. If you wish to attend the Annual Meeting by remote communication, please log into the online site in advance of the meeting. Log-in will begin at 2:45 p.m. Pacific Time.

Asking Questions. Once online access to the Annual Meeting is open, shareholders may submit questions, if any, on www.virtualshareholdermeeting.com/COLM2026. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

Discretionary Authority. We do not know of any matters to be voted on by shareholders at the Annual Meeting other than those included in this Proxy Statement. If any matter, other than those presented in this Proxy Statement, is properly presented at the meeting, your executed proxy gives the Proxies discretionary authority to vote your shares in accordance with their best judgment with respect to the matter.

Annual Meeting Voting Results. Our inspector of elections will tabulate the vote at the Annual Meeting. We will provide voting results on our website and in a Current Report on Form 8-K filed with the SEC.
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ADDITIONAL INFORMATION
Solicitation Expenses
The expense of soliciting proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement, 2025 Annual Report to Shareholders, and proxy card, will be borne by Columbia. We will ask fiduciaries, custodians, brokerage houses, and similar parties to forward copies of proxy materials to beneficial owners of our common stock, and we will reimburse these parties for their reasonable and customary charges for distribution expenses. Proxies may be solicited by use of the mail and the Internet, and our directors, officers and employees may also solicit proxies by telephone, facsimile and personal contact. No additional compensation will be paid for these services.

Electronic Delivery of Proxy Materials
In accordance with SEC rules, Columbia’s proxy materials are available to all shareholders on the Internet. Instead of receiving paper copies of the Notice, Proxy Statement, 2025 Annual Report to Shareholders, and proxy card in the mail, you may access these communications electronically via the Internet. If you received any proxy materials in the mail this year and would like to receive the materials electronically next year, please write to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. You may also contact Investor Relations at (503) 985-4000. Once you provide your consent to receive electronic delivery of proxy materials via the Internet, your consent will remain in effect until you revoke it.

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” may be more convenient for shareholders and less expensive for companies. A number of brokers with accountholders who are Company shareholders will be householding our Notice or proxy materials. If you have received notice from Columbia or your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent to householding. If you wish to receive a separate set of our proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. You may also contact Investor Relations at (503) 985-4000. If at any time you no longer wish to participate in householding, please notify your broker or write to us at the address listed above. If you currently receive multiple copies of the proxy materials and would like to request householding, please contact your broker or write to us at the address above.

Form 10-K
We will provide without charge upon the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting, a paper copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2025. Written requests should be mailed to Corporate Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229.

Other Materials
All materials filed by us with the SEC may be obtained through the SEC’s website at www.sec.gov.

Communications with the Board
If a shareholder wishes to communicate with any of our non-management directors or the Board of Directors as a group, the shareholder may do so by writing to the member or members of the Board, c/o Corporate Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. Communications will be reviewed and compiled by the Secretary and submitted to the individual director or directors to whom the communications are addressed as appropriate. Communications with the Board regarding recommendations of individuals for consideration by
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the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must be made in accordance with the policy described below.

2027 Shareholder Proposals or Nominations
Shareholder Proposals to be Included in Columbia’s Proxy Statement. To be considered for inclusion in proxy materials for our 2027 annual meeting of shareholders, a shareholder proposal must be received by Columbia by December 25, 2026.

Shareholder Proposals Not to be Included in the Company’s Proxy Statement. Shareholders may present proposals for action at this Annual Meeting or at another annual meeting of shareholders in accordance with Columbia’s bylaws, a paper copy of which is available upon written request to Columbia Sportswear Company, Attention: Corporate Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229. A shareholder must deliver timely notice of the proposed business to the Secretary. For purposes of our 2027 annual meeting of shareholders, to be timely, the notice must be received by Columbia no earlier than December 25, 2026, and no later than January 24, 2027.

Shareholder Nominations for Director. Shareholders may nominate director candidates for election to the Board at an annual meeting by delivering a timely written recommendation to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. The submission must include (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and residence address of each nominee, (c) the principal occupation or employment of each nominee and the five-year employment history with employer names and a description of the employer’s business, (d) the class and number of shares of the Company that are beneficially owned by each nominee and by the nominating shareholder, (e) whether the individual can read and understand financial statements, and board memberships, if any, (f) any other information concerning the nominee that must be disclosed in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (g) the signed consent of each nominee to serve as a director of the Company if elected. Recommendations received by January 24, 2027 will be considered for nomination at the 2027 annual meeting of shareholders. Recommendations received after January 24, 2027 and before the applicable deadline for the 2028 annual meeting of shareholders will be considered for nomination at the 2028 annual meeting of shareholders. In addition, to comply with universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Columbia’s nominees for the 2027 annual meeting of shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 11, 2027.

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APPENDIX A

COLUMBIA SPORTSWEAR COMPANY
2020 STOCK INCENTIVE PLAN

(As amended and restated effective as of __________, 2026 (the “Restatement Effective Date”))

1.    Purpose. The purpose of this 2020 Stock Incentive Plan (the “Plan”) is to enable Columbia Sportswear Company (the “Company”) to attract and retain the services of (i) selected employees, officers and directors of the Company or any parent or subsidiary of the Company and (ii) selected nonemployee agents, consultants, advisors and independent contractors of the Company or any parent or subsidiary of the Company. For purposes of this Plan, a person is considered to be employed by or in the service of the Company if the person is employed by or in the service of the Company or any parent or subsidiary of the Company (in which case, the Company, parent or subsidiary is referred to as an “Employer”).

2.    Shares Subject to the Plan.

2.1.    Shares Subject to the Plan. Subject to adjustment as provided below and in Section 10, the shares to be offered under the Plan shall consist of common stock of the Company, no par value (“Common Stock”), and the total number of shares of Common Stock that may be issued under the Plan is 9 million shares. Subject to adjustment as provided in Section 10.1, no more than 9 million shares may be issued under the Plan through the grant of Incentive Stock Options (as defined in Section 5).

2.2.    Share Usage. Shares of Common Stock covered by an award shall not be counted as used unless and until they are actually issued and delivered to the recipient. If all or any portion of an option or Performance-based Award granted under the Plan or a restricted stock units award expires, terminates, is cancelled, or otherwise does not result in all the shares subject to such award being issued (including as a result of shares being withheld to pay the exercise price of an option or to satisfy tax withholding obligations under an award), the unissued shares subject to that option, Performance-based Award or restricted stock units award shall again be available under the Plan. If shares awarded as a stock bonus or restricted stock award pursuant to Section 7 or sold pursuant to Section 8 under the Plan are forfeited to or repurchased by the Company, the number of shares forfeited or repurchased shall again be available under the Plan. The payment of an award in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan.

2.3    Limitations on Compensation to Nonemployee Directors. The aggregate value of cash compensation and the grant date fair value of shares of Common Stock (computed as of the date of grant in accordance with applicable financial accounting rules) that may be awarded or granted during any calendar-year period to any nonemployee member of the Board of Directors (the “Nonemployee Directors”) in respect of the Nonemployee Director’s service as a member of the Board of Directors shall not exceed $750,000 (excluding awards made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainer fees). Notwithstanding the foregoing, the Board of Directors may at any time provide any Nonemployee Director with a retainer or other fee in addition to the amount stated above for service on a specific purpose committee or for any other special service, in each case determined in the discretion of the Board of Directors.

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3.    Effective Date and Duration of Plan.

3.1.    Effective Date. The Plan shall become effective on the date of its initial approval by the shareholders of the Company (the “Effective Date”). Awards may be granted under the Plan at any time after the Effective Date and before suspension or termination of the Plan.

3.2.    Duration. The Plan shall continue in effect until all shares available for issuance under the Plan have been issued and all restrictions on such shares have lapsed. The Board of Directors may suspend or terminate the Plan at any time except with respect to options, Performance-based Awards, restricted stock units and shares subject to restrictions then outstanding under the Plan. Termination shall not affect any outstanding options, any outstanding Performance-based Awards, any outstanding restricted stock units or any right of the Company to repurchase shares or the forfeitability of shares issued under the Plan.

4.    Administration.

4.1.    Board of Directors. The Plan shall be administered by the Board of Directors of the Company, which shall determine and designate from time to time the individuals to whom awards shall be made, the amount of the awards and the other terms and conditions of the awards. Subject to the provisions of the Plan, the Board of Directors may from time to time adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, waive or modify any restriction applicable to awards (except those restrictions imposed by law), determine the form of payment for awards (in cash, in shares, in some combination thereof or in any other manner approved by the Board of Directors), and make all other determinations in the judgment of the Board of Directors necessary or desirable for the administration of the Plan. The interpretation and construction of the provisions of the Plan and related agreements by the Board of Directors shall be final and conclusive. The Board of Directors may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency.

4.2.    Committee. The Board of Directors may delegate to any committee of the Board of Directors (the “Committee”) any or all authority for administration of the Plan. If authority is delegated to the Committee, all references to the Board of Directors in the Plan shall mean and relate to the Committee, except (i) as otherwise provided by the Board of Directors and (ii) that only the Board of Directors may amend or terminate the Plan as provided in Sections 3 and 11.

4.3.    Officers. The Board of Directors may delegate to any officer or officers of the Company authority to grant awards under the Plan, subject to any restrictions imposed by the Board of Directors and any restrictions and terms imposed by applicable law or regulations.

4.4.    Non-U.S. Provisions. Notwithstanding anything in the Plan to the contrary, with respect to any person eligible for awards under the Plan who is resident outside the United States, the Board of Directors may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms with the requirements of local law or to meet the goals and objectives of the Plan or to permit the Plan to operate in a qualified or tax-efficient manner, and may, in its sole discretion, establish administrative rules and procedures to facilitate the operation of the Plan in such non-U.S. jurisdictions. The Board may, where it deems appropriate in its sole discretion, establish one or more sub-plans for these purposes.

5.    Types of Awards; Eligibility. The Board of Directors may, from time to time, take the following actions, separately or in combination, under the Plan: (i) grant Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), as provided in
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Sections 6.1 and 6.2; (ii) grant options other than Incentive Stock Options (“Non-Statutory Stock Options”) as provided in Sections 6.1 and 6.3; (iii) award stock bonuses or restricted stock units as provided in Section 7; (iv) sell shares subject to restrictions as provided in Section 8; and (v) award Performance-based Awards as provided in Section 9. Awards may be made to employees, including employees who are officers or directors, and to other individuals described in Section 1 who the Board of Directors believes have made or will make an important contribution to the Company; provided, however, that only employees of the Company or any parent or subsidiary of the Company (as defined in subsections 424(e) and 424(f) of the Code) shall be eligible to receive Incentive Stock Options under the Plan. The Board of Directors shall select the individuals to whom awards shall be made and shall specify the action taken with respect to each individual to whom an award is made. Subject to Section 17, at the discretion of the Board of Directors, an individual may be given an election to surrender an award in exchange for the grant of a new award.

6.    Option Grants.

6.1.    General Rules Relating to Options.

6.1-1    Terms of Grant. The Board of Directors may grant options under the Plan. With respect to each option grant, the Board of Directors shall determine the number of shares subject to the option, the option exercise price, the period of the option, the time or times at which the option may be exercised and whether the option is an Incentive Stock Option or a Non-Statutory Stock Option.

6.1-2    Exercise of Options. Except as provided in Section 6.1-4 or as determined by the Board of Directors, no option granted under the Plan may be exercised unless at the time of such exercise the optionee is employed by or in the service of the Company and shall have been so employed or provided such service continuously since the date the option was granted. Except as provided in Sections 6.1-4 and 10, options granted under the Plan may be exercised from time to time over the period stated in each option in such amounts and at such times as shall be prescribed by the Board of Directors, provided that, unless the Board of Directors determines otherwise, options shall not be exercised for fractional shares. Unless otherwise determined by the Board of Directors, if an optionee does not exercise an option in any one year with respect to the full number of shares to which the optionee is entitled in that year, the optionee’s rights shall be cumulative and the optionee may purchase those shares in any subsequent year during the term of the option.

6.1-3    Nontransferability. Each Incentive Stock Option and, unless otherwise determined by the Board of Directors, each other option granted under the Plan by its terms (i) shall be nonassignable and nontransferable by the optionee, either voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the optionee’s domicile at the time of death, and (ii) during the optionee’s lifetime, shall be exercisable only by the optionee. Each option shall further be nontransferable for value or to a third-party financial institution without prior shareholder approval.

6.1-4    Termination of Employment or Service.

6.1-4(a)    General Rule. Unless otherwise determined by the Board of Directors or otherwise set forth in an option agreement or required under applicable law, in the event an optionee’s employment or service with the Company terminates for any reason other than because of total disability or death as provided in Sections 6.1-4(b) and (c), his or her option may be exercised at any time before the expiration date of the option or the expiration of the post-termination exercise period after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. The post-termination exercise period for a grant is set forth in an option agreement.
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6.1-4(b)    Termination Because of Total Disability. Unless otherwise determined by the Board of Directors or otherwise set forth in an option agreement, in the event an optionee’s employment or service with the Company terminates because of total disability, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of termination, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of termination. The term “total disability” shall be defined under the Company’s long-term disability policy.

6.1-4(c)    Termination Because of Death. Unless otherwise determined by the Board of Directors or otherwise set forth in an option agreement, in the event of an optionee’s death while employed by or providing service to the Company, his or her option may be exercised at any time before the expiration date of the option or before the date 12 months after the date of death, whichever is the shorter period, but only if and to the extent the optionee was entitled to exercise the option at the date of death and only by the person or persons to whom the optionee’s rights under the option shall pass by the optionee’s will or by the laws of descent and distribution of the state or country of domicile at the time of death.

6.1-4(d)    Amendment of Exercise Period Applicable to Termination. The Board of Directors may at any time prior to the expiration of an option extend the applicable post-termination exercise periods by any length of time not longer than the original expiration date of the option. The Board of Directors may at any time increase the portion of an option that is exercisable, subject to such terms and conditions as the Board of Directors may determine.

6.1-4(e)    Failure to Exercise Option. To the extent that the option of any deceased optionee or any optionee whose employment or service terminates is not exercised within the applicable period, all further rights to purchase shares pursuant to the option shall cease and terminate.

6.1-4(f)    Leave of Absence. Absence on leave approved by the Employer or on account of illness or disability shall not be deemed a termination or interruption of employment or service. Unless otherwise determined by the Board of Directors, vesting of options shall continue during a medical, family or military leave of absence, whether paid or unpaid, and vesting of options shall be suspended during any other unpaid leave of absence greater than 30 days.

6.1-5    Purchase of Shares.

6.1-5(a)    Notice of Exercise. Unless the Board of Directors determines otherwise, shares may be acquired pursuant to an option granted under the Plan only upon the receipt by the Company, or by a broker or other agent as directed or approved by the Company, of written notice from the optionee of the optionee’s binding commitment to purchase shares, specifying the number of shares the optionee desires to purchase under the option and the date on which the optionee agrees to complete the transaction, and, if required in order to comply with the Securities Act of 1933, as amended, containing a representation that it is the optionee’s present intention to acquire the shares for investment and not with a view to distribution.

6.1-5(b)    Payment. Unless the Board of Directors determines otherwise, on or before the date specified for completion of the purchase of shares pursuant to an option exercise, the optionee must have paid the Company the full purchase price of those shares in cash or by check or, with the consent of the Board of Directors, in whole or in part, in Common Stock of the Company valued at fair market value, restricted stock, or other contingent awards denominated in either stock or cash, and other forms of permitted consideration. The fair market value of Common Stock provided in payment of the purchase price shall be the closing price of the Common Stock last reported before the
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time payment in Common Stock is made or, if earlier, committed to be made, if the Common Stock is publicly traded, or another value of the Common Stock as shall be specified by the Board of Directors. No shares shall be issued until full payment for the shares has been made, including all amounts owed for tax withholding. With the consent of the Board of Directors, an optionee may request the Company to apply automatically the shares to be received upon the exercise of a portion of a Non-Statutory Stock Option (even though stock certificates have not yet been issued) to satisfy the purchase price for additional portions of the option.

6.1-5(c)    Tax Withholding. Each optionee who has exercised an option shall, immediately upon notification of the amount due, if any, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state, local and non-U.S. tax withholding requirements. If additional withholding is or becomes required (as a result of exercise of an option or as a result of disposition of shares acquired pursuant to exercise of an option) beyond any amount deposited before delivery of the certificates, the optionee shall pay such amount, in cash or by check, to the Company on demand. If the optionee fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the optionee, including salary, subject to applicable law. The Company shall have the right, but not the obligation, to deduct from any and all payments made under the Plan, or to require the optionee, to satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued upon exercise or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the maximum amount necessary to satisfy the required tax obligation based on the maximum individual statutory rate in the applicable jurisdiction. The Company shall have no obligation to deliver shares of stock until the Company’s tax withholding obligations have been satisfied by the optionee.

6.1-5(d)    Reduction of Reserved Shares. Upon the exercise of an option, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued upon exercise of the option (less the number of any shares surrendered in payment for the exercise price or withheld to satisfy tax obligations).

6.1-6    Limitations on Grants to Non-Exempt Employees. Unless otherwise determined by the Board of Directors, if an employee of the Company or any parent or subsidiary of the Company is a non-exempt employee subject to the overtime compensation provisions of Section 7 of the Fair Labor Standards Act (the “FLSA”), any option granted to that employee shall be subject to the following restrictions: (i) the option price shall be at least 85 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted; and (ii) the option shall not be exercisable until at least six months after the date it is granted; provided, however, that this six-month restriction on exercisability will cease to apply if the employee dies, becomes disabled or retires, there is a change in ownership of the Company, or in other circumstances permitted by regulation, all as prescribed in Section 7(e)(8)(B) of the FLSA.

6.2.    Incentive Stock Options. Incentive Stock Options shall be subject to the following additional terms and conditions:

6.2-1    Limitation on Amount of Grants. If the aggregate fair market value of stock (determined as of the date the option with respect to such stock is granted) with respect to which Incentive Stock Options granted under this Plan (and any other stock incentive plan of the Company or its parent or subsidiary corporations) are exercisable for the first time by an employee during any calendar year exceeds $100,000, the portion of the option or options not exceeding $100,000 will be treated as an Incentive Stock Option and the portion of the option exceeding $100,000 will be treated as a Non-Statutory Stock Option. The preceding sentence will be applied by taking options into account in the order in which they were granted. The Company may designate stock that is treated as acquired pursuant to exercise of an option that is in part an Incentive Stock Option and in part a Non-
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Statutory Stock Option as Incentive Stock Option stock by issuing a separate certificate for that stock and identifying the certificate as Incentive Stock Option stock in its stock records. In the absence of such a designation, each share of stock issued pursuant to exercise of the option will be treated in part as Incentive Stock Option stock and in part as Non-Statutory Stock Option stock.

6.2-2    Limitations on Grants to 10 Percent Shareholders. An Incentive Stock Option may be granted under the Plan to an employee possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any parent or subsidiary (as defined in subsections 424(e) and 424(f) of the Code) only if the option price is at least 110 percent of the fair market value, as described in Section 6.2-4, of the Common Stock subject to the option on the date it is granted and the option by its terms is not exercisable after the expiration of five years from the date it is granted.

6.2-3    Duration of Options. Subject to Sections 6.1-2, 6.1-4 and 6.2-2, Incentive Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors, except that no Incentive Stock Option shall be exercisable after the expiration of 10 years from the date it is granted.

6.2-4    Option Price. The option price per share shall be determined by the Board of Directors at the time of grant. The option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Incentive Stock Option at the date the option is granted, except in the case of options treated as Substitute Awards (as defined in Section 10.4). The fair market value shall be the closing price of the Common Stock on the day the option is granted, if the stock is publicly traded, or, another value of the Common Stock as shall be specified by the Board of Directors.

6.2-5    Limitation on Time of Grant. No Incentive Stock Option shall be granted on or after the tenth anniversary of the last action by the Board of Directors adopting the Plan or approving any amendment to the Plan that constitutes the adoption of a new Plan for purposes of Section 422 of the Code. If the Company’s shareholders do not approve the Plan within 12 months of such adoption or amendment, any Incentive Stock Options granted under the Plan after the date of such adoption or amendment will be treated as Non-Statutory Stock Options.

6.2-6    Early Dispositions. If within two years after an Incentive Stock Option is granted or within 12 months after an Incentive Stock Option is exercised, the optionee sells or otherwise disposes of Common Stock acquired on exercise of the Option, the optionee shall within 30 days of the sale or disposition notify the Company in writing of (i) the date of the sale or disposition, (ii) the amount realized on the sale or disposition and (iii) the nature of the disposition (e.g., sale, gift, etc.).

6.3.    Non-Statutory Stock Options. Non-Statutory Stock Options shall be subject to the following terms and conditions, in addition to those set forth in Section 6.1 above:

6.3-1    Option Price. The option price per share for Non-Statutory Stock Options shall be determined by the Board of Directors at the time of grant. The option price shall not be less than 100 percent of the fair market value of the Common Stock covered by the Non-Statutory Stock Option at the date the option is granted, except in the case of options treated as Substitute Awards. The fair market value shall be the closing price of the Common Stock reported on the day the option is granted, if the stock is publicly traded, or, another value of the Common Stock as shall be specified by the Board of Directors.

6.3-2    Duration of Options. Subject to Sections 6.1-2 and 6.1-4, Non-Statutory Stock Options granted under the Plan shall continue in effect for the period fixed by the Board of Directors.

A-6 | COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement

7.    Stock Bonuses and Restricted Stock Units. The Board of Directors may award shares under the Plan as stock bonuses or restricted stock units. Shares awarded as a stock bonus or restricted stock units shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability and forfeiture of the shares awarded, together with such other restrictions as may be determined by the Board of Directors. The Board of Directors may require the recipient to sign an agreement as a condition of the award, but may not require the recipient to pay any monetary consideration other than amounts necessary to satisfy tax withholding requirements. The agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares awarded shall bear any legends required by the Board of Directors. The Company may require any recipient of an award to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state, local or non-U.S. tax withholding requirements. If the recipient fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the recipient, including salary, subject to applicable law. The Company shall have the right, but not the obligation, to deduct from any and all payments made under the Plan, or to require the recipient, to satisfy this obligation, in whole or in part, by instructing the Company to withhold from the shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the maximum amount necessary to satisfy the required tax obligation based on the maximum individual statutory rate in the applicable jurisdiction. The Company shall have no obligation to deliver shares of stock until the Company’s tax withholding obligations have been satisfied by the recipient. Upon the issuance of a stock bonus or restricted stock unit, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy tax obligations.

8.    Restricted Stock. The Board of Directors may issue shares under the Plan for such consideration (including services) as determined by the Board of Directors. Shares issued under the Plan shall be subject to the terms, conditions and restrictions determined by the Board of Directors. The restrictions may include restrictions concerning transferability, repurchase by the Company and forfeiture of the shares issued, together with such other restrictions as may be determined by the Board of Directors. All Common Stock issued pursuant to this Section 8 shall be subject to a purchase agreement, which shall be executed by the Company and the prospective purchaser of the shares before the delivery of certificates representing such shares to the purchaser. The purchase agreement may contain any terms, conditions, restrictions, representations and warranties required by the Board of Directors. The certificates representing the shares shall bear any legends required by the Board of Directors. The Company may require any purchaser of restricted stock to pay to the Company in cash or by check upon demand amounts necessary to satisfy any applicable federal, state, local, or non-U.S. tax withholding requirements. If the purchaser fails to pay the amount demanded, the Company or the Employer may withhold that amount from other amounts payable to the purchaser, including salary, subject to applicable law. With the consent of the Board of Directors, a purchaser may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so withheld or delivered shall not exceed the maximum amount necessary to satisfy the required tax obligation based on the maximum individual statutory rate in the applicable jurisdiction. Upon the issuance of restricted stock, the number of shares reserved for issuance under the Plan shall be reduced by the number of shares issued, less the number of shares withheld or delivered to satisfy tax obligations.

9.    Performance-based Awards. The Board of Directors may grant awards that vest and become exercisable or payable based on the achievement for the specified Award Period of specified Performance Goals selected by the Board of Directors for such period (“Performance-based Awards”). Performance-based Awards shall be denominated at the time of grant either in Common Stock (“Stock Performance Awards”) or in dollar amounts (“Dollar Performance Awards”). Payment under a Stock
COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | A-7

Performance Award or a Dollar Performance Award shall be made, at the discretion of the Board of Directors, in Common Stock (“Performance Shares”), or in cash or in any combination thereof. Performance-based Awards shall be subject to the following terms and conditions:

9.1.    Award Period. The Board of Directors shall determine the period of time for which a Performance-based Award is made (the “Award Period”).

9.2.    Performance Goals and Payment. The Board of Directors shall establish in writing objective performance goals (“Performance Goals”) that must be met by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during the Award Period as a condition to payment being made under the Performance-based Award.

9.2-1    The Performance Goals for each Performance-based Award may be based on one or more targeted levels of performance with respect to one or more “performance criteria” with respect to the Company or any Business Unit as reported or calculated by the Company, including, but not limited to, the following: earnings, earnings per share, book value per share, stock price appreciation, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on invested capital, working capital, market or economic value added, revenues, operating income (including or excluding depreciation, amortization, unusual or infrequently occurring items, restructuring charges or other expenses), operating margins, inventories, inventory turns, debt, debt plus equity, cost control, strategic initiatives, market share, net income, improvements in capital structure, cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital).

9.2-2    Performance Goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable Business Unit) under one or more of the performance criteria described above relative to the performance of other corporations.

9.2-3    The Board of Directors may provide in any Performance-based Award that any evaluation of performance may include or exclude certain events that occur during an Award Period, including, but not limited to: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) unusual or infrequently occurring items as described in Accounting Standards Codification Subtopic 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, (viii) gains and losses on asset sales, and (ix) any other appropriate adjustments determined by the Board of Directors.

9.2-4    The Board of Directors shall also establish the number of Performance Shares or the amount of cash payment to be made under a Performance-based Award if the Performance Goals are met or exceeded, including the fixing of a maximum payment (subject to Section 9.4).

9.2-5    The Board of Directors may establish other restrictions to payment under a Performance-based Award, such as a continued employment requirement, in addition to satisfaction of the Performance Goals. Some or all of the Performance Shares may be issued at the time of the award as restricted shares subject to forfeiture in whole or in part if Performance Goals or, if applicable, other restrictions are not satisfied.

9.3.    Tax Withholding. Each participant who has received Performance Shares shall, upon notification of the amount due, pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state, local, or non-U.S. tax withholding requirements. If the participant fails to pay the amount demanded, the Company or the Employer may withhold that amount from other
A-8 | COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement

amounts payable to the participant, including salary, subject to applicable law. With the consent of the Board of Directors, a participant may satisfy this obligation, in whole or in part, by instructing the Company to withhold from any shares to be issued or by delivering to the Company other shares of Common Stock; provided, however, that the number of shares so delivered or withheld shall not exceed the maximum amount necessary to satisfy the required tax obligation based on the maximum individual statutory rate in the applicable jurisdiction.

9.4.    Effect on Shares Available. The payment of a Performance-based Award in cash shall not reduce the number of shares of Common Stock reserved for issuance under the Plan. The number of shares of Common Stock reserved for issuance under the Plan shall be reduced by the number of shares issued upon payment of an award, less the number of shares delivered or withheld to satisfy tax obligations.

10.    Changes in Capital Structure.

10.1.    Stock Splits; Stock Dividends; Extraordinary Distributions. If the outstanding Common Stock of the Company is hereafter increased or decreased in number or value or changed into or exchanged for a different number or kind of shares or other securities of the Company or any other Company by reason of any stock split, reverse stock split, spin off, combination or exchange of shares, dividend payable in shares, distribution to shareholders other than a normal cash dividend or recapitalization, reclassification, or other change in the Company’s corporate or capital structure, appropriate adjustment shall be made by the Board of Directors in the number and kind of shares available for grants under the Plan and in all other share amounts set forth in the Plan. In addition, the Board of Directors shall make appropriate adjustment in the number and kind of shares as to which outstanding options and awards, or portions thereof then unexercised or not yet vested or settled, shall be exercisable or payable, and/or the per share price for such outstanding options and awards, so that the optionee’s proportionate interest before and after the occurrence of the event is maintained. Notwithstanding the foregoing, the Board of Directors shall have no obligation to effect any adjustment that would or might result in the issuance of fractional shares, and any fractional shares resulting from any adjustment may be disregarded or provided for in any manner determined by the Board of Directors. Any such adjustments made by the Board of Directors shall be conclusive.

10.2.    Mergers, Reorganizations, Etc. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, split-off, spin-off or reorganization to which the Company is a party or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the Company’s assets or of more than 50% of the Company’s outstanding shares of Common Stock (each, a “Transaction”), the Board of Directors shall, in its sole discretion and to the extent possible under the structure of the Transaction, select one of the following alternatives for treating outstanding awards under the Plan, in each case provided that the Transaction is consummated:

10.2-1    Outstanding awards shall remain in effect in accordance with their terms.

10.2-2    Outstanding awards shall be assumed, converted into or exchanged for awards with respect to stock in one or more of the corporations, including the Company, that are the surviving or acquiring corporations in the Transaction (or in a parent corporation). The amount and type of securities subject thereto and exercise price of any converted options shall be determined by the Board of Directors of the Company, taking into account the relative values of the companies involved in the Transaction and the exchange rate, if any, used in determining shares of the surviving corporation(s) to be held by holders of shares of the Company following the Transaction. Unless otherwise determined by the Board of Directors, the assumed, converted or exchanged awards shall be vested and/or free from applicable restrictions only to the extent that such requirements relating to awards granted hereunder have been satisfied.
COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | A-9

10.2-3    The Board of Directors shall provide a period of 30 days or less before the consummation of the Transaction during which outstanding options may be exercised to the extent then exercisable, and upon the expiration of that period, all unexercised options shall immediately terminate. The Board of Directors may, in its sole discretion, accelerate the exercisability of options so that they are exercisable in full during that period. The Board of Directors may, in its sole discretion, provide that any or all other outstanding awards granted under the Plan shall terminate upon or immediately prior to the consummation of the Transaction and/or accelerate the vesting and/or waive any applicable restrictions upon the expiration of the period provided as described in this Section 10.2-3 or upon or immediately prior to the consummation of the Transaction.

10.2-4    The Board of Directors, in its sole discretion, shall provide that outstanding awards shall terminate either upon or immediately prior to consummation of a Transaction and that holders of such awards shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the value of the per share consideration received by holders of Common Stock in the Transaction, or, in the event the Transaction does not result in direct receipt of consideration by holders of Common Stock, the value of the deemed per share consideration received, in each case as determined by the Board of Directors in its sole discretion, multiplied by the number of shares of Common Stock subject to such outstanding awards (to the extent then vested and/or exercisable or whether or not then vested and/or exercisable, as determined by the Board of Directors in its sole discretion) exceeds (y) if applicable, the respective aggregate exercise price or grant price for such awards, if any.

10.2-5    For the avoidance of doubt, nothing in this Section 10.2 requires all outstanding awards to be treated similarly.

10.3.    Dissolution of the Company. Unless otherwise determined by the Board of Directors in its sole discretion, in the event of the dissolution or liquidation of the Company, outstanding awards shall automatically terminate immediately prior to such dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an award has not been waived by the Board of Directors, the award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

10.4.    Rights Issued by Another Corporation. The Board of Directors may also grant options, stock bonuses, restricted stock units and Performance-based Awards and issue restricted stock under the Plan having terms, conditions and provisions that vary from those specified in this Plan, provided that any such awards are granted in exchange or substitution for, or in connection with the assumption or conversion of, existing options, stock bonuses, restricted stock units, performance-based awards and restricted stock granted, awarded or issued by another corporation and assumed, converted, exchanged or otherwise agreed to be provided for by the Company pursuant to or by reason of a Transaction (such awards, “Substitute Awards”).

11.    Amendment of the Plan. The Board of Directors may at any time, modify or amend the Plan in such respects as it shall deem advisable because of changes in the law while the Plan is in effect or for any other reason, subject to shareholder approval to the extent required by applicable law or applicable stock exchange listing requirements. Except as provided in Section 10, however, no change in an award already granted shall be made without the written consent of the holder of the award if the change would adversely affect the holder to a material extent.

12.    Deferral Arrangements. The Board of Directors may permit or require the deferral of any award or related payment thereunder into a deferred compensation arrangement, subject to such rules and procedures as it may establish and in accordance with Section 409A of the Code, which may
A-10 | COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement

include provisions for the payment or crediting of interest or dividend equivalent rights, including converting such credits into deferred stock units.

13.    Nontransferability of Awards. An award (other than a fully vested stock bonus) may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient; provided that, subject to Section 6.1-3, the Board of Directors may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability.

14.    Approvals. The Company’s obligations under the Plan are subject to all applicable laws, rules and regulations and to the approval of federal, state and non-U.S. authorities or agencies with jurisdiction in the matter. The Company will use its best efforts to comply with applicable law and regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with grants under the Plan. The foregoing notwithstanding, the Company shall not be obligated to issue or deliver Common Stock under the Plan if such issuance or delivery would violate applicable federal, state or non-U.S. laws, rules or regulations.

15.    Employment and Service Rights. Nothing in the Plan or any award pursuant to the Plan shall (i) confer upon any employee any right to be continued in the service or employment of an Employer or interfere in any way with the Employer’s right to terminate such employee’s employment at will at any time, for any reason, with or without cause, or to decrease such employee’s compensation or benefits, or (ii) confer upon any person engaged by an Employer any right to be retained or employed by the Employer or to the continuation, extension, renewal or modification of any compensation, contract or arrangement with or by the Employer.

16.    Rights as a Shareholder. The recipient of any award under the Plan shall have no rights as a shareholder with respect to any Common Stock until the date the recipient becomes the holder of record of those shares. Participants may, if the Board of Directors so determines, be credited with dividends or dividend equivalents with respect to shares of Common Stock underlying an award, other than with respect to options, in a manner determined by the Board of Directors in its sole discretion. The Board of Directors may apply any restrictions to the dividends or dividend equivalents that the Board of Directors deems appropriate and may, in its sole discretion, determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock or a combination thereof. Notwithstanding the foregoing or anything in the Plan to the contrary, any dividends or dividend equivalents shall accrue and be paid only to the extent the underlying award becomes vested or payable.

17.    Option Repricing. In no event shall the Board of Directors have the right, without shareholder approval, to (i) lower the price of an option after it is granted, except in connection with adjustments provided in Section 10; (ii) take any other action that is treated as a repricing under generally accepted accounting principles; or (iii) cancel an option at a time when its exercise price exceeds the fair market value of the underlying stock, in exchange for cash, another option, stock appreciation right, restricted stock, or other equity, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.

18.    Recoupment. All awards granted under the Plan, including any amount received in connection therewith, shall be subject to recoupment, cancellation, rescission, payback or other action in accordance with the Company’s 2023 Incentive Compensation Recovery Policy and the Company’s Incentive Compensation Recovery Policy, as each may be amended from time to time, or otherwise in accordance with the requirements of applicable law or the listing standards of any national securities exchange or association on which the Company’s securities are listed, to the extent recipients of awards
COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement | A-11

are covered by such policies, applicable law or listing standards. In addition, awards may be subject to such other clawback, recovery or recoupment policy or provisions in an award agreement as the Board of Directors determines necessary or appropriate for an award. No recovery of compensation under such a clawback policy or provision shall be an event giving rise to a right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

19.    Governing Law; Venue and Jurisdiction. The Plan and all determinations and interpretations made and actions taken thereunder, to the extent not otherwise governed by the laws of United States, shall be governed by, and construed in accordance with, the laws of the state of Oregon, exclusive of choice of laws rules. Venue and jurisdiction shall be in the state or federal courts in Washington County, Oregon.

20.    Section 409A of the Code. The Plan and awards granted under the Plan are intended to be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to the Plan or any award granted under the Plan, it is intended that the Plan and such awards granted under the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any award granted under the Plan to the contrary, the Plan and any award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any award granted under the Plan to which Section 409A applies, all references in the Plan or any award granted under the Plan to the termination of the participant’s employment or service are intended to mean the participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if the participant is a “specified employee,” within the meaning of Section 409, then to the extent necessary to avoid subjecting the participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any award granted under the Plan during the six-month period immediately following the participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the participant during such period, but shall instead be accumulated and paid to the participant (or, in the event of the participant’s death, the participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the participant’s separation from service or the participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Board of Directors, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any award granted under the Plan so that the award qualifies for exemption from or complies with Section 409A; provided, however, that the Board of Directors makes no representations that awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to awards granted under the Plan.
A-12 | COLUMBIA SPORTSWEAR COMPANY | 2026 Annual Proxy Statement

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 9, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/COLM2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 9, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V92989-P46314 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COLUMBIA SPORTSWEAR COMPANY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Timothy P. Boyle
02) Stephen E. Babson
03) Andy D. Bryant
04) John W. Culver
05) Charles D. Denson
06) Kevin Mansell
07) Ronald E. Nelson
08) Christiana Smith Shi
09) Sabrina L. Simmons
10) Malia H. Wasson

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
2. To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2026.	☐	☐	☐
3. To approve, by non-binding vote, executive compensation.	☐	☐	☐
4. To approve the Columbia Sportswear Company Amended and Restated 2020 Stock Incentive Plan.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
5. Shareholder proposal regarding proxy access.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2025 Annual Report are available at www.proxyvote.com.

V92990-P46314

COLUMBIA SPORTSWEAR COMPANY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
June 10, 2026

The undersigned hereby appoints Timothy P. Boyle, Jim A. Swanson and Richelle T. Luther, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Columbia Sportswear Company Common Stock that the signatory on the reverse side is entitled to vote, and, in their discretion, to vote upon any other business that may properly come before the Annual Meeting of Shareholders of Columbia Sportswear Company to be held June 10, 2026 or at any adjournments or postponements of the Annual Meeting, with all powers which the signatory on the reverse side would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side